                                                                    Exhibit 10.5


                                                                  EXECUTION COPY



                               SERVICING AGREEMENT


                                      among


                             Babcock & Brown Limited


                                 AerCo Limited


                                      And


                    The Entities Listed on Appendix A Hereto









                           Dated as of July 15, 1998


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                                TABLE OF CONTENTS

                                                                           PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions.....................................................1


                                    ARTICLE 2
                              APPOINTMENT; SERVICES

SECTION 2.01.  Appointment....................................................10
SECTION 2.02.  Services.......................................................11
SECTION 2.03.  Compliance with Applicable Laws................................11


                                    ARTICLE 3
                    STANDARD OF CARE; CONFLICTS OF INTEREST

SECTION 3.01.  Standard of Care...............................................12
SECTION 3.02.  Conflicts of Interest..........................................12
SECTION 3.03.  Standard of Liability..........................................13
SECTION 3.04.  Waiver of Implied Standard.....................................14


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Aircraft Assets................................................15
SECTION 4.02.  Aircraft Assets Related Documents..............................15
SECTION 4.03.  Accounts and Cashflow..........................................16
SECTION 4.04.  Organization and Standing......................................16
SECTION 4.05.  Authority......................................................16
SECTION 4.06.  No Conflicts...................................................17
SECTION 4.07.  Compliance with Applicable Laws................................17


                                    ARTICLE 5
                              SERVICER UNDERTAKINGS

SECTION 5.01.  Staff and Resources............................................18
SECTION 5.02.  Access.........................................................18
SECTION 5.03.  Compliance with Law............................................18
SECTION 5.04.  Commingling....................................................19
SECTION 5.05.  Notes Offering.................................................19



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SECTION 5.06.  Performance Objectives.........................................22
SECTION 5.07.  Management.....................................................22
SECTION 5.08.  Limitations....................................................22
SECTION 5.09.  Location of Performance of Services............................22


                                    ARTICLE 6
                   UNDERTAKINGS OF AERCO AND THE SUBSIDIARIES

SECTION 6.01.  Cooperation....................................................23
SECTION 6.02.  No Representation with Respect to Third Parties................23
SECTION 6.03.  Related Document Amendments....................................23
SECTION 6.04.  Other Services.................................................23
SECTION 6.05.  Ratification...................................................24
SECTION 6.06.  Execution, Amendment, Modification or Termination of
               Aircraft Assets Related Documents..............................24
SECTION 6.07.  AerCo Group Accounts and Cash Arrangements.....................24
SECTION 6.08.  Notification of Bankruptcy.....................................24
SECTION 6.09.  Further Assurances.............................................25
SECTION 6.10.  Communications.................................................25


                                    ARTICLE 7
                      AERCO GROUP RESPONSIBILITY; BUDGETS

SECTION 7.01.  AerCo Group Responsibility.....................................26
SECTION 7.02.  Instructions by AerCo Group....................................26
SECTION 7.03.  Request for Authority..........................................26
SECTION 7.04.  Operating Budget; Aircraft Asset Expenses Budget...............27
SECTION 7.05.  Transaction Approval Requirements..............................30
SECTION 7.06.  Approved Budgets and Transaction Approval Requirements.........31


                                    ARTICLE 8
                                  EFFECTIVENESS

SECTION 8.01. Effectiveness.................................................. 31


                                    ARTICLE 9
                            SERVICING FEES; EXPENSES

SECTION 9.01.  Servicing Fees.................................................32
SECTION 9.02.  Retainer Fee...................................................32

                                       ii
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SECTION 9.03.  Rental Fee.....................................................32
SECTION 9.04.  Incentive Fee..................................................33
SECTION 9.05.  Sale Fees......................................................33
SECTION 9.06.  Expenses.......................................................34

                                   ARTICLE 10
        TERMS; RIGHTS TO TERMINATE; CONSEQUENCES OF TERMINATION; SURVIVAL


SECTION 10.01.  Term..........................................................37
SECTION 10.02.  Right to Terminate............................................37
SECTION 10.03.  Consequences of Termination...................................42
SECTION 10.04.  Survival......................................................44

                                   ARTICLE 11
                                 INDEMNIFICATION


SECTION 11.01.  Indemnity.....................................................44
SECTION 11.02.  Procedures for Defense of Claims..............................45
SECTION 11.03.  Reimbursement of Costs........................................46


                                   ARTICLE 12
                            ASSIGNMENT AND DELEGATION


SECTION 12.01.  Assignment and Delegation.....................................46

                                   ARTICLE 13
                                 MISCELLANEOUS

SECTION 13.01.  Notices.......................................................47
SECTION 13.02.  Governing Law.................................................48
SECTION 13.03.  Jurisdiction..................................................48
SECTION 13.04.  Waiver of Jury Trial..........................................48
SECTION 13.05.  Counterparts; Third Party Beneficiaries.......................49
SECTION 13.06.  Entire Agreement..............................................49
SECTION 13.07.  Power of Attorney.............................................49
SECTION 13.08.  Restrictions on Disclosure....................................49
SECTION 13.09.  Rights of Setoff..............................................50
SECTION 13.10.  Reliance..................................................... 50


                                      iii

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                                   SCHEDULES


APPENDIX A..........................................................Subsidiaries
SCHEDULE 2.02(a)........................................................Services
SCHEDULE 4.01...........................................................Aircraft
SCHEDULE 4.03......................................................Bank Accounts
SCHEDULE 7.04(b)(1)................One Year Initial Period Asset Expenses Budget
SCHEDULE 7.04(b)(2)..............Three Year Initial Period Asset Expenses Budget
SCHEDULE 10.01.............................................Rental Fee Percentage
SCHEDULE 8 to Schedule 2.02(a)..............Weekly, Monthly and Quarterly Report


ANNEXES

ANNEX 1................................................................Insurance
ANNEX 2......................................................Indenture Covenants


                                    EXHIBITS

EXHIBIT A........................................................Pro Forma Lease
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     SERVICING AGREEMENT dated as of July 15, 1998 (the "AGREEMENT") among
Babcock & Brown Limited (the "SERVICER"), AerCo Limited, a Jersey limited liability company, ("AERCO"), GPA Administrative Services Limited as Administrative Agent, GPA Cash Manager II Limited as Cash Manager, and the entities listed on Appendix A hereto organized as set forth therein (together, the "SUBSIDIARIES").

     For the consideration set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties each agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     Section 1.01. Definitions. The following terms, as used herein, have the following meanings. Unless otherwise defined herein, all capitalized terms used but not defined herein have the meanings assigned to such terms in the offering memorandum with respect to the debt securities offered in connection with the acquisition of the Initial Aircraft (the "OFFERING MEMORANDUM").

     "ADDITIONAL AIRCRAFT" shall mean any aircraft (i.e., the airframe together with any engine owned or leased in by AerCo Group that is (i) installed on such airframe or (ii) subsequently substituted for any such engine) acquired after the Closing Date by AerCo or any of its Subsidiaries for which the Servicer is appointed to provide Services pursuant to Section 2.01(d).

     "ADMINISTRATIVE AGENCY AGREEMENT" means the Administrative Agency Agreement dated the Closing Date, among GPA Administrative Services Limited, as Administrative Agent, AerCo and the Subsidiaries.

     "ADMINISTRATIVE AGENT" means GPA Administrative Services Limited, as administrative agent under the Administrative Agency Agreement.

     "AERCO GROUP" has the meaning assigned to such term in Section 2.01 of this Agreement.

     "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided however, that AerCo and the Subsidiaries, on the one part, and the Servicer and its subsidiaries, on the other part, shall not be considered to be Affiliates of each other.

     "AFTER-TAX BASIS" means on a basis such that any payment received, deemed to have been received or receivable by any Person shall, if necessary, be supplemented by a further payment to that Person so that the sum of the two payments shall, after deduction of all Federal, state, local or other foreign Taxes, penalties, fines, interest, additions to Tax and other charges resulting from the receipt (actual or constructive) or accrual of such payments imposed by or under any Federal, state, local or other foreign law or Governmental Authority (after taking into account any current deduction to which such Person shall be entitled with respect to the amount that gave rise to the underlying payment), be equal to the payment received, deemed to have been received or receivable.


     "AGREEMENT" has the meaning assigned to such term in the preamble hereto.

     "AIRCRAFT" means the Initial Aircraft and any Additional Aircraft.

     "AIRCRAFT ASSETS" means all Initial Aircraft, any Additional Aircraft, any spare parts, spare engines or ancillary equipment or devices furnished therewith and related lease interests owned by any Person within AerCo Group provided however, that Aircraft Assets shall not include any Aircraft Asset (x) that shall have ceased to be an Aircraft Asset pursuant to this Agreement, or (y) in respect of which the Servicer or AerCo shall have terminated the Servicer's obligation to provide Services in accordance with Article 10 of this Agreement.

     "AIRCRAFT ASSET EXPENSES" has the meaning assigned to such term in Section 9.06(b)(i) of this Agreement.

     "AIRCRAFT ASSETS RELATED DOCUMENTS" means all Lease Documents (as defined in the Offering Memorandum) and other contracts and agreements of Persons within AerCo Group the terms of which relate to or affect any of the Aircraft Assets.

     "ANNUAL REVIEW" has the meaning assigned to such term in Section 3.02(c)
Schedule 2.02(a) to this Agreement.

     "APPLICABLE LAW" with respect to any Person means any law, statute, ordinance, rule or regulation or code of conduct or practice of any U.S. Federal, state or local Governmental Authority, the foreign or international Governmental Authority that applies to such Person or any of its properties or assets.

     "APPROVED BUDGET" has the meaning assigned to such term in Section 7.04(g) of this Agreement.

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     "APPROVED BUDGET TARGET" has the meaning assigned to such term in Section
9.04(a).

     "ASSET EXPENSES BUDGET" has the meaning assigned to such term in Section 7.04(a)(ii) of this Agreement.

     "BANK ACCOUNTS" has the meaning assigned to such term in Section 6.01(b) of
Schedule 2.02(a) to this Agreement.

     "BASE SALES FEE" has the meaning assigned to such term in Section 9.01(d) of this Agreement.

     "BUSINESS DAY" means a day on which U.S. dollar deposits may be dealt on the London inter-bank market and commercial banks and foreign exchange markets are open in New York, New York and London, England.

     "CALCULATION DATE" means the calculation date as defined in the Indenture.

     "CASH MANAGEMENT AGREEMENT" means the Cash Management Agreement to be dated as of the date hereof, among GPA Cash Manager II Limited as Cash Manager, AerCo and Bankers Trust Company, solely in its capacity as indenture trustee and security trustee.

     "CASH MANAGER" means the Cash Manager under the Cash Management Agreement.

     "CHANGED CIRCUMSTANCE" means any material event, circumstance or condition shall have occurred or arisen and be continuing that is reasonably likely to result in the current cash flow projections in any Year being materially less favorable than the forecast which is the most current at the time that the Approved Budget is finalized for that Year in accordance with this Agreement.

     "CHANGE OF CONTROL" has the meaning assigned to such term in Section 10.02(a)(iv) of this Agreement.

     "CLOSING DATE" means the date of the closing of the initial offering of debt securities by AerCo.

     "CONCENTRATION THRESHOLDS" has the meaning assigned to such term in Section 2.02(a) of Schedule 2.02(a).

     "CONFLICTS STANDARD" has the meaning assigned to such term in Section 3.02(b) of this Agreement.

     "CONTROL" (including, with its correlative expressions, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise);

     "DELIVERY DATE" means, with respect to each Aircraft and the related Aircraft Assets, the date as of which AerCo Group directly or indirectly acquires ownership of such Aircraft related Aircraft Assets.

     "DIRECTORS" means the directors of AerCo as specified in AerCo's corporate documents or resolutions and any replacement directors.

     "DISCLOSURE DOCUMENT" has the meaning assigned to such term in Section 5.05(a) of this Agreement.

     "EFFECTIVENESS DATE" has the meaning assigned to such term in Section 10.02(d)(ii) of this Agreement.

     "EU" means The European Union.

     "EXTRAORDINARY PLAN" has the meaning assigned to such term in Section 7.04(i) of this Agreement.

     "FORECAST" has the meaning assigned to such term in Section 8.03(c) of
Schedule 2.02(a) to this Agreement.

     "GROUP" has the meaning assigned to such term in Section 10.02(a)(iv) of this Agreement.

     "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other governmental agency or instrumentality (or any officer or representative thereof) domestic, foreign or international, of competent jurisdiction including the EU.

     "INCENTIVE FEE" has the meaning assigned to such term in Section 9.01(c) of this Agreement.

     "INCENTIVE PERIOD" has the meaning assigned to such term in Section 9.04(a) of this Agreement.

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     "INDEMNIFIED PARTY" has the meaning assigned to such term in Section
11.01(b) of this Agreement.

     "INDEMNIFYING PARTY" has the meaning assigned to such term in Section 11.01(b) of this Agreement.

     "INDENTURE" has the meaning assigned to such term in Section 2.01(a) of
Schedule 2.02(a) to this Agreement.

     "INDEPENDENT REPRESENTATIVE" has the meaning assigned to such term in
Section 3.02(c) of this Agreement.

     "INITIAL AIRCRAFT" means the aircraft (i.e., the airframe together with any engine owned or leased in by AerCo Group that is (i) installed on such airframe or (ii) subsequently substituted for any such engine) specified in Schedule 4.01 hereto.

     "INITIAL APPRAISED VALUE" means (i) for all the Initial Aircraft in aggregate, $951,973,000 and, for each Initial Aircraft, means the dollar amount specified opposite such Aircraft on Schedule 4.01 hereto and (ii) for the Additional Aircraft, the "Initial Appraised Value" of such Additional Aircraft as such term is defined in the Indenture.

     "INITIAL APPROVAL BUDGETS" has the meaning assigned to such term in Section 7.04(b) to this Agreement.

     "INITIAL PERIODS" has the meaning assigned to such term in Section
7.04(b).

     "LEASE" means any lease agreement with respect to an Aircraft including any and all amendments, side letters and other supplements thereto.

     "LEASE DOCUMENTATION" has the meaning assigned to such term in Section 1.08(b) of Schedule 2.02(a) to this Agreement.

     "LESSOR" has the meaning assigned to such term in the Offering Memorandum and includes lessors of Additional Aircraft.

     "LESSEE" means each lessee as defined in the Offering Memorandum, including lessees under future Leases entered into in accordance with the terms of this Agreement.

     "LOSS" (together with "LOSSES") means any and all damage, loss, liability and expense (including reasonable legal fees, expenses and related charges and costs of investigation) provided however, the terms "LOSS" and "LOSSES" shall not include any Indemnified Party's management time or overhead expenses.

     "MAINTENANCE RESERVES" means the maintenance reserves under each of the Leases.

     "MONTHLY PAYMENT PERIOD" has the meaning assigned to such term in Section 6.03(a) to Schedule 2.02(a) to this Agreement.

     "NET CASH PROCEEDS" has the meaning assigned to such term in Section 9.05(b) of this Agreement.

     "NET GAINS" has the meaning assigned to such term in Section 9.05(b) of this Agreement.

     "NEW ACCOUNTS" has the meaning assigned to such term in Section 6.01(b) of
Schedule 2.02(a) to this Agreement.

     "NON TERMINATING PARTY" has the meaning assigned to such term in Section 10.02(d)(i) of this Agreement.

     "NOTES OFFERING" has the meaning assigned to such term in Section 5.05(a) of this Agreement.

     "OFFERING MEMORANDUM" has the meaning assigned to such term in Section 1.01 of this Agreement.

     "OFFICER'S CERTIFICATE" means, as to any Person, a certificate of the President, any Vice President or Assistant Vice President, the Treasurer or any Assistant Treasurer or such other equivalent officer.

     "ONE YEAR INITIAL PERIOD" has the meaning assigned to such term in Section 7.04(b).

     "ONE YEAR PERIOD" has the meaning assigned to such term in Section 7.04(a) of this Agreement.

     "OPERATING BUDGET" has the meaning assigned to such term in 7.04(a)(i) of this Agreement.

     "OPERATING GUIDELINES" has the meaning assigned to such term in Section
5.09 of this Agreement.

     "OPERATIVE AGREEMENTS" means the Agreement and all other agreements, instruments or other documents which are required by the terms of this Agreement to be delivered in connection herewith.

     "OTHER ASSETS" has the meaning assigned to such term in Section 3.02(a) of this Agreement.

     "OVERHEAD EXPENSES" has the meaning assigned to such term in Section 9.06(a) of this Agreement.

     "PAYMENT DATE" has the meaning assigned to it in the Indenture.

     "PERFORMANCE OBJECTIVES" has the meaning assigned to such term in Section 5.06.

     "PERIOD" has the meaning assigned to such term in Section 7.04(a) of this Agreement.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, statutory business trust, common law trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PRECEDENT LEASE" has the meaning assigned to such term in Section 3.02(a) of Schedule 2.02(a) to this Agreement.

     "PRO FORMA LEASE" has the meaning assigned to such term in Section 3.02(a)(ii) of Schedule 2.02(a) to this Agreement.

     "REIMBURSABLE EXPENSES" has the meaning assigned to such term in Section 9.06(c) of this Agreement.

     "RELATED PERSON" has the meaning assigned to such term in Section 10.02(a)(iv) of this Agreement.

     "RENT" has the meaning assigned to such term in Section 9.03 of this Agreement.

     "RENTAL FEE" has the meaning assigned to such term in Section 9.01(b) of this Agreement.

     "RENTAL FEE PERCENTAGE" has the meaning assigned to such term in Section
9.03 of this Agreement.

     "REPLACEMENT SERVICER" means a replacement servicer to perform some or all of the Services under the Servicing Agreement formerly performed by the Servicer, which is appointed in accordance with Section 10.03(d) of this Agreement.

     "REPRESENTATIVE" with respect to any Person means the officers, directors, employees, advisors and agents of such Person.

     "RETAINER FEE" has the meaning assigned to such term in Section 9.01(a) of this Agreement.

     "SALES FEES" has the meaning assigned to such term in Section 9.01(d) of this Agreement.

     "SALES INCENTIVE FEE" has the meaning assigned to such term in Section 9.01(d) of this Agreement.

     "SEC" has the meaning assigned to such term in Section 5.05(a) of this Agreement.

     "SECURITY DEPOSITS" means, at the time of calculation, with respect to each Aircraft, all cash amounts, prepayments of rent, letters of credit and guarantees paid by or issued on behalf of the Lessee for the benefit of the lessor under the relevant Lease as security for obligations of such Lessee under such Lease and related Lease Documents.

     "SERVICER" means Babcock & Brown Limited.

     "SERVICER REPRESENTATIVE" means any officer, director, employee, partner, consultant, advisor or agent of the Servicer or any of its Affiliates.

     "SERVICES" has the meaning assigned to such term in Section 2.02(a) of this Agreement.

     "SERVICING FEES" has the meaning assigned to such term in Section 9.01 of this Agreement.

     "STANDARD OF CARE" has the meaning assigned to such term in Section 3.01 of this Agreement.

     "STANDARD OF LIABILITY" has the meaning assigned to such term in Section 3.03(c) of this Agreement.

     "STATED SERVICES OBLIGATION" has the meaning assigned to such term in
Section 6.03(a) to Schedule 2.02(a) to this Agreement.

     "SUBSIDIARIES" means those entities listed on Appendix A hereto and any additional direct or indirect subsidiaries of AerCo.

     "TARGET SALES PRICE" has the meaning assigned to such term in Section 9.05(a) of this Agreement.

     "TAX" or "TAXES" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by any Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a "TAXING AUTHORITY"), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

     "TECHNICAL MANAGEMENT EXPENSES" has the meaning assigned to such term in
Section 9.06(b)(i) of this Agreement.

     "TECHNICAL MANAGEMENT EXPENSES RESERVE AMOUNT" has the meaning assigned to such term in Section 7.04(f) of this Agreement.

     "TERMINATING PARTY" has the meaning assigned to such term in Section 10.02(d)(i) of this Agreement.

     "TERMINATION FEE" has the meaning assigned to such term in Section 10.02(e) of this Agreement.

     "TERMINATION NOTICE" has the meaning assigned to such term in Section 10.02(d)(i) of this Agreement.

     "THIRD PARTY CLAIM" means a claim by a third party arising out of a matter for which an Indemnified Party is entitled to be indemnified pursuant to the indemnity provisions of this Agreement.

     "THREE YEAR INITIAL PERIOD" has the meaning assigned to such term in
Section 7.04(b) of this Agreement.

     "THREE YEAR PERIOD" has the meaning assigned to such term in Section 7.04(a) of this Agreement.

     "TRANSACTION APPROVAL REQUIREMENTS" has the meaning assigned to such term in Section 7.05(c) of this Agreement.

     "YEAR" means each twelve month fiscal year (or such shorter fiscal period as agreed upon by the parties hereto in the future) ended June 30 or as modified by agreement of the parties hereto in the future.

                                    ARTICLE 2

                              APPOINTMENT, SERVICES

     SECTION 2.01. Appointment. Each of AerCo and the Subsidiaries hereby appoints the Servicer as the exclusive provider of the Services (as defined in Section 2.02 below) to AerCo and the Subsidiaries (collectively, "AERCO GROUP") in respect of the Aircraft Assets on the terms and subject to the conditions set forth in this Agreement.

     (a) The Servicer hereby accepts such appointment and agrees to perform the Services on the terms and subject to the conditions set forth in this Agreement. In connection with the provision of the Services with respect to the Aircraft Assets, the Servicer generally shall, where and to the extent practicable, contract for or otherwise obtain goods and services (the cost of which is an Aircraft Asset Expense) from third party providers in the name of, or as disclosed agent for, AerCo and each of the Subsidiaries as applicable; if the Servicer shall not have contracted for or otherwise obtained such goods and services in the name of or as disclosed agent for AerCo or the relevant Subsidiary, as the case may be, the Servicer shall use commercially reasonable efforts to cause AerCo or the relevant Subsidiary, as the case may be, to be in a position to have direct recourse against any such third party provider providing goods and services for AerCo or the relevant Subsidiary, as the case may be, for any breaches by such third party provider related to the provision of such goods and services. Any third party provider discount or rebate related directly or indirectly to the Aircraft Assets shall be made available to AerCo Group.

     (b) AerCo has advised the Servicer that each Person within AerCo Group has appointed the Administrative Agent to act as its representative with respect to any matter in respect of which AerCo or any other Person within AerCo

Group is required or permitted to take any action pursuant to the terms of this Agreement. Accordingly, in connection with the performance of the Services, unless earlier notified in writing by AerCo that the Administrative Agent's appointment to act on behalf of AerCo has been revoked or terminated, the Servicer shall in all cases be entitled to rely on the instructions (or other actions) of the Administrative Agent as representative of each Person within AerCo Group.

     (c) AerCo has advised the Servicer that the Cash Manager has been appointed to perform certain cash management services on behalf of AerCo Group in accordance with the terms of the Cash Management Agreement. In connection with the performance of the Services required to be performed by the Servicer pursuant to 6.01, 6.02, 6.03 and 6.04 of Schedule 2.02(a) to this Agreement, the Servicer shall in all cases be entitled to rely on instructions (or other actions) of the Cash Manager unless earlier notified in writing by AerCo that the Cash Management Agreement has been terminated, in which case the Servicer shall be entitled to rely upon the instructions (or other actions) of AerCo or the Administrative Agent in accordance with Section 2.01(b). The Servicer shall not be liable to any Person within AerCo Group or any other Person for any action taken or omission to act in accordance with instructions (or other actions) of the Cash Manager for purposes of Sections 6.01, 6.02 and 6.03 of
Schedule 2.02(a).

     (d) AerCo, at its sole option, may appoint the Servicer to provide Services under the terms of this Agreement to any future aircraft or engines acquired by AerCo and its Subsidiaries.

     SECTION 2.02. Services. (a) The services to be provided by the Servicer in respect of the Aircraft Assets (the "SERVICES") are as set forth in Schedule 2.02(a).

     (b) In connection with the performance of the Services, except where discretion has been given to the Servicer under this Agreement, the Servicer shall in all cases only be obliged to act upon, and shall be entitled to rely on, the instructions or other actions of AerCo or the Administrative Agent or, if applicable, the Cash Manager on behalf of AerCo Group. The Servicer shall not be liable to any of AerCo, the Subsidiaries or any other Person for any action taken by the Servicer, or which the Servicer omitted to take, in accordance with such instructions.

     SECTION 2.03. Compliance with Applicable Laws. Notwithstanding anything to the contrary in this Agreement, the Servicer shall not be obligated to take or refrain from taking any action which would violate any Applicable Law.

                                   ARTICLE 3

                    STANDARD OF CARE; CONFLICTS OF INTEREST;

     SECTION 3.01. Standard of Care. The Servicer shall use reasonable care and diligence at all times in the performance of the Services as if it were the owner of the Aircraft Assets (subject to the terms and conditions of this Agreement and the Indenture) and at all times in a manner at least consistent with customary commercial practice of a prudent international aircraft lessor in the management, servicing and marketing of commercial jet aircraft and related assets (the "STANDARD OF CARE").


     SECTION 3.02. Conflicts of Interest. (a) Each of AerCo and the Subsidiaries acknowledges and agrees that: (i) in addition to managing, servicing and marketing the Aircraft Assets under this Agreement, the Servicer may manage, service or market and shall be entitled to manage, service or market from time to time, the separate assets and businesses of the Servicer, its Affiliates and other third parties ("OTHER ASSETS"); (ii) nothing in this Agreement will prevent the Servicer from carrying on its normal investment banking, advisory or aircraft or lease management businesses; (iii) notwithstanding 3.02(b) below, in the course of conducting such activities, the Servicer may from time to time have conflicts of interest in performing its duties on behalf of AerCo on the one hand and the various entities to whom it provides management, servicing or marketing services and with respect to the various assets it may own or in respect of which it provides management, servicing or marketing services on the other hand; and (iv) the Directors of AerCo have approved the transactions contemplated by this Agreement and desire that such transactions be consummated and, in giving such approval, the Directors of AerCo have expressly recognized that such conflicts of interest may arise and that when such conflicts of interest arise the Servicer shall perform the Services in accordance with the Standard of Care and, to the extent applicable, the Conflicts Standard.


     (b) If conflicts of interest arise regarding the management, servicing or marketing of (i) a particular Aircraft Asset, on the one hand, and another Aircraft Asset, on the other hand, or (ii) any Aircraft Assets, on the one hand, and Other Assets, on the other hand, the Servicer shall (A) notify AerCo as provided in Section 3.02(c), and (B) perform the Services in good faith and to the extent (i) such Aircraft Assets or (ii) such Aircraft Asset and such Other Asset are substantially similar in terms of objectively identifiable characteristics relevant for purposes of the particular Services to be performed, the Servicer shall not discriminate among such Aircraft Assets or between such Aircraft Assets and such Other Assets, respectively, on an unreasonable basis (the standard set forth in this Section 3.02(b) shall be referred to collectively as the "CONFLICTS STANDARD").

     (c) If the Servicer determines in good faith that a conflict of interest exists with AerCo then, as soon as practicable after becoming aware of the conflict of interest, the Servicer shall inform AerCo of the existence of the conflict of interest and shall promptly propose to AerCo a method of resolving the conflict of interest, including one or more of the following: (i) a proposal to disregard the conflict of interest on the basis of lack of materiality; (ii) an agreement by the Servicer to give preference to the particular Aircraft Asset; (iii) a proposal to form separate teams within the Servicer and its Affiliates which will act at all times at arm's length and each of which will be bound by a strict duty of confidentiality towards its respective client; or (iv) a proposal that the Servicer withdraw from acting as Servicer with respect to the negotiation of the issue giving rise to such conflict of interest regarding the particular Aircraft Asset and that AerCo appoint an independent representative (the "INDEPENDENT REPRESENTATIVE") to act on behalf of AerCo with respect thereto. If AerCo does appoint an Independent Representative, the Servicer will not receive fees pursuant to Sections 9.02 and 9.03 in respect of the Aircraft Asset or Aircraft Assets giving rise to such conflict of interest for so long as such Independent Representative is engaged. The Independent Representative's fee will be paid by AerCo.

     (d) If AerCo does not find one of the Servicer's proposed resolutions of the conflict to be acceptable, then AerCo may propose an alternative method of resolution to the Servicer. If the conflict cannot be resolved to the satisfaction of AerCo in its sole discretion after negotiation in good faith with the Servicer, then AerCo reserves the right to terminate the Servicer's role in respect of such Aircraft Asset.


     SECTION 3.03. Standard of Liability. (a) The Servicer shall not be liable to AerCo or any of the Subsidiaries or any other Person under any circumstances for any Losses directly or indirectly arising out of, or in connection with or related to: (i) an Aircraft Asset being sold, leased or purchased on less favorable terms than might have been achieved at any time, provided such transactions were entered into on the basis of a commercial decision or recommendation of the Servicer in accordance with the Standard of Care; (ii) the Servicer's obligation to apply the Conflicts Standard in respect of its performance of the Services, except, in either of case (i) or (ii), where such Losses are finally adjudicated to have been caused directly by the negligence, recklessness, wilful misconduct or fraud of the Servicer; (iii) the ownership, operation, maintenance, acquisition, leasing, financing, refinancing or sale of any of the Aircraft Assets, or any action or failure to act on the part of any Person at any time, prior to the effectiveness of this Agreement; (iv) any action taken, limited or terminated by the Servicer in accordance with the instructions of AerCo pursuant to Section 7.02 of this Agreement or as contemplated by this Agreement, the instructions of the Cash

Manager or the Administrative Agent; (v) a refusal by AerCo or any of the Subsidiaries to take any action recommended by the Servicer; or (vi) the gross negligence, recklessness, fraud or wilful misconduct of any person within AerCo Group.

     (b) The Servicer shall indemnify, reimburse and hold harmless AerCo and the Subsidiaries on an After-Tax Basis in accordance with the provisions of Article 11 for any Loss arising as a result of the performance of any of the Services where (i) such Loss is finally adjudicated to have been caused directly by the negligence, recklessness, fraud or wilful misconduct of the Servicer or any of its Affiliates or any Servicer delegate in respect of its obligations to apply the Standard of Care or the Conflicts Standard in connection with the performance of the Services; or (ii) such Loss is finally adjudicated to have directly resulted from a breach by the Servicer of the express terms and conditions of this Agreement; provided that the Servicer's obligation to indemnify under this Agreement shall be limited to a maximum amount of $21 million in the aggregate with respect to any and all Losses (except for those Losses that result from fraud on the part of the Servicer). The parties agree that under no circumstances shall the foregoing provision provide for or permit any duplicative payment to or recovery by AerCo Group. In the event that the Servicer shall have made an indemnity payment with respect to a Loss to Aerco or a Subsidiary and any member of AerCo Group subsequently is paid or otherwise recovers an amount in respect of such Loss from any other person, then Aerco shall repay such amount to the Servicer.

     (c) The liability standards set forth in this Section 3.03, shall be the ("STANDARD OF LIABILITY").

     SECTION 3.04. Waiver of Implied Standard. Except as expressly stated above in this Article 3, all other warranties, conditions and representations, express or implied, statutory or otherwise, arising under U.S. Federal, New York, Jersey, Channel Islands or other Applicable Law in relation to either the skill, care, diligence or otherwise in respect of any service to be performed hereunder or to the quality or fitness for any particular purpose of any goods are hereby excluded and the Servicer shall not be liable in contract, tort or otherwise under U.S. Federal, New York, Jersey, Channel Islands or other Applicable Law for any loss, damage, expense or injury of any kind whatsoever, arising out of or in connection with the Services to be supplied pursuant to this Agreement or any goods to be provided or sold in conjunction with such Services.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES


     Each of AerCo and the Subsidiaries jointly and severally represents and warrants to the Servicer as follows:

     SECTION 4.01. Aircraft Assets. Schedule 4.01 contains a true and complete list of all Aircraft Assets, the Initial Appraised Value of each Aircraft and the Person within AerCo Group that owns such Aircraft Asset, in each case as of the date hereof. Except as set forth on Schedule 4.01, or as disclosed in the Offering Memorandum, each Person listed within AerCo Group as an owner of the Aircraft Asset on Schedule 4.01 has good and marketable title to such Aircraft Asset, free and clear of all liens.

     SECTION 4.02. Aircraft Assets Related Documents. Each Aircraft Assets Related Document provided by the previous servicer to Babcock & Brown or subsequently delivered to the Servicer is (or at the time of such delivery will be) in full force and effect and a legal, valid and binding agreement of the Person in AerCo Group that is a party thereto and, to the best knowledge of such Person within AerCo Group, each such other party thereto, and is (or at the time of such delivery will be) enforceable against such Person within AerCo Group that is a party thereto and, to the best knowledge of such Person within AerCo Group, against each such other party thereto in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general equity principles. To the best knowledge of AerCo after due inquiry (it being understood that such due inquiry shall consist of a review of the Aircraft Assets Related Documents obtained by AerCo and the Subsidiaries from the previous servicer of the Initial Aircraft), none of the Aircraft Assets Related Documents listed on Schedule 4.02 or subsequently delivered to Servicer has been modified, amended or terminated except as disclosed therein. To the best knowledge of AerCo after due inquiry (it being understood that such due inquiry shall consist of a review of the Aircraft Assets Related Documents obtained by AerCo and the Subsidiaries from the previous servicer of the Initial Aircraft), except as set forth in the Aircraft Assets Related Documents with respect to specific potential defaults, each Person within AerCo Group (and each predecessor-in-interest of any Person) has performed or is performing all material obligations required to be performed by it under the applicable Aircraft Assets Related Documents and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder and, to the best knowledge of AerCo, no other party to any of the Aircraft Assets Related Document is or at the time of the delivery of such Aircraft Assets Related Document to the Servicer will be (with or without notice or lapse of time or both) in breach of default in any material respect thereunder.

     SECTION 4.03. Accounts and Cashflow. Schedule 4.03 hereto sets forth a true and complete list as of the date hereof of all AerCo Group's bank or other similar accounts relating to the Aircraft Assets.

     SECTION 4.04. Organization and Standing. (a) Each Person in AerCo Group is a corporation, limited liability company or business trust, as applicable, duly organized and validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it is legally organized and possesses all franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and as proposed to be conducted except for such jurisdictions where the failure to be so qualified could not, individually or in the aggregate, have a material adverse effect on the ability of such Person within AerCo Group or the Servicer to perform their respective obligations under this Agreement. Appendix A sets forth a true and complete list as of the date hereof of each Person within AerCo Group, the jurisdiction in which each such Person within the AerCo Group is legally organized, and its officers, directors and shareholders.


     (b) Each Person within AerCo Group is duly qualified to do business as a foreign corporation, limited liability company or business trust, as applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties or assets requires qualification, except for such jurisdictions where the failure to be so qualified could not, individually or in the aggregate, have a material adverse effect on the ability of such Person within AerCo Group or the Servicer to perform their respective obligations under this Agreement.

     (c) No person within AerCo Group is subject to any actual or, or to the best of its knowledge, contingent liability that could individually or in the aggregate (i) have a material adverse effect on the ability of such Person within AerCo Group or the Servicer to perform their respective obligations under this Agreement or (ii) materially adversely affect the ownership, operation, leasing, financing, refinancing or sale of any Aircraft Asset.

     SECTION 4.05. Authority. (a) Each of AerCo and each other Person within AerCo Group which is a party to an Operative Agreement has all requisite power and authority to execute each Operative Agreement to which it is or will be a party and to consummate the transactions and to perform its obligations contemplated thereby. All corporate acts and other proceedings required to be taken by each Person within AerCo Group to authorize the execution, delivery and performance of each Operative Agreement to which it is or will be a party and the consummation of the transactions and the performance of its obligations contemplated thereby have been on or before the date of entering into the relevant Operative Agreements or will have been duly and properly taken.

     (b) Each of the Operative Agreements to which each Person within the AerCo Group is or will be a party has been or will be duly validly executed and delivered by such Person, as applicable, and each such Operative Agreement is, or upon such execution and delivery will be, a legal, valid and binding obligation of such Person, as applicable, and enforceable against it in accordance with its terms subject to bankruptcy, insolvency fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general equity principles.


     SECTION 4.06. No Conflicts. Neither the execution and delivery of any Operative Agreement with respect to which any Person within AerCo Group is a party nor the consummation of the transactions contemplated thereby or the performance by any Person within AerCo Group of any of its obligations thereunder will (i) violate any provision of the constituent documents of any such Person within the AerCo Group, (ii) violate any order, writ, injunction, judgment or decree applicable to any Person within AerCo Group or any of their respective properties or assets, (iii) violate in any material respect any Applicable Law or (iv) result in any conflict with, breach of or default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, warrant or similar instrument or any licence, permit, material agreement or other material obligation to which any Person within AerCo Group or by which any Person within the AerCo Group or any of their respective properties or assets may be bound, except such violations, breaches, conflicts or defaults which could not individually or in the aggregate have a material adverse effect on the ability of AerCo Group or the Servicer to perform their respective obligations under this Agreement. No action, consent or approval by or filing with any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by any Person within the AerCo Group of the Operative Agreements to which it is a party or the consummation by any Person within the AerCo Group of the transactions contemplated thereby which has not already been obtained.

     SECTION 4.07. Compliance with Applicable Laws. (a) Each of AerCo and each other Person within AerCo Group and their respective properties, assets, operations and businesses have been operated and are in compliance with all Applicable Laws and any filing requirements relating thereto, except where any non-compliance could not individually or in the aggregate have a material adverse effect on the ability of AerCo Group or the Servicer to perform their respective obligations under this Agreement.

     (b) Each of AerCo and each other Person within the AerCo Group has obtained all permits, licenses and other authorizations which are required with respect to the operation of their respective businesses and the ownership of their respective assets and properties under all Applicable Laws, other than any permits, licenses or authorizations which the failure to obtain could not individually or in the aggregate have a material adverse effect on the ability of AerCo Group or the Servicer to perform their respective obligations under this Agreement. Each Person within AerCo Group is in compliance with all terms and conditions of such permits, licenses and authorizations, except where any non compliance could not individually or in the aggregate have a material adverse effect on the ability of AerCo Group or the Servicer to perform their respective obligations under this Agreement.


                                   ARTICLE 5

                             SERVICER UNDERTAKINGS

     SECTION 5.01. Staff and Resources. The Servicer shall employ or otherwise engage such staff (including in-house legal staff) and maintain such supporting resources as the Servicer shall reasonably deem necessary, both in number and in quality, to enable the Servicer to perform the Services in accordance with the terms of this Agreement.

     SECTION 5.02. Access. The Servicer at such times as AerCo may reasonably request shall grant to AerCo Group and its agents (including auditors):

     (a) "READ ONLY" (including by way of hard copy) and reporting access regarding the Servicer's management information systems, but only to that part of such systems that relates to the Aircraft Assets and AerCo Group's business;

     (b) access to the related programs for review and testing purposes only;
and

     (c) access to the ledgers, documents and other records related to the Aircraft Assets or AerCo Group's business (copies of which AerCo Group shall be entitled to take) and to officers and employees of the Servicer, to enable AerCo Group to monitor the performance by the Servicer under this Agreement and otherwise for the purposes of AerCo Group's business.

     SECTION 5.03. Compliance with Law. The Servicer shall, in connection with the performance of the Services, comply in all material respects with all laws, rules and regulations applicable to the Servicer and with the laws, rules and regulations of Jersey, Channel Islands, Ireland, the United Kingdom and the United States applicable to the Aircraft Assets; provided, however, that this
Section 5.03 shall not limit the obligation of the Servicer to monitor the performance of the obligations of Lessees under the Leases as set forth in
Article 1 of Schedule 2.02(a).

     SECTION 5.04. Commingling. The Servicer shall not commingle with its own funds any funds of any Person within AerCo Group.

     SECTION 5.05. Notes Offering. (a) The Servicer agrees to use commercially reasonable efforts to cooperate with AerCo and its Affiliates in connection with the public or private offering and sale after the date hereof of any securities of AerCo or any of its Affiliates (a "NOTES OFFERING") including participation in preparation of any offering memorandum, prospectus or other offering materials (but assuming no responsibility for the preparation, form or content thereof, provided, however, that the Servicer will assume responsibility for the content of any information therein provided by the Servicer regarding it), participating, on reasonable notice and with representatives of AerCo, in customary marketing activities relating to a Notes Offering solely in the Servicer's capacity as Servicer of the Aircraft Assets (including road shows and investor meetings); attending, on reasonable prior notice, all meetings with rating agencies relating to any Notes Offering; providing AerCo and its Affiliates, underwriters, rating agencies and other advisors with reasonable opportunities to conduct legal and business due diligence with respect to the Servicer and its provision of Services and with respect to the Aircraft Assets and Leases (including, for this purpose any future lease) including providing, to the extent that such data is in the Servicer's possession or within its knowledge, any historical Lease and Aircraft Assets related data, including access to and information regarding all Leases for due diligence purposes; procuring, at AerCo's expense, opinions of counsel with respect to matters requested by the rating agencies and relating to the Aircraft Assets, Leases and related documents and related collateral and payments thereunder; assisting with respect to the preparation of financial statements for AerCo Group; and (to the extent that such data is in the Servicer's possession or within its knowledge) providing, reviewing and, if Servicer so chooses, commenting on information regarding the Aircraft Assets and provision of Services for inclusion in any offering memorandum, prospectus or other offering document or any periodic report required to be filed or furnished by AerCo with or to the United States Securities and Exchange Commission (the "SEC") or any other Governmental Authority (any such document or report, a "DISCLOSURE DOCUMENT"). Servicer also shall provide information regarding the Servicer for inclusion in any Disclosure Document and shall provide customary indemnities against material misstatements or omissions with respect to such information regarding the Servicer; provided that AerCo agrees that the Servicer has the right to approve any information in any Disclosure Document relating to the Servicer or any Affiliate thereof and that AerCo will not permit the inclusion in any Disclosure Document of (i) any financial statements or financial data relating to the Servicer or any Affiliate thereof, (ii) any performance or related data with respect to the Servicer's management of (y) aircraft directly or indirectly owned by AerCo (it being understood that such data shall not include financial or other data relating to the Aircraft Assets, the Leases and the Lessees where the principal purpose for including such data in the Disclosure Document is not to provide a measurement or other assessment of the Servicer's performance in managing the Aircraft Assets) or (z) any other Person's aircraft or other assets or (iii) information relating to aircraft that do not comprise Aircraft Assets which are owned or managed by the Servicer or any of its Affiliates (except and to the extent that the quantities and types of aircraft currently owned or managed by the Servicer are disclosed in summary form, which summary shall be subject to the prior approval of the Servicer), except, in the case of clauses (ii) and (iii), to the extent reasonably required by the SEC or other Governmental Authority or otherwise under Applicable Law; provided that, before including any such information so required, AerCo shall have used commercially reasonable efforts to have (or to have caused its Representatives to have) such requirement withdrawn or otherwise satisfied and to limit the information required to be included. AerCo also will provide the Servicer with copies of, and an opportunity to review and comment on, marketing materials produced in connection with any Notes Offering. AerCo will not distribute any such marketing materials or disseminate the information contained therein, where such materials or information includes information relating to the Servicer or any of its Affiliates, without the Servicer's prior written consent, which consent shall not be unreasonably withheld.

     (b) AerCo agrees that it will not submit to any rating agency any materials relating to the Servicer or any of its Affiliates without the Servicer's prior consent, which consent shall not be unreasonably withheld.

     (c) AerCo acknowledges and agrees that neither the Servicer nor any of its Affiliates will be a party to any underwriting agreement or any letter to, representation to, indemnity or other agreement with, any underwriter in connection with any Notes Offering, and shall not assume any responsibility for any information set forth in any Disclosure Document related thereto except for information provided by the Servicer regarding the Servicer.

     (d) Except to the extent required by law, AerCo agrees, and shall cause each other Person within AerCo Group to agree, not to issue any press release or make any other public announcement relating to the Servicer or any of its

Affiliates and their respective involvement in any Notes Offering without the Servicer's prior written consent, which consent shall not be unreasonably withheld. In the event a press release or other public announcement is required by law, AerCo shall consult with the Servicer prior to issuing or making any such press release or public announcement to the extent that any such press release or public announcement relates to the Servicer or any of its Affiliates and their respective involvement in any Notes Offering.

     (e) Neither the Servicer nor any of its Affiliates shall be required to sign any registration statement (or any similar document) in connection with any Notes Offering or to take any other action that could reasonably be expected to result in the Servicer or any of its Affiliates being or being deemed to be a "control person" with respect to the applicable issuer of any securities issued in connection with any such financing transaction under applicable securities laws in connection with any such financing or an "underwriter" of any such securities. The obligations of the Servicer under this Section 5.05 shall be subject to the reasonable satisfaction of the Servicer with all the terms and conditions of the applicable Notes Offering that relate to the Servicer or any of its Affiliates including the customary indemnities in favour of the Servicer and its Affiliates.

     (f) At the request of the Servicer, AerCo agrees to request that its legal, accounting and other technical advisors include the Servicer and such Affiliates of the Servicer as the Servicer may designate as addressees of any opinions and/or comfort letters being provided to AerCo in connection with any Notes Offering.

     (g) In the case of any Notes Offering, none of the Servicer, its Affiliates or its Representatives shall have any liability for, and AerCo and the Subsidiaries jointly and severally shall hold, and shall cause each other Person, if any, for whom a Notes Offering was conducted to hold, the Servicer, its Affiliates and its Representatives harmless from, and indemnify on an After-Tax Basis, the Servicer, its Affiliates and its Representatives against, any and all Losses that may be imposed on, incurred by or asserted against (including with respect to any such claims, suits, actions or proceedings by third parties, including the underwriters and purchasers of any securities issued in connection with any such Notes Offering) the Servicer, its Affiliates or its Representatives directly arising out of, in connection with or related to the Servicer's performance of the obligations set forth in this Section 5.05 with respect to any Notes Offering (except to the extent, but only to the extent, of any such Losses directly arising out of, in connection with or related to the content of any information in any offering memorandum or prospectus provided by the Servicer in writing expressly for use therein regarding the Servicer). The joint and several obligations of AerCo and the Subsidiaries under this Section 5.05(g) shall be in addition to any liability that such Persons may otherwise have to the Servicer, its Affiliates or its Representatives and shall not be limited or reduced with respect to the Servicer, its Affiliates or its Representatives by any other rights to indemnification that may be available to the Servicer, its Affiliates or its Representatives.

     SECTION 5.06. Performance Objectives. The Servicer will perform the Services in a manner that is intended to be consistent with maximizing the present value of the cash flows derived from the lease or sale of the Aircraft over time, subject to the constraints imposed by the Indenture and this Agreement and by seeking to achieve a balanced and diversified portfolio (including with respect to lessees, geography and lease expiries), in all cases taking into account the then-existing and anticipated market conditions affecting the operating lease of used aircraft and the commercial aviation industry generally (the "PERFORMANCE OBJECTIVES").

     SECTION 5.07. Management. The Servicer warrants that it is not under any obligation to a third party owner or lessor of aircraft to give preference to such aircraft in the management or remarketing of such aircraft over any Aircraft Assets.

     SECTION 5.08. Limitations. (a) Notwithstanding any other provision of this Agreement, the Servicer shall not be obligated either initially or on a continuing basis to provide any Person within the AerCo Group or any of their respective Representatives any confidential or proprietary information regarding the Servicer's or any of its Affiliates' business or the business or finances of any Person, other than any Person within the AerCo Group, whose assets it manages from time to time.

     (b) The relationship of the Servicer is an agency relationship and, except in relation to any money erroneously received by the Servicer into any of the Servicer's or any of its Affiliates' bank accounts on behalf of any Person within AerCo Group, which the Servicer will hold in trust for such Person and deposit into one or more accounts in accordance with the instructions of the Cash Manager as soon as reasonably practicable, neither the Servicer nor any of its Affiliates or Representatives shall be under any fiduciary duty or other implied obligation or duty to any Person within AerCo Group or any holder of any equity or debt security issued by any Person within the AerCo Group, any Lessee or any other Person arising out of this Agreement.

     SECTION 5.09. Location of Performance of Services. The Servicer shall manage and control the performance of the Services exclusively from within Ireland. In this regard, the Servicer shall in no event (1) execute any new lease agreement, amendment to an existing lease or any agreement in respect of a sale of an Aircraft Asset outside Ireland (except pursuant to a specific power of attorney issued on a case-by-case basis in Ireland), or (2) make any material Operational Decision outside Ireland. For the purpose of this Section 5.09, an "OPERATIONAL DECISION" is any decision with respect to (a) a new lease or an amendment to a lease that concerns (i) lease rental, (ii) lease term, (iii) the amount of security deposits and maintenance accruals, or (iv) the terms of delivery and redelivery conditions, or (b) the sale of Aircraft Assets. The Servicer shall adopt operating guidelines (as adopted from time to time, the "OPERATING GUIDELINES") to carry out the purpose of this Section 5.09. The Servicer shall provide a copy of its Operating Guidelines to AerCo for approval.


                                   ARTICLE 6

                   UNDERTAKINGS OF AERCO AND THE SUBSIDIARIES


     SECTION 6.01. Cooperation. Each of AerCo and the Subsidiaries shall at all times reasonably cooperate with the Servicer to enable the Servicer to provide the Services, including providing the Servicer with all powers of attorney or other required documentation as may be reasonably necessary or appropriate to perform the Services.

     SECTION 6.02. No Representation with Respect to Third Parties. Each of AerCo and the Subsidiaries agrees that as between the Servicer, on the one hand, and any Person within AerCo Group, on the other hand, no representation is made as to the financial condition and affairs of any Lessee of, or purchaser of, any Aircraft Asset or any vendor or supplier utilized by the Servicer in connection with its performance of the Services.

     SECTION 6.03. Related Document Amendments. Each of AerCo and the Subsidiaries shall not take any action that would increase in any material respect the scope, nature or level of the Services to be provided under this Agreement or that would affect the Servicer's rights, obligations or liabilities (or potential liabilities) under this Agreement or with respect to the Cash Management Agreement or otherwise, in each case without the Servicer's prior written consent.

     SECTION 6.04. Other Services. Except as provided in this Agreement without the prior written consent of the Servicer, AerCo and the Subsidiaries shall not:

     (a) enter into, or cause or permit any Person (other than the Servicer) to enter into on their behalf, any transaction for the lease or sale of any Aircraft

Asset in respect of which the Servicer is at such time performing Services, except and only to the extent expressly permitted by the terms of this Agreement; or

     (b) employ any Person other than the Servicer to perform any of the Services.

     SECTION 6.05. Ratification. Each of AerCo and the Subsidiaries hereby ratifies and confirms and agrees to ratify and confirm whatever the Servicer does in accordance with this Agreement in the exercise of any of the powers or authorities conferred upon the Servicer under the terms of this Agreement.

     SECTION 6.06. Execution, Amendment, Modification or Termination of Aircraft Assets Related Documents. No later than ten Business Days after the date that
(i) any agreement, instrument or other document becomes an Aircraft Assets Related Document or (ii) any Aircraft Assets Related Document shall have been amended, modified or terminated, AerCo shall deliver written notice thereof to the Servicer together with (A) in the case of any newly executed Aircraft Assets Related Document, a true and complete copy of such Aircraft Assets Related Document, a list of all Aircraft Assets to which it relates and a description, in reasonable detail, of the relevance of such Aircraft Assets Related Document to such assets or (B) in the case of any amendment, modification or termination, a true and complete copy of the agreement, instrument or other document as so amended, modified or terminated; provided however, that such notice or such document shall not be required to be delivered if the Servicer was substantially involved in the preparation and execution of such new, amended, modified or terminated agreement, instrument or other document. The Servicer shall not be obligated to perform any Services with respect to or in accordance or connection with any Aircraft Assets Related Document or any amendment, modification or termination thereof unless and until AerCo shall have provided it with a copy thereof in accordance with the foregoing sentence.

     SECTION 6.07. AerCo Group Accounts and Cash Arrangements. AerCo shall promptly notify the Servicer of any new bank or similar account established by or on behalf of AerCo or any of the Subsidiaries or otherwise relating to the Aircraft Assets and of any such account relating to any Aircraft Assets that become Aircraft Assets after the date of this Agreement and the closing of any such account. No Person within AerCo Group shall modify any arrangement with respect to any bank or similar account or the flow of cash in connection with the Aircraft Assets other than in accordance with the Cash Management Agreement.

     SECTION 6.08. Notification of Bankruptcy. If any of AerCo or the Subsidiaries shall consider taking any action to:

     (a) file any petition or application, commence any proceeding, pass any resolution or convene a meeting with respect to itself or any of its Affiliates under any United States Federal, State or foreign or international law relating to the appointment of a trustee in bankruptcy, liquidator or receiver with respect to any of AerCo or the Subsidiaries or over the whole or any part of any properties or assets of any of AerCo or the Subsidiaries or any bankruptcy, reorganization, compromise arrangements or insolvency of any of AerCo or the Subsidiaries; or

     (b) Make an assignment for the benefit of its creditors generally;

then AerCo shall notify the Servicer, to the extent practicable, of such consideration a reasonable period of time prior to taking any such action, but in any event, prior to taking any such action (it being understood that the foregoing notice requirement shall not be construed to prohibit or restrain the taking of any action described in (a) or (b) above). If any of AerCo or the Subsidiaries becomes aware of the intent or action of any Person (whether a creditor or member of any of AerCo or the Subsidiaries) to appoint a trustee in bankruptcy, liquidator or receiver, AerCo shall promptly notify the Servicer.

     SECTION 6.09. Further Assurances. Each of AerCo and the Subsidiaries agrees that at any time and from time to time upon the written request of the Servicer, that it will execute and deliver such further documents and do such further acts and things as the Servicer may reasonably request in order to effect the purposes of this Agreement.

     SECTION 6.10. Communications. (a) Upon the occurrence of any change in the officers, directors or shareholders of any Person within the AerCo Group, AerCo shall provide prompt written notice thereof to the Servicer.

     (b) Each of AerCo and each other Person within the AerCo Group shall, and shall cause the Administrative Agent and the Cash Manager to, forward promptly to the Servicer a copy (or, if such communication is oral, notify the Servicer by prompt written notice) of any communication received from any Person which relates to the Services to be provided with respect to any Aircraft Asset.

                                    ARTICLE 7

                   AERCO GROUP RESPONSIBILITY; BUDGETS

     SECTION 7.01. AerCo Group Responsibility. Notwithstanding the appointment of the Servicer to perform the Services and the related delegation of authority and responsibility to the Servicer pursuant to this Agreement, each of AerCo and the Subsidiaries shall remain responsible for all matters related to its business, operations, assets and liabilities.

     SECTION 7.02. Instructions by AerCo Group. If AerCo, by majority vote of the Directors, determines that an action being taken by the Servicer under this Agreement is not in the best interests of the AerCo Group, then AerCo may deliver written notice to the Servicer directing the Servicer to limit or terminate such action or to take other action authorized or contemplated by this Agreement (including leases, sales or disposals of any Aircraft Asset) or the applicable Lease which is described in reasonable detail in such notice and, upon receipt of such written notice, the Servicer shall comply with the terms thereof.

     SECTION 7.03. Request for Authority. (a) Subject to Section 7.03(b), if the Servicer wishes to take or approve any action which it is not expressly authorized under this Agreement to take or approve, it shall request authority from AerCo to take or approve the action. The Servicer's request for authority shall be in writing, and shall include a reasonably detailed explanation of the reason for the request. If on or prior to the earlier of (i) the last day for a response by AerCo as specified by the Servicer in its request (being not less than 5 Business Days after the request) or (ii) the day following the next meeting of the Directors following the request, AerCo does not expressly refuse such request, the Servicer may be deemed to be authorized in writing to take or to approve such action on behalf of AerCo Group following notification in writing to AerCo of the Servicer's intention to proceed in accordance with its request.

     (b) If the Servicer reasonably determines that an action to protect the interests of AerCo Group is required before the expiration of the relevant time period specified in Section 7.03(a), then the Servicer shall notify the Directors of such determination and, unless otherwise directed by the Directors, the action proposed may be deemed to be authorized in writing on behalf of AerCo Group following notification in writing to AerCo of Servicer's intention to proceed in accordance with its request.

     (c) In relation to each payment required to be made in relation to an Aircraft Asset and not authorized under any other provision of this Agreement, the Servicer will submit a certificate to the Administrative Agent with a copy to

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
the Directors giving reasonable details and confirming that any required authorization for such payment pursuant to this Agreement has been obtained.

     SECTION 7.04. Operating Budget; Aircraft Asset Expenses Budget. (a) AerCo, on behalf of AerCo Group, shall adopt with respect to the Initial Periods, each one Year period (a "ONE YEAR PERIOD") and each three Year period (a "THREE YEAR PERIOD" and, together with a One Year Period, each a "PERIOD") during the term of this Agreement, the following proposed budgets which are to be prepared by the Administrative Agent on behalf of AerCo:

          (i) a separate lease operating budget with respect to the Aircraft Assets distinguishing between cash and non-cash items (an "OPERATING BUDGET"); and

          (ii) a separate budget with respect to Aircraft Asset Expenses related to the Aircraft Assets distinguishing between cash and non-cash items (an "ASSET EXPENSES BUDGET").

     (b) The initial Operating Budget for the period from the first Delivery Date through June 30, 1999 (the "ONE YEAR INITIAL PERIOD") and through June 30, 2001 (the "THREE YEAR INITIAL PERIOD" and, together with the One Year Initial Period, the "INITIAL PERIODS"), and the initial Asset Expenses Budget for the One Year Initial Period and the Three Year Initial Period shall be substantially in the forms attached hereto as Schedule 7.04(b)(1) and 7.04(b)(2), (the "INITIAL APPROVED BUDGETS"). The forms for the Operating Budget and Asset Expenses Budget for future Years may be modified with the consent of the Servicer, which consent shall not be unreasonably withheld.

     (c) Operating Budgets and Asset Expenses Budgets for each Period during the term of this Agreement shall be adopted by AerCo Group in accordance with
Section 7.04(a).

     (d) The Servicer shall use reasonable commercial efforts to manage the Aircraft Assets in accordance with this Agreement so as to achieve the Initial Approved Budget and the Approved Budget for any Period; provided that the Servicer shall have no liability for any Losses that may be imposed on, incurred by or asserted against any Indemnified Party arising out of a failure by the Servicer to achieve either the Initial Approved Budgets or the Approved Budget for any Period.

     (e) In respect of each Period during the term of this Agreement after the Initial Periods, the Administrative Agent shall prepare, and deliver to AerCo no later than 30 days immediately preceding the commencement of each Year, a proposed Operating Budget and a proposed Asset Expenses Budget for such Period together with reasonably detailed supporting information and the assumptions underlying such proposed Operating Budget and Asset Expenses Budget. The proposed Operating Budget and Asset Expenses Budget for each Year shall include the Approved Budget Target, and shall supercede prior years' budgets.

     (f) In connection with AerCo's approval of such proposed Operating Budget and Asset Expenses Budget for each Period, the Servicer shall provide AerCo and the Administrative Agent, not later than 90 days immediately preceding the commencement of each Year, information on a monthly basis in a form to be agreed relating to (i) Aircraft lease rates, (ii) Aircraft downtime, (iii) direct technical expenditures (including any costs to be capitalized) relating to the Aircraft Assets, (iv) indirect costs relating to insurance, legal, consulting and other similar expenses and (v) such other Aircraft Assets expense-related information (including, in the case of the Asset Expenses Budget for any One Year Period, an estimate of the Technical Management Expenses to be incurred during such Period (such estimate, the "TECHNICAL MANAGEMENT EXPENSES RESERVE AMOUNT")) as may be reasonably required to prepare such budgets, in each case including the assumptions relating thereto. The Servicer will cooperate in good faith with the Administrative Agent to answer the Administrative Agent's inquiries with respect to the above items and other items in connection with preparation of the Operating Budget and the Asset Expenses Budget. The Administrative Agent shall prepare such proposed Operating Budget and Asset Expenses Budget and shall, where reasonable, incorporate, use and rely upon the information and assumptions provided by the Servicer.

     (g) AerCo shall have the right during the 20-day period following its receipt of the Administrative Agent's proposed Operating Budget and Asset Expenses Budget to express any objections it may reasonably have to the Administrative Agent's proposed Operating Budget and Asset Expenses Budget. During such 20-day period, AerCo (which shall also consult with the Servicer) and the Administrative Agent shall consult in good faith to agree on a final Operating Budget and Asset Expenses Budget for each applicable One Year Period and Three Year Period. The Servicer shall have the right to attend and participate in any meetings of the Directors held for the purpose of considering and approving the final Operating Budget and Asset Expenses Budget for each applicable One Year Period and Three Year Period. Not later than the 10 days immediately preceding the commencement of each Year, the Board shall adopt a final Operating Budget and Asset Expenses Budget for each applicable One Year Period and Three Year Period which shall, where reasonable, incorporate, use and rely upon the information and assumptions by the Servicer (the "APPROVED BUDGET").

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
     (h) If at any time the Servicer reasonably believes that the incurrence of any Aircraft Asset Expense is reasonably likely to result in the actual aggregate Aircraft Asset Expenses of the same category as such Aircraft Asset Expense (taking into account all Aircraft Asset Expenses of such category incurred to date) exceeding 120% of the line item amount included in the then applicable Approved Budget for such Year for such category of Aircraft Asset Expenses, the Servicer shall not incur such Aircraft Asset Expense without the prior notification of the Administrative Agent. In connection with the foregoing, the Servicer may request that the related line item amount included in the then applicable Approved Asset Expenses Budget be increased to the reasonably anticipated level of Aircraft Asset Expenses in such category for the balance of the Period.

     (i) If, at any time during any Period, AerCo, in its reasonable opinion, determines that any Changed Circumstance shall have occurred and be continuing, AerCo may notify the Servicer that such Changed Circumstance has occurred, and the Administrative Agent and AerCo may modify the Approved Budget in a manner reasonably necessary or appropriate to reflect such Changed Circumstance, provided that any such modification shall not become effective unless and until AerCo shall have given the Servicer at least 15 days prior written notice of such modification, provided further that during the 15 day period following the effectiveness of such notice, the Servicer shall have the opportunity to express any objections it may reasonably have to the proposed modification and AerCo shall negotiate in good faith with the Servicer to agree on such modification (it being understood that AerCo shall not be obligated to alter its proposed modification). In addition, if AerCo notifies the Servicer that a Changed Circumstance has occurred, then upon the request of AerCo, the Servicer shall develop, in consultation with AerCo, within the 30 days following such request, an extraordinary plan (an ("EXTRAORDINARY PLAN"). The Servicer shall implement such Extraordinary Plan.

     (j) Notwithstanding the foregoing, the Approved Budgets shall not be modified in any manner (including pursuant to an Extraordinary Plan) unless: (i) AerCo Group shall have funds available to satisfy fully any financial obligation that may arise from compliance with such modification; (ii) such modification shall be consistent with, and shall not in any manner reduce, limit or circumscribe, the delegation to the Servicer pursuant to this Agreement of a practicable and workable level of autonomy, authority and responsibility with respect to the performance of the Services; and (iii) such modification shall be consistent with the express terms of this Agreement and any Aircraft Assets Related Document then applicable to any of the Aircraft Assets.

     SECTION 7.05. Transaction Approval Requirements. (a) Consistent with the overall business objectives of AerCo Group with respect to the Aircraft Assets, and with the delegation to the Servicer by AerCo Group of a practicable and workable level of autonomy, responsibility and authority regarding the performance of the Services, the Servicer shall not do any of the following without the express prior written approval of AerCo:

          (i) except as required in accordance with the terms of any Lease existing as of the date hereof, sell (or enter into any agreement to sell) or otherwise dispose of any Aircraft or any engine forming part of the Aircraft Assets;

          (ii) enter into any new Lease (or any renewal or extension of an existing Lease) of an Aircraft Asset if such Lease shall not comply with the covenants of the Indenture (as summarized or set forth in Annex 2 hereto) and any amendments, modifications or supplements thereto or such other covenants specifically relating to Leases as AerCo shall identify to the Servicer in writing and provide the Servicer with copies thereof;

          (iii) terminate any Lease or Leases to any single Lessee or related Lessees with respect to any Aircraft having an aggregate depreciated net book value on the books of the relevant Person in AerCo Group in excess of $100,000,000;

          (iv) unless provided for in the then current Approved Budget, enter into any contract for the modification or maintenance of any Aircraft (A) if the costs to be incurred thereunder by AerCo Group exceed the greater of
     (1) the estimated aggregate cost of a heavy maintenance "D" check for the airframe and the equivalent for engines for Aircraft of the type in question and (2) the amount of the available maintenance reserve or other collateral under the applicable Lease or (B) if such modification or maintenance shall be outside the ordinary course of AerCo Group's business;

          (v) enter into on behalf of AerCo or any of the Subsidiaries, any capital commitment or confirm any order or commitment to acquire, or acquire on behalf of AerCo Group, Aircraft or engines with any aircraft or engine manufacturers or other third party;

          (vi) issue any guarantee on behalf of, or otherwise pledge the credit of any Person within AerCo Group other than guarantees by a member of AerCo Group of the Lease obligations of another member of

AerCo Group and other than with respect to trade payables in the ordinary course of AerCo Group's business;

          (vii) enter into any agreement for a particular service costing in excess of $50,000 for such service to be provided in respect of Aircraft Assets by third parties, the cost of which is to be borne by AerCo Group, except in each case to the extent that the same is an Aircraft Asset Expense provided for in the then applicable Approved Budget; or

          (viii) on behalf of any Person within AerCo Group enter into, amend or grant a waiver with respect to any transaction with the Servicer or any of its Affiliates including without limitation for the acquisition, sale or lease of any Aircraft Assets from or to, or the obtaining or provision of services by, any such Person.

     (b) Any transaction entered into by the Servicer on behalf of AerCo Group (other than with Persons within AerCo Group) shall be on an arm's length basis and on fair market value terms, unless otherwise agreed by AerCo Group or directed by AerCo Group in accordance with Section 7.02.


             (c) The transaction approval requirements (the "TRANSACTION APPROVAL REQUIREMENTS") set forth in this Section 7.05 may only be amended by mutual agreement of the parties, and shall not in any event be amended to reduce or circumscribe the delegation to the Servicer of the level of autonomy, authority and responsibility contemplated by the Transaction Approval Requirements with respect to the performance of the Services.

     SECTION 7.06. Approved Budgets and Transaction Approval Requirements. Except as set forth in Section 7.05(a), no transaction entered into by the Servicer on behalf of any Person within the AerCo Group in connection with the performance by the Servicer of the Services shall require the approval of any Person within the AerCo Group or their respective Directors or committees thereof;

                                   ARTICLE 8

                                 EFFECTIVENESS

     Section 8.01. Effectiveness. The effectiveness of this Agreement and all obligations of the parties hereunder with respect to each Aircraft Asset shall be conditioned upon:

     (a) the occurrence of the Delivery Date of such Aircraft Asset, and

     (b) with respect to AerCo, the Servicer and the entities listed on Appendix A to this Agreement, the execution hereof by those parties.

                                    ARTICLE 9

                            SERVICING FEES; EXPENSES

     Section 9.01. Servicing Fees. In consideration of the Servicer's performance of the Services, AerCo shall pay to the Servicer servicing fees consisting of the fees set forth below (collectively, the "SERVICING FEES"):

     (a) Section 9.02 (the "RETAINER FEE");

     (b) Section 9.03 (the "RENTAL FEE");

     (c)  Section 9.04 (the "INCENTIVE FEE"); and

     (d) Section 9.05 (the "BASE SALES FEE" and the "SALES INCENTIVE FEE", together, the "SALES FEES").

     SECTION 9.02. Retainer Fee. (a) A Retainer Fee of ten basis points per annum of the Initial Appraised Value of the Aircraft will be payable to the Servicer monthly in arrears in twelve equal installments on or before the Payment Date in the succeeding month. Ten percent (10%) of such Retainer Fee will relate to the provision of technical services under Section 1.02 of
Schedule 2.02(a) to this Agreement.

     (c) If and to the extent an Aircraft is sold, the Initial Appraised Value of the Aircraft on which the Retainer Fee is calculated will be reduced by the Initial Appraised Value of such Aircraft; provided that, solely for purposes of calculating the Retainer Fee, the Initial Appraised Value shall not be reduced below $250 million unless and until all of the Aircraft shall have been sold.

     SECTION 9.03. Rental Fee. Subject to the provisions of Section 10.01, a Rental Fee shall be payable for each month during the term of this Agreement by AerCo to the Servicer equal to 1.00% (the "RENTAL FEE PERCENTAGE") of the aggregate amount of the "RENT" (as defined in each Lease) actually paid by each Lessee in such month or portion of a month the related Aircraft (and Additional Aircraft in the event the Servicer has been appointed to provide the Services to such Additional Aircraft) is owned by AerCo Group. All payments of the Rental Fee shall be payable in arrears on the Payment Date immediately preceding the commencement of the second month following each such month or portion of month.

     SECTION 9.04 Incentive Fee. (a) An Incentive Fee shall be payable during the term of this Agreement by AerCo to the Servicer for the Initial Period and each twelve month period (or other shorter fiscal period as agreed by the parties) thereafter (each an "INCENTIVE PERIOD") in the event that certain pre agreed financial targets are met or exceeded by AerCo in respect of any Incentive Period. The Servicer and AerCo agree to negotiate in good faith prior to the commencement of each Incentive Period in order to agree on a formula for calculating the Incentive Fee, with the objective that, in the event that AerCo meets the Approved Budget Target, the Incentive Fee will represent 30% of the total fees (to include the Retainer Fee, the Rental Fee and the Incentive Fee) which the Servicer receives in respect of such Incentive Period. In the event that the Servicer and AerCo cannot agree on a formula for calculating the Incentive Fee in respect of any Incentive Period, then the Incentive Fee shall be an amount equal to (a) 12.5% multiplied by (b) the amount (if any) by which the actual revenues available to repay holders of AerCo's publicly and privately issued debt securities for such Year shall have exceeded 95% of the Approved Budget Target. "APPROVED BUDGET TARGET" for any Year shall be determined annually by AerCo reasonably, consistently and in good faith following discussions with the Servicer and review of and reliance on the information provided by the Servicer in the Operating Budget and the Asset Expenses Budget. All payments of Incentive Fee shall be payable in arrears on the Payment Date immediately preceding the thirteen month anniversary of the beginning of any Year.

     (b) In the event that Changed Circumstances have resulted in a modification of the Approved Budget and of the Approved Budget Target, then the Servicer and AerCo will modify the formula for calculating the Incentive Fee in such a manner as to provide the Servicer with an opportunity to earn an Incentive Fee of no less than the Incentive Fee that would have resulted from achievement of the Approved Budget Target, provided that the Changed Circumstances that have been the cause of the modification to the Approved Budget have not resulted directly from actions by the Servicer in the management of the Aircraft Assets.

     SECTION 9.05. Sales Fees. (a) A Base Sales Fee shall be payable by AerCo to the Servicer at any time during the term of this Agreement on the actual date of sale of any of the Aircraft in the amount of (i) 1.25% multiplied by (ii) the Target Sales Price for the sale of any Aircraft, net of transaction expenses, provided that no Base Sales Fee shall be payable with respect to a sale in connection with a refinancing, restructuring, reorganization or tax based financing with respect to AerCo Group or the Aircraft if, after such sales, the Servicer (i) remains as Servicer of such Aircraft; (ii) continues to receive a Retainer Fee and a Rental Fee with respect to such Aircraft; and (iii) remains eligible to earn a Base Sales Fee and a Sales Incentive Fee with respect to such Aircraft in the future. "TARGET SALES PRICE" means, with respect to a sale of any Aircraft, an amount initially equal to 90% of the Initial Appraised Value of the relevant Aircraft, such valuations, in accordance with the appraisals of the Aircraft, to be adjusted annually by AerCo, subject to any restrictions imposed by any indenture or similar agreement binding AerCo Group. To the extent that the Net Cash Proceeds from a sale exceed the Target Sales Price, then transaction expenses shall not be deducted from the Target Sales Price for the purpose of calculating the Base Sales Fee but will be deductible from the Net Cash Proceeds for the purpose of calculating the Sales Incentive Fee.

     (b) A Sales Incentive Fee shall be payable by AerCo to the Servicer at any time during the term of this Agreement on the actual date of sale of any of the Aircraft equal to (i) 10.0% multiplied by (ii) Net Gains earned on the sale of any Aircraft. "NET GAINS" means, with respect to the sale of any Aircraft, the amount (not less than zero) of the Net Cash Proceeds in excess of the Target Sales Price in connection with such sale, provided that no Sales Incentive Fee shall be payable with respect to a sale in connection with a refinancing, restructuring, reorganization or tax based financing if, after such sale, the Servicer; (i) remains as Servicer of such Aircraft; (ii) continues to receive a Retainer Fee and a Rental Fee from such Aircraft; and (iii) remains eligible to earn a Sales Fee and a Sales Incentive Fee from such Aircraft in the future. "NET CASH PROCEEDS" means the gross cash proceeds of any sale of Aircraft net of any break funding gains or losses directly associated with the sale of such Aircraft and transaction costs (including transaction taxes and Servicer's out-of-pocket expenses) and brokerage commissions.

     SECTION 9.06. Expenses. (a) The Servicer shall be responsible for, and shall not be entitled to reimbursement for, the Servicer's overhead expenses ("OVERHEAD EXPENSES") which shall include, without limitation:

     (i) salary, bonuses and benefits of the Servicer's employees;

     (ii) travel and entertainment expenses of the Servicer's employees;

     (iii) office, office equipment and rental expenses other than those incurred by third-party independent advisors hired in relation to the Aircraft;

     (iv) telecommunications expenses;

          (v) advertising and promotional expenses;

          (vi) legal fees and costs, other than those relating to (A) local law, jurisdictional and tax issues, (B) the provision of legal opinions, (C) enforcement actions, (D) litigation or (E) other matters outside the ordinary course of business, but including, for the avoidance of doubt, the costs associated with providing the legal services set out in Section 7.01(a) of Schedule 2.02(a);

          (vii) taxes on the income, receipts, profits, gains, net worth or franchise of the Servicer and payroll, employment and social security taxes for employees of the Servicer;

          (viii) costs of negotiating and managing the insurance arrangements for each Aircraft Asset under the Leases, in connection with sales of Aircraft Assets or otherwise, including all insurance renewals; and

          (ix) costs in respect of technical management services provided with respect to any Aircraft Assets as set forth in Section 1.02 of Schedule 2.02(a) (other than any such costs described in clause(b)(i) below).

          (b) AerCo Group shall be responsible for all costs and expenses relating to or associated with the Aircraft Assets other than Overhead Expenses, ("AIRCRAFT ASSET EXPENSES") which shall include, without limitation:

          (i) storage, maintenance, fees and expenses in connection with non-ordinary course technical management services, repossession (whether or not successful) and repair expenses (all the foregoing fees and expenses, "TECHNICAL MANAGEMENT EXPENSES") and reconfiguration and refurbishment expenses related to Aircraft Assets, including, in each case, any expenses incurred by the Servicer relating to compliance with airworthiness directives and service bulletins, which includes the fees and expenses of independent technicians and other experts (in each case as approved by the Administrative Agent on behalf of AerCo, except in the case of any Technical Management Expenses to the extent that the aggregate amount of such expenses incurred during the applicable One Year Period does not exceed the Technical Management Expenses Reserve Amount for such One Year Period) retained for any of the foregoing purposes;

          (ii) insurance expense related to Aircraft Assets, including all fees and expenses of insurance advisors and brokers;

          (iii) fees and expenses of third-party independent advisors' in relation to the Aircraft and approved by the Administrative Agent on behalf of AerCo;

          (iv) outside legal counsel fees and expenses and other professional expenses related to the Aircraft Assets in connection with the provision of advice on local law, jurisdictional and tax issues, the provision of legal opinions, enforcement actions, litigation and other matters outside the ordinary course of business; and

          (v) third-party fees and expenses incurred in connection with the negotiation and execution of this Agreement and any amendments thereto, the preparation of the Offering Memorandum, any Notes Offering, any financing, restructuring or re-financing efforts, any SEC-registered public offering and any disclosure in public filings.

     (c) The Servicer shall use commercially reasonable efforts to ensure that Aircraft Asset Expenses shall be paid directly by the Person within AerCo Group that owns the relevant Aircraft Assets. In the event that AerCo does not approve the payment of any Aircraft Asset Expense, the Servicer shall be entitled to make such payment on behalf of AerCo Group and to the extent the Servicer does so, the funds so advanced ("REIMBURSABLE EXPENSES") shall be repaid by AerCo to the Servicer in accordance with paragraph (b) of this Section 9.06, provided that:

          (i) the Servicer believes that failure to make such payment is reasonably likely to prejudice or otherwise adversely affect the Servicer or its Affiliates' business relationship with the relevant payee;

          (ii) the relevant Aircraft Asset Expense (when added to all the Aircraft Asset Expenses of the same category incurred to date during such
     Year) shall not exceed 120% of the line item amount in the applicable Approved Asset Expenses Budget for such Year or the Asset Expense shall otherwise have been approved by AerCo; and

          (iii) the Servicer shall have contracted for or otherwise committed for such Aircraft Asset Expense prior to such time.

     (d) Reimbursable Expenses shall be payable by AerCo to the Servicer reasonably promptly following the payment of such Reimbursable Expenses by the Servicer.

                                   ARTICLE 10

       TERMS; RIGHTS TO TERMINATE; CONSEQUENCES OF TERMINATION; SURVIVAL

     SECTION 10.01. Term. This Agreement shall expire on the tenth anniversary of the Closing Date; provided that AerCo shall have the right, upon not less than six months' written notice to the Servicer and subject to an increase in the Rental Fee Percentage as set forth on Schedule 10.01, to extend the term of this Agreement to the twenty-fifth anniversary of the Closing Date. During such term, this Agreement shall not be terminable by either party except as expressly provided in this Article 10.


     SECTION 10.02. Right to Terminate. (a) At any time during the term of this Agreement, AerCo and the Subsidiaries by a majority vote of the Directors shall in accordance with this Section 10.02(a) be entitled to terminate this Agreement with respect to one or more of the Aircraft if:

          (i) the Servicer shall materially breach any of its obligations under this Agreement and, after written notice from AerCo, the Servicer has failed to cure such breach pursuant to Section 10.02(d); or


          (ii) the Servicer ceases, or the Servicer gives notice that it intends to cease, to be actively involved in the aircraft advisory and management business; or

          (iii) all of the public or private debt securities of AerCo are repaid, refinanced or defeased in full in accordance with the terms of any indenture or similar agreement binding AerCo; or


          (iv) a Change of Control of the Servicer has occurred. A "CHANGE OF CONTROL" will be deemed to have occurred at such time as either (A) any Person or any Persons acting together that would constitute a "group" (a "GROUP") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto, together with any Affiliates or Related Persons thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of voting stock of the Servicer, or (B) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Servicer such that such nominees, when added to any existing director remaining on the Board of Directors of the Servicer after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of the Servicer; provided that any event described in clause (A) or (B) above will not constitute a "CHANGE OF CONTROL" where the relevant Person or Group, together with any relevant Affiliates or Related Persons, consists exclusively of the Servicer, any Affiliate or any Person who is an officer, director shareholder, employee or partner of the Servicer or any Affiliate (or an entity controlled by any of the foregoing) as of the date of this Agreement. A "RELATED PERSON" of any Person means any other Person directly or indirectly owning (A) 5% or more of the outstanding common stock of such Person, (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (B) 5% or more of the combined voting power of the voting stock of such Person;

     (v) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of the Servicer or in respect of a substantial part of the property or assets of the Servicer, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 100 days or an order or decree approving or ordering any of the foregoing shall be entered or the Servicer shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 100 days; or the Servicer shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest the filing of, any petition described in clause (A) above, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (D) make a general assignment for the benefit of its creditors;

     (vi) upon six months' written notice, or upon shorter written notice provided that the Servicer is paid the Retainer Fee, the Rental Fee (based on Rent budgeted to be received) and the Incentive Fee (based on achievement of the Approved Budget Target) for a six-month period after written notice of termination is received, and the payment of the Termination Fee set forth in
Section 10.02(e) below; or

     (vii) upon six months' written notice, or upon shorter written notice provided that the Servicer is paid the Retainer Fee, the Rental Fee

     (based on Rent budgeted to be received) and the Incentive Fee (based on achievement of the Approved Budget Target) for a six-month period after written notice of termination is received, and the payment of an amount equal to 50% of the Termination Fee set forth in Section 10.02(e) below, it, at any time, either:

               (A) the Servicer or any of its Affiliates is retained by an entity or group of entities that are Affiliates (other than AerCo and the Subsidiaries) to service a fleet of commercial jet aircraft on or available for lease having an aggregate appraised value exceeding the lesser of (x) $3.5 billion and (y) the amount which, at the time the Servicer or any such Affiliate is so retained, represents 50% or more (by appraised value) of all commercial jet aircraft serviced by the Servicer and its Affiliates (including such fleet and the Aircraft serviced by the Servicer) at the time of such retention; or


               (B) the Servicer or any of its Affiliates acquires or makes an equity investment or its equivalent (including an investment representing an interest in the residual value of aircraft) in any aircraft portfolio, securitization vehicle or other entity or group of Affiliated entities that owns or leases commercial jet aircraft on or available for lease serviced by the Servicer or any of its Affiliates where (x) such investment represents more than 20% (by value) of the total equity (including any interest in the residual value of aircraft) of such aircraft portfolio, securitization vehicle or other entity or group of entities and (y) the appraised value of the relevant aircraft portfolio exceeds the lesser of (1) $2.5 billion and
          (2) the amount which, at the time such investment is made, represents 35% or more (by appraised value) of all commercial jet aircraft serviced by the Servicer and its Affiliates (including such aircraft portfolio and the Aircraft Assets serviced by the Servicer) at the time such investment is made.


     The Servicer agrees to provide AerCo with written notice of any event described in clause (A) or (B) above within 60 days of its occurrence.


     (b) Subject to the following conditions, at any time during the term of this Agreement, AerCo and the Subsidiaries by a majority vote of the Directors shall, in accordance with this Section 10.02(b) be entitled to terminate this Agreement in respect of any Aircraft to which one or more of the following conditions apply:

          (i) in the case of marketing for re-lease of Aircraft, such Aircraft has been off-lease and is reasonably available for re-lease for more than 180 days after expiry of the agreed lease marketing period; or

          (ii) the Servicer fails, within a reasonable period of time (not to exceed 180 days), to submit to AerCo a bona fide third party offer to purchase an Aircraft after written direction from AerCo to arrange such a sale; or

          (iii) the Servicer recommends a course of action in respect of an Aircraft Asset to AerCo which AerCo does not approve and, after negotiation in good faith, the Servicer refuses to amend, withdraw or replace such recommendation with one that is consistent with the performance of the Services pursuant to this Agreement.

     (c) At any time during the term of this Agreement, the Servicer shall in accordance with this Section 10.02(c) be entitled to terminate this Agreement if:

          (i) AerCo shall fail to pay in full when due (A) any Servicing Fees within five Business Days after the effectiveness of written notice from the Servicer of such failure or (B) any other amount payable by any Person within AerCo Group hereunder or under other Operative Agreement, within ten Business Days after the effectiveness of written notice from the Servicer of such failure; or

          (ii) any Person within the AerCo Group shall fail to perform or observe or shall violate in any material respect any material term, covenant, condition or agreement to be performed or observed by it in respect of this Agreement or any other Operative Document (other than with respect to the payment obligations of AerCo referred to in clause (c)(i) of this Section 10.02; or

          (iii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of AerCo or any Subsidiary or in respect of a substantial part of the property or assets of AerCo or any Subsidiary under Title 11 of the Unites States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 100 days or an order or decree approving or ordering any of the foregoing shall be entered or AerCo or any Subsidiary shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 100 days; or AerCo or any Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency receivership or similar law, (B) consent to the institution of, or fail to contest the filing of, any petition described in clause (A) above, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (D) make a general assignment of the benefit of its creditors; or

          (iv) the Servicer or any of its Affiliates becomes obligated to pay (or indemnify) Taxes as a result of its provision of the Services, (other than Taxes on net income derived by the Servicer under this Agreement), which Taxes it is unable to avoid using reasonable commercial efforts, and AerCo fails to indemnify the Servicer or its Affiliate for such Taxes; or

          (v) the Servicer reasonably determines that directions given by AerCo or any Subsidiary are, or if carried out would be, unlawful under Applicable Law.

     (d)(i) Either AerCo or the Servicer, as applicable (the "TERMINATING PARTY") may, at any time during the term of this Agreement, by written notice ("TERMINATION NOTICE") to the other (the "NON TERMINATING PARTY"), set forth its determination to terminate this Agreement pursuant to this Section 10.02; provided however, that, except in the case of the right of AerCo to terminate this Agreement pursuant to Section 10.02(a)(v), this Agreement shall not terminate until and unless a Replacement Servicer shall have been appointed and shall have accepted such appointment in accordance with Section 10.03(d); provided further that failure by the Terminating Party to provide such Termination Notice shall not affect such party's rights under this Section
10.02. Any Termination Notice shall set forth in reasonable detail the basis for such termination.

     (ii) No later than the fifth Business Day following the effectiveness of the Termination Notice (the "EFFECTIVENESS DATE"), the Non Terminating Party shall advise the Terminating Party in writing whether the Non Terminating Party
(A) intends to cure the basis for such termination and, if so, the action it intends to take to effectuate such cure or (B) does not intend to cure the basis for such termination (it being understood that failure of the Non Terminating Party to deliver such notice by such day shall be deemed to constitute notice that it does not intend to cure the basis for termination). In the event that the Non Terminating Party notifies (or is deemed to have notified) the Terminating Party that it does not intend to cure the basis for such termination, then this Agreement shall terminate immediately or on such later date as the Terminating Party shall have indicated in the Termination Notice. In the event that the Non Terminating Party notifies the Terminating Party by such fifth day that it intends to cure the basis for such termination, then the Non Terminating Party shall (A) have 30 days from the Effectiveness Date to effectuate such cure to the satisfaction of the Terminating Party or (B) if such cure cannot reasonably be expected to be effectuated within a 30 day period, (1) demonstrate to the satisfaction of the Terminating Party that substantial progress is being made toward the effectuation of such cure and (2) effectuate such cure to the reasonable satisfaction of the Terminating Party no later than the sixtieth day following the Effectiveness Date. Upon the failure of the Non Terminating Party to effectuate a cure in accordance with the immediately preceding sentence, this Agreement shall terminate on the later of (A) the day immediately following the expiration of such 30 or 60 day period, as the case may be, (B) such later date as shall be indicated in the Termination Notice or (C) the date as of which a Replacement Servicer has been engaged to perform the Services with respect to the Aircraft and has accepted such appointment in accordance with the provisions of Section 10.03(d).

     (e) The Termination Fee shall be calculated as follows:

                                                       Termination Fee
                                                       (percentage of  Initial
                                                       Appraised Value as of
Date of Termination:                                   the date of termination):
--------------------                                   -------------------------
On or after 31 March 1998 but prior to 31 March 2001             0.20%
On or after 31 March 2001 but prior to 31 March 2003             0.15%
On or after 31 March 2003 but prior to 31 March 2005             0.10%
Thereafter                                                        Nil



     SECTION 10.03. Consequences of Termination. (a) Upon the expiration or termination of this Agreement in accordance with this Article 10, or upon the removal of the Servicer with respect to the performance of the Services for any Aircraft, the Servicer will promptly forward to AerCo any notices, reports and communications received by it from any relevant Lessee within 30 days after termination or expiration.

     (b) AerCo will notify promptly each relevant Lessee and any relevant third party of the termination or expiration of the Servicer under this Agreement in relation to any of the Aircraft and will request that all such notices, reports and communications thereafter be made or given directly to or as directed by AerCo.

     (c) A termination or resignation in relation to any or all Aircraft shall not affect the respective rights and liabilities of either party accrued prior to such termination in respect of any prior breaches hereof or otherwise.

     (d) (i) Upon the expiration or termination of this Agreement in accordance with this Article 10, or upon the removal of the Servicer with respect to the performance of the Services for any Aircraft, the Servicer will cooperate with any Replacement Servicer, including providing all information, documents and records relating to the Aircraft for a 12 month period following the termination or expiration.

     (ii) this Agreement may not be terminated with respect to the Servicer, in either case in whole or in part, unless a Replacement Servicer has been appointed and has accepted such appointment; provided that in the event that a Replacement Servicer shall not have been appointed within 90 days after the expiration or termination of this Agreement, or the removal of the Servicer with respect to the performance of the Services for any Aircraft, the Servicer may petition any court of competent jurisdiction for the appointment of a Replacement Servicer.

     (e) (i) Upon the termination of this Agreement in accordance with this
Article 10, or upon the removal of the Servicer with respect to the performance of the Services for any Aircraft, AerCo shall continue to pay the Servicing Fees and Reimbursable Expenses to the Servicer until a Replacement Servicer shall have been appointed and shall have accepted such appointment in accordance with the provisions of Section 10.03(d).

     (ii) if a Replacement Servicer is appointed with respect to any Aircraft in accordance with Section 10.03(d) and during the three-month period following the effectiveness of such appointment such Aircraft is sold by any Person within AerCo Group to a customer to whom the Servicer had been actively engaged in marketing such Aircraft and with whom the Servicer had been engaged in substantive discussions at any time during the three-month period prior to the appointment and acceptance of such Replacement Servicer, the Servicer shall be paid Sales Incentive Fees in respect of such Aircraft as if the Servicer had arranged for the sale of such Aircraft. Following any such appointment of a Replacement Servicer, the Servicer will, upon the request of AerCo, provide AerCo with a list of customers with respect to which the Servicer had been actively engaged in marketing such Aircraft and with which the Servicer had been engaged in substantive discussions at any time during such three-month period. Such list shall be treated as confidential by AerCo and shall not be disclosed to any person other than the Directors and the Administrative Agent or used for any purpose other than as a basis for determining any Sales Incentive Fees payable to the Servicer pursuant to the first sentence of this Section 10.03(e)(ii).

     (f) Upon the termination of this Agreement in accordance with this Article 10, or upon the removal of the Servicer with respect to the performance of the Services for any Aircraft, the Servicer shall promptly (but no later than 30 days after the appointment and acceptance of a Replacement Servicer) return the originals (and all copies) within its possession of all applicable Aircraft Assets Related Documents and other documents related to the Aircraft Assets to AerCo and shall provide access to other documentation and information relating to the business of AerCo Group (and, to the extent practicable, copies thereof) within its possession as is reasonably necessary to the conduct of AerCo Group's business.

     SECTION 10.04. Survival. Notwithstanding any termination or the expiration of this Agreement, the obligations of AerCo, and the Subsidiaries under Article 9, Section 10.03, this Section 10.04, Article 11 and Section 13.08 of this Agreement and the Servicer's obligations or limitations on liability under Sections 3.03, 10.03, this Section 10.04, Article 11 and Section 13.08, and the limitations on Servicer's liability under Sections 2.01(c), 2.02, 3.03, 3.04, 5.05, 5.08, 7.04(d), 13.10 and Schedule 2.02(a) shall survive such termination or expiration, as the case may be.


                                   ARTICLE 11

                                INDEMNIFICATION

     Section 11.01. Indemnity. (a) Notwithstanding anything to the contrary set forth herein or in any other Operative Agreement, AerCo and the Subsidiaries do hereby jointly and severally assume liability for, and do hereby jointly and severally agree to indemnify, reimburse and hold harmless on an After-Tax Basis, the Servicer, its Affiliates and the Servicer Representatives from any and all Losses that may be imposed on, incurred by or asserted against any such Person, directly or indirectly, arising out of, in connection with or related to (i) the Servicer's performance under this Agreement, errors in judgment or omissions by the Servicer under this Agreement or any action which the Servicer is requested to take or requested to refrain from taking by AerCo, or as contemplated by this Agreement, by the Cash Manager or the Administrative Agent; provided that the indemnity pursuant to this clause (i) shall not extend to (A) any Loss which is finally adjudicated to have been caused directly by the negligence, recklessness, fraud or wilful misconduct of the Servicer in respect of its obligations to apply the Standard of Care or the Conflicts Standard in respect of the performance of the

Services or (B) any other Loss for which the Servicer has agreed to indemnify AerCo and its Affiliates pursuant to this Agreement or (ii) any of the circumstances described in clauses (iii) - (vi) of Section 3.03(a).

     (b) Any person who may seek indemnification pursuant to Section 3.03 or
Section 11.01(a), (such person the "INDEMNIFIED PARTY") agrees to give the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") prompt notice of any action, claim, demand, discovery of fact, proceeding or suit for which the Indemnified Party intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification shall not affect the Indemnified Party's entitlement to indemnification under this Section 11.01 unless and only to the extent such failure results in actual irreparable prejudice to the Indemnifying Party.

     SECTION 11.02. Procedures for Defense of Claims. (a) If a Third Party Claim is made against the Indemnified Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim (which notice shall include all relevant information reasonably necessary for the Indemnifying Party to understand such claim which is in the possession or under the control of, or can be obtained by, the Indemnified Party at the time of such notice, subject to Applicable Laws and confidentiality obligations), and the Indemnified Party or the Indemnifying Party (as agreed between them) will undertake the defense thereof. The failure to notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its obligations under Section 3.03 or Section 11.01(a) unless such failure results in actual prejudice to the Indemnifying Party.

     (b) If agreed and accepted by the Indemnified Party, the Indemnifying Party shall within 30 days, undertake the conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed) and at the Indemnifying Party's sole risk and expense, the good faith settlement or defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party in connection therewith; provided that (i) at all times the Indemnified Party shall be entitled to participate in such settlement or defense through counsel chosen by it, and the fees and expenses of such counsel shall be borne by the Indemnified Party, and (ii) the Indemnifying Party shall not be entitled to settle such claims unless it shall have confirmed in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party for the liability asserted in such claim.

     (c) So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall fully cooperate with the Indemnifying Party in the defense of such claim as is reasonably required by the Indemnifying Party. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to such Third Party Claim and the availability on a mutually convenient basis of directors, officers and employees to provide additional information. The Indemnified Party shall not settle or compromise any claim without the written consent of the Indemnifying Party unless the Indemnified Party agrees in writing to forego any and all claims for indemnification from the Indemnifying Party with respect to such claims.

     (d) If, within five days after notice of any such claim, the Indemnified Party and the Indemnifying Party are unable to agree on which of them will defend such Third Party Claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such claim.

     SECTION 11.03. Reimbursement of Costs. The costs and expenses, including fees and disbursements of counsel (except as provided in Section 11.02(b)(i)) and expenses of investigation, incurred by the Indemnified Party in connection with any Third Party Claim, shall be reimbursed on a quarterly basis by the Indemnifying Party upon the submission of evidence reasonably satisfactory to the Indemnifying Party that such expenses have been incurred, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event that the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.


                                   ARTICLE 12

                           ASSIGNMENT AND DELEGATION

     Section 12.01. Assignment and Delegation. (a) No party to this Agreement shall assign or delegate this Agreement or all or any part of its rights or obligations hereunder to any Person without the prior written consent of each of the other parties; provided however that (i) the Servicer may delegate any portion of its obligations to Babcock & Brown Inc, or to any subsidiary of Babcock & Brown Inc. and (ii) the foregoing provisions on assignment and delegation shall not limit the ability of the Servicer to contract with any Person, including any of its Affiliates, for services in respect of Aircraft Assets. Any assignment or delegation pursuant to this Section 12.01(a) shall not require any approval pursuant to Section 7.05 as long as such assignment or delegation is at the cost of the Servicer.

     (b) Without limiting the foregoing, any Person who shall become a successor by assignment or otherwise of any of AerCo, the Subsidiaries or the Servicer (or any of their respective successors) in accordance with this Section 12.01 shall be required as a condition to the effectiveness of any such assignment or other arrangement to become a party to this Agreement.



                                   ARTICLE 13

                                  MISCELLANEOUS

     Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to AerCo, to:
     AerCo Limited
     c/o GPA Administrative Services Limited
     as Administrative Agent
     GPA House
     Shannon
     Ireland
     Attention: General Counsel
     Fax: 353-61-360-113

     and

     22 Grenville Street
     St. Helier
     Jersey, JE4 8PX
     Channel Islands
     Attention: Mourant & Co. Secretaries Limited--Company Secretary
     Fax: 44-1534-609-333

     with a copy to:
     Davis Polk & Wardwell
     1 Frederick's Place
     London EC2R 8AB
     Attention: Mr. Tom Reid
     Fax: 44-171-418 1400

     if to Servicer, to:
     Babcock & Brown Limited
     Oracle House

     Herbert Street
     Dublin 2
     Ireland
     Attention: Managing Director
     Fax: +353-1-661-6506

     with a copy to:
     Babcock & Brown Inc.
     2 Harrison Street
     San Francisco
     CA94105
     Attention: General Counsel
     Fax: + 1-415-267-1500


     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 13.02. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

     SECTION 13.03. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

     SECTION 13.04. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 13.05. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 13.06. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     SECTION 13.07. Power of Attorney. Each of AerCo and the Subsidiaries shall appoint the Servicer and its successors, and its permitted designees and assigns, as their true and lawful attorney-in-fact. All services to be performed and actions to be taken by the Servicer pursuant to this Agreement shall be performed to and on behalf of each of AerCo and the Subsidiaries. The Servicer shall be entitled to seek and obtain from each of AerCo and the Subsidiaries a power of attorney or such other appropriate documentation in respect of the execution of any specific deems appropriate.

     SECTION 13.08. Restrictions on Disclosure. The Servicer agrees that it shall not, prior to the termination or expiration of this Agreement or within the three years after such termination or expiration, disclose to any Person any confidential or proprietary information, whether of a technical, financial, commercial or other nature, received directly or indirectly from any Person within AerCo Group regarding AerCo Group's business or the Aircraft Assets or the Leases, except as authorized in writing by AerCo, and except:

     (a) To Representatives of the Servicer and any of its Affiliates in furtherance of the purpose of this Agreement;

     (b) To the extent required by Applicable Law or by judicial or administrative process, but in the event of proposed disclosure, the Servicer shall seek the assistance of AerCo to protect information in which AerCo has an interest to the maximum extent achievable;

     (c) To the extent that the information: (i) was generally available in the public domain; (ii) was, to the Servicer's knowledge, lawfully obtained from a source under no obligation of confidentiality, directly or indirectly, to any Person within AerCo Group; (iii) was disclosed to the general public with the approval of any Person with AerCo Group; or (iv) was developed independently by the Servicer of any of the Servicer's Affiliates; and

     (d) To the extent the Servicer deems necessary to protect and enforce its rights and remedies under this Agreement.

     SECTION 13.09. Rights of Setoff. To the extent permitted by Applicable Law, the Servicer hereby waives any right it may have under Applicable Law to exercise any rights of setoff it has under Applicable Law with respect to any assets it holds owned by, or money or monies it owes to, any Person within AerCo Group pursuant to and in accordance with the terms and conditions of this Agreement; provided however that this Section 13.09 shall not affect any rights of setoff or other rights that the Servicer has or may have under the express terms and conditions of this Agreement.

     SECTION 13.10. Reliance. The Servicer shall be entitled to rely on the provisions of this Agreement, including Schedule 2.02(a), any Approved Budget, any direction of, or certification by, AerCo or the Directors (or any duly appointed committee thereof) or the Administrative Agent or the Cash Manager, to the extent set forth in Sections 2.01(b) and 2.01(c), respectively, and the Transaction Approval Requirements in carrying out its obligations hereunder, and each of AerCo and each other Person within the AerCo Group hereby waives any rights to challenge any action taken by the Servicer that is consistent with the provisions of this Agreement (including the Standard of Care and the Conflict Standard) including Schedule 2.02(a), any Approved Budget, any such direction or certification or the Transaction Approval Requirements or which has been approved by the Directors of AerCo or a Subsidiary or a duly appointed committee thereof, the Administrative Agent or the Cash Manager.

     IN WITNESS WHEREOF, this Agreement has been duly executed on the date first written above.



                                    BABCOCK & BROWN LIMITED


                                    By: Brian Foley
                                        -------------------------------
                                        Name:  Brian Foley
                                        Title: Director



                                    AERCO LIMITED


                                    By: Frederick W. Bradley Jr.
                                        -------------------------------
                                        Name:  Frederick W. Bradley Jr.
                                        Title: Director



                                    AERCO IRELAND LIMITED


                                    By: Patrick J. Dalton
                                        -------------------------------
                                        Name:  Patrick J. Dalton
                                        Title: Director



                                    AERCO IRELAND II LIMITED


                                    By: John Redmond
                                        -------------------------------
                                        Name:  John Redmond
                                        Title: Director



                                    AERCOUSA INC.


                                    By: Stephanie Rudolph
                                        -------------------------------
                                        Name:  Stephanie Rudolph
                                        Title: President

                                    AERFI BELGIUM N.V.


                                    By: John Redmond
                                        -------------------------------
                                        Name:  John Redmond
                                        Title: Director



                                    AIRCRAFT LEASE PORTFOLIO
                                    SECURITIZATION 94-1 LIMITED


                                    By: George Adrian Robinson
                                        -------------------------------
                                        Name:  George Adrian Robinson
                                        Title: Director



                                    ALPS 94-1 (BELGIUM) N.V.


                                    By: George Adrian Robinson
                                        -------------------------------
                                        Name:  George Adrian Robinson
                                        Title: Director



                                    PERGOLA LIMITED


                                    By: Michael Horgan
                                        -------------------------------
                                        Name:  Michael Horgan
                                        Title: Director

                                                                      APPENDIX A



AerCo Ireland Limited
AerCo Ireland II Limited
AerCoUSA Inc.
AerFi Belgium N.V.
Aircraft Lease Portfolio Securitization 94-1 Limited
ALPS 94-1 (Belgium) N.V.
Pergola Limited

                                                                SCHEDULE 2.02(a)


     AIRCRAFT ASSETS SERVICES

     The provision of the Services set forth in this Schedule 2.02(a) will be subject in all cases to such approval as may be required or such limitations as may be imposed pursuant to Section 7.05 of this Agreement and the provisions of this Schedule 2.02(a) shall be deemed to be so qualified.

     Unless otherwise defined herein, all capitalized terms used in this
Schedule 2.02(a) have the meanings assigned to such terms in the Offering Memorandum.

                                    ARTICLE 1

                                 LEASE SERVICES

     SECTION 1.01. Collections and Disbursements. In connection with each Lease of an Aircraft Asset under which any Person within AerCo Group is the Lessor, the Servicer will:

     (a) Invoice the Lessee or otherwise arrange, as the Servicer deems reasonably appropriate on behalf of such Person within AerCo Group, for all payments due from the Lessee, including Rents, Security Deposits, Maintenance Reserves, late payment charges and any payments in respect of Taxes and other payments (including technical, engineering, insurance and other recharges) due under the relevant lease, use commercially reasonable efforts to direct the Lessee, subject to the terms of the Lease, to make such payments to such accounts as are specified in writing by the Cash Manager and use commercially reasonable efforts to enforce the payment thereof in the event of a nonpayment by the relevant due date;

     (b) Review from time to time, as deemed necessary by the Servicer, the level of Rents, Security Deposits, Maintenance Reserves and other amounts that may be adjusted under the Leases and propose to the relevant Lessee or make such adjustments to the Rents, Security Deposits, Maintenance Reserves and other amounts as are required under the terms of the relevant Lease or that the Servicer otherwise deems reasonably appropriate considering, among other things, practices that the Servicer believes are prevalent in the operating lease market;

     (c) Maintain appropriate records regarding payments under the Leases;

     (d) Subject to the terms of any applicable Aircraft Asset Related Document, take such actions as are necessary to apply any payments of any type received from any Lessee on a basis consistent with the directions of such Lessee and, to the extent that any such payments are made to an account other than the account to which such payment should have been directed pursuant to such Lessee's direction, to take such further actions as are necessary to give effect to such directions; and

     (e) Provide for the safekeeping and recording of any letters of credit, guarantees or other credit support (other than cash and cash equivalents) held as part of Security Deposits or Maintenance Reserves and the timely renewal or drawing on or disbursement thereof as provided under the applicable Lease or other Aircraft Asset Related Document or otherwise in accordance with Section
1.05 of this Schedule 2.02(a).

     SECTION 1.02. Technical Services. The Servicer will perform the following technical services relating to the management of the technical condition of the Aircraft Assets and using commercially reasonable efforts to apply the Standard of Care and the Performance Objectives:

     (a) Monitor the performance of maintenance obligations by Lessees under all Leases relating to the Aircraft by including the Aircraft in the Servicer's technical audit program (which shall include inspection of each Aircraft at least every 18 months, attendance at major checks or inspections and maintenance of a record of written reports generated in connection with such inspections) consistent with practices employed from time to time by the Servicer and its Affiliates with respect to their own aircraft and other aircraft which they manage. The Servicer shall advise AerCo as to the content of such technical audit program and shall advise AerCo as to any material change to such technical audit program from time to time;

     (b) Determine the air authority approval status of a proposed maintenance program and proposed maintenance performer under any new Lease of any Aircraft under which any Person within AerCo Group is the Lessor;

     (c) Manage aircraft deliveries and re-deliveries in connection with the commencement or termination or expiration of a Lease under which any Person within AerCo Group is the Lessor; and

         (i) arrange for the appropriate technical inspection of the Aircraft Assets and records for the purpose of determining if the re-delivery conditions under the Lease have been satisfied and integrated into the maintenance program of the new lessee;

          (ii) maintain a record of all material reports and other written materials (including any relevant reconciliation statements) received or generated by the Servicer in connection with such inspection and provide reasonable access to such reports and written materials to the relevant Person within AerCo Group;

          (iii) on the basis of inspection and available records, determine whether the Lessee has complied with all required airworthiness directives and mandatory modifications and establish the status of compliance with airframe and engine manufacturer service bulletins and Lessee-originated modifications undertaken, in each case with respect to the Aircraft Assets and as required by the Lease;

          (iv) (A) determine whether the Lessee has satisfied the re-delivery conditions applicable to the Aircraft Assets specified in the Lease and negotiate any modifications, repairs, refurbishments, inspections or overhauls to or compromises of such conditions that the Servicer deems reasonably necessary or appropriate; (B) determine the application of any available Security Deposits, Maintenance Reserves or other payments under the Lease; and (C) maintain a record of the satisfaction of such conditions and recommend whether AerCo should accept redelivery of the Aircraft Assets; and

          (v) determine the need for and procure and monitor the performance of any maintenance and refurbishment of the Aircraft Assets upon redelivery, including compliance with applicable airworthiness directives, service bulletins and other modifications which the Servicer may deem reasonably necessary or appropriate for the marketing of the Aircraft;


         (d) Consider and, to the extent the Servicer deems reasonably necessary or appropriate, approve any Lessee-originated modifications to any Aircraft Assets submitted by any Lessee:

          (i) to the extent authorized by the terms of the relevant Lease; or

          (ii) which the Servicer reasonably determines would not result in a material diminution in value of the Aircraft Assets or the interests of any Person within AerCo Group; or

          (iii) which are approved by AerCo.

     (e) Determine the amount (if any) that the relevant Person within AerCo Group is obliged to contribute pursuant to the provisions of a Lease (taking into account the amount of Maintenance Reserves available with respect to such Lease and the receivables position of the related Lessee) to maintenance work performed, the cost of complying with any modification requirements, airworthiness directives and similar requirements; and

     (f) Arrange and supervise appropriate storage and any required on-going maintenance of any Aircraft Assets, at the expense of the relevant Person within AerCo Group, following termination of a Lease for any reason and redelivery of the Aircraft Asset thereunder and prior to delivery of such Aircraft Assets to a new lessee or purchaser, on the most economic basis reasonably commercially available and appropriate under the circumstances.

     The Servicer shall generally provide the technical management services set forth in this Section 1.02 through the use of its own staff and the use of qualified third parties. Technical management services will be provided at the Servicer's expense except as specified in Section 9.06(b) of the Servicing Agreement.


     SECTION 1.03. Insurance. (a) The Servicer will provide the following insurance services:

          (i) negotiate the insurance provisions of any proposed lease or other agreement affecting any of the Aircraft Assets, with such provisions to include such minimum coverage amounts with respect to hull and liability insurance as are set forth on Annex 1 to this Agreement, as the same may be amended from time to time at the direction of AerCo;

          (ii) monitor the performance of the obligations of Lessees relating to insurance under Leases of any Aircraft Assets and ensuring that appropriate evidence of insurance exists with respect to any Aircraft Assets maintenance providers;

          (iii) source and arrange a group aviation insurance program covering the Aircraft Assets (it being understood that any savings resulting from a group policy covering both Aircraft Assets and Other Assets shall be shared equitably based on the amount of insurance obtained and premium paid thereunder with respect to the covered Aircraft Assets, on the one hand, and the Other Assets, on the other hand), with such minimum coverage amounts with respect to hull and liability insurance as are set forth on Annex 1 to this Agreement, as the same may be amended from time to time at the direction of AerCo;

                  (iv) procure such political risk insurance for Aircraft Assets habitually based or registered in those countries listed on Annex 1 to this Agreement (which list has been established by AerCo and may be modified from time to time by AerCo) and such other insurance related thereto from the sources and with such minimum coverage amounts with respect to hull insurance as are set forth on Annex 1 to this Agreement, as the same may be amended from time to time at the direction of AerCo;

                  (v) review the "Agreed Values" set forth on Annex 1 to this Agreement by reference to market valuations and advise AerCo as to whether the insurance levels should be modified;

                  (vi) if at any time any Aircraft Asset ceases to be insured or any Person within AerCo Group requires insurance coverage relating to an Aircraft for any reason, including default by the Lessee or an Aircraft not being leased upon termination of a Lease, the Servicer will promptly procure, at the expense of the relevant Person within AerCo Group, alternative insurance coverage, with such minimum coverage amounts with respect to hull and liability insurance as are set forth on Annex 1 to this Agreement, as the same may be amended from time to time at the direction of AerCo; and

                  (vii) advise AerCo of any settlement offers received by the Servicer with respect to any claim of damage or loss in excess of $1,000,000 with respect to an Aircraft Asset, provide AerCo with copies of all relevant documentation related thereto and such other additional information and advice as AerCo may reasonably request and, upon direction from AerCo that any settlement offer related thereto is acceptable, prepare the appropriate documentation, including releases and any indemnities required in connection with such releases, to give effect to such settlement offer and procure the execution of such documentation by AerCo (it being understood that settlement offers with respect to any such claims up to and including $1,000,000 may be settled by the Servicer independently);

provided however, that in each case where insurance is to be obtained by the Servicer, such insurance is reasonably available in the relevant insurance market and the Servicer shall have used reasonable sourcing techniques prior to obtaining such insurance. The foregoing provisions shall apply to any arrangements in which Persons other than Lessees have possession of, or insurance responsibility for, an Aircraft Asset (including in the event that an Aircraft Asset has been sold pursuant to a mortgage, deferred payment agreement or any similar arrangement).

         (b) The Servicer shall provide to AerCo such periodic reports regarding insurance matters relating to the Aircraft Assets as AerCo shall reasonably request.

         (c) The Servicer may engage, with the approval of AerCo, and, at AerCo's expense, one or more insurance advisers to advise on insurance related issues. The Servicer shall be entitled to rely reasonably on actions taken by or recommendations of any such advisor, subject to the terms of the relevant Lease. Any such insurance advisor may also act in the same or similar capacities for the Servicer or its Affiliates.

         SECTION 1.04. Administration. The Servicer shall administer each Lease in accordance with its terms and as otherwise specifically addressed herein.

         SECTION 1.05. Enforcement. The Servicer shall take commercially reasonable steps to enforce the obligations to the relevant Person within AerCo Group of the Lessee and any other parties under each Lease and under any ancillary agreements thereto delivered by AerCo to the Servicer (including any guarantees of the obligations of the Lessee). Following any default by a Lessee under the applicable Lease, the Servicer will take all steps as it deems reasonably necessary or appropriate to preserve and enforce the rights of the relevant Person within AerCo Group under the applicable Lease, including entering into negotiations with such Lessee with respect to the restructuring of such Lease or declaration of an event of default under the applicable Lease, providing for the drawing on or making disbursement of any Security Deposits, Maintenance Reserves or any letters of credit, guarantees or other credit support thereunder, voluntary or involuntary termination of the Lease and repossession of the Aircraft Asset that is the subject of the Lease, and pursuing such legal action with respect thereto as the Servicer deems reasonably necessary or appropriate.

         SECTION 1.06. Lease Modifications. (a) The Servicer shall be authorized to make such amendments and modifications to any Lease as it shall deem reasonably necessary or appropriate; provided however, that such amendment or modification shall require the approval of AerCo pursuant to Section 7.05 of this Agreement if the provisions of such amendment or modification, were they to be included in a new Lease to be entered into after the date hereof, would, on their own, cause the entering into of such new Lease to require the approval of AerCo pursuant to Section 7.05(a)(ii) of this Agreement. Such amendments or modifications may be made without regard to whether there is a default by the Lessee or other party under or with respect to any such Lease.

         (b) The Servicer may waive, in its absolute discretion, overdue interest due from any Lessee under any Lease on any default in payment of rent,

Maintenance Reserves or other amount thereunder if any such default is cured within seven days of the date on which such payment was due.

         SECTION 1.07. Options and Other Rights. The Servicer shall be authorized to take such action as it shall deem reasonably necessary or appropriate with respect to:

         (a) The exercise by any Lessee or other party of any option or right affecting the applicable Aircraft Asset or the applicable Lease, consistent with the terms of any such option or right; and

         (b) The exercise on behalf of any Person within AerCo Group of any right or option that such Person may have with respect to any of the Aircraft Assets or the Leases.

         SECTION 1.08. Lessee Solicitations. Upon AerCo's request, with respect to the Aircraft Assets, the Servicer shall provide assistance to the relevant Persons within AerCo Group with respect to:

         (a) Obtaining Lessee consents, novations, assignments, amendments and related documentation (including insurance certificates, title transfer documents and legal opinions); and

         (b) The issue (or reissue) or amendment of letters of credit, guarantees and related documentation (the documents referred to in clauses (a) and (b) above are, collectively, the "LESSEE DOCUMENTATION");

         SECTION 1.09. Tax Based Financings. The Servicer will cooperate with AerCo and its advisors to structure any tax based financings, including assisting with lessee solicitations in accordance with Section 1.08 to this schedule 2.02(a), if so requested by AerCo.

                                    ARTICLE 2

                           COMPLIANCE WITH COVENANTS

         SECTION 2.01. Compliance Generally. (a) The Servicer shall take such actions as it shall deem reasonably necessary or appropriate to keep AerCo in compliance with its obligations and covenants under any indenture or similar agreements binding it from time to time (the "INDENTURE") solely to the extent that such obligations and covenants specifically relate to the status, insurance, maintenance or operation of the relevant Aircraft Assets excluding, in any case,
(i) any reporting obligations in respect of any of the foregoing and (ii) any rental or other payment or monetary obligations under such; provided, however, that the foregoing shall only apply to (A) any Indenture covenants that are summarised (or, in certain cases, appear as extracts) in Annex 2 to the Servicing Agreement, to the extent such summaries (or extracts) include, following each provision summarised (or extracted) in such Annex, the relevant section references for each such provision from each Indenture, and which (together with the definitions for any capitalised terms used therein) are set forth in full in a copy of the Indenture delivered by AerCo to the Servicer, certified by AerCo as a true and complete copy thereof (and AerCo shall promptly provide the Servicer with all amendments, supplements and waivers thereto, so certified). AerCo shall provide to the Servicer any instructions the Servicer may require in the interpretation of the Indenture, on which instructions the Servicer shall be entitled to rely in all respects, and (B) such Indenture covenants (excluding, in any case, any such covenants relating to the limitations on Lessee concentrations, which are treated in Section 2.02 of this
Schedule 2.02(a)) first coming into effect (including through amendments or modifications) after the date of the Servicing Agreement, or which AerCo shall from time to time notify the Servicer in writing, in reasonably specific detail.

     (b) Nothing in this Schedule 2.02(a) or elsewhere in the Servicing Agreement shall be deemed to constitute or be construed as (i) a delegation or other transfer to, or an assumption by, the Servicer or any of its Affiliates of any obligations of any Person within the AerCo Group to make any payment to any Lessee or other Person, or to comply with any other monetary obligation, under any Lease or (ii) a transfer to the Servicer or any of its Affiliates of any right, title and interest in any Lease or related agreement or any Aircraft Asset covered thereby.

     SECTION 2.02. Certain Matters Relating to Concentration Thresholds. (a) The Servicer shall use commercially reasonable efforts to comply with any covenants specifically relating to limitations on Lessee concentration set forth in the Indenture ("CONCENTRATION THRESHOLDS") and shall promptly inform AerCo of any proposed transaction that it reasonably determines may result in such Concentration Thresholds being exceeded, and AerCo shall promptly provide to the Servicer any information that the Servicer may reasonably require in connection with such Concentration Thresholds in order to comply with the provisions of this Section 2.02. The Servicer shall not enter into any such transaction other than pursuant to the terms of Section 2.02(c) below.

     (b) AerCo and each Person with the AerCo Group hereby, jointly and severally, represent and warrant to the Servicer that set forth in Annex 2 to this

Schedule 2.02(a) are summaries of the Concentration Thresholds (including, following each provision summarised in such Annex, the relevant section references for each such provision from the Indenture) presently imposed under the Indenture, which Concentration Thresholds (together with the definitions for any capitalised terms used therein) are set forth in a full copy of the Indenture delivered by AerCo to the Servicer, certified by AerCo as a true and complete copy thereof (and AerCo shall promptly provide the Servicer with all amendments, supplements and waivers thereto, so certified) and AerCo shall provide to the Servicer any instructions the Servicer may require in the interpretation of such Concentration Thresholds, on which instructions the Servicer shall be entitled to rely in all respects.

     (c) The Servicer shall not enter into any transaction with respect to which it has provided notice pursuant to Section 2.02(a) until AerCo has provided a written certification to the Servicer to the effect that such transaction will not result in any violation of the Concentration Thresholds and the Servicer shall be entitled to rely upon such certification for all purposes of this Agreement and this Section 2.02.

                                   ARTICLE 3

                                LEASE MARKETING

     Section 3.01. Lease Marketing Services. The Servicer shall provide and perform lease marketing services with respect to the Aircraft Assets and in connection therewith is authorised:

     (a) To negotiate and enter into any commitment for a Lease of an Aircraft Asset on behalf of and (through a power of attorney) in the name of the relevant Person within AerCo Group; and

     (b) To include within any commitment for a Lease of an Aircraft Asset any intermediate Lease or Leases through any Person within AerCo Group that the Servicer deems reasonably necessary or appropriate.

     SECTION 3.02. Form of Lease. (a) The Servicer shall commence the negotiation of any commitment for a Lease or Leases of Aircraft Assets in a manner consistent with the practices employed by the Servicer with respect to its aircraft operating leasing services business generally and shall commence the drafting of, and negotiation with respect to, any Leases for Aircraft Assets on the following basis:

          (i) in the case of any proposed Lessee that is not and has not been a lessee of an aircraft managed or serviced by the Servicer, the Servicer shall commence the drafting of, and negotiation with respect to, a Lease for Aircraft Assets based on the form of lease agreement or agreements then used by the Servicer in connection with its aircraft operating leasing services business generally (as such form of lease shall be amended from time to time by the Servicer, subject to Section 3.02(c) below, the "PRO FORMA LEASE"); and

          (ii) in the case of any proposed Lessee that is or was a lessee of an aircraft managed or serviced by the Servicer, the Servicer may commence the drafting of, and negotiation with respect to, a Lease for Aircraft Assets based on a form of lease substantially similar to the lease previously used with respect to such Lessee (the "PRECEDENT LEASE").

     (b) Provided that the Servicer commences the negotiation of a Lease of any Aircraft Asset in accordance with clauses (a)(i) and (a)(ii) above, the terms of any executed Lease may vary from the terms of the Pro Forma Lease or the Precedent Lease employed by the Servicer in accordance with such clauses. Subject to compliance with the terms and conditions of this Agreement, the Servicer is authorized to execute and deliver binding Leases and related agreements on behalf of the relevant Person within AerCo Group. It is the intention of the parties that following the execution and delivery of any Lease with respect to Aircraft Assets the Servicer shall deliver a copy of the executed Lease, together with a copy thereof marked to reflect changes from the precedent employed in accordance with the foregoing procedures, to AerCo within 20 Business Days of such execution and delivery.

     (c) Upon ten Business Days' prior written notice from AerCo (x) requesting a copy of the then current Pro Forma Lease and (y) specifying that such Pro Forma Lease is to be used for purposes of the annual review of the Pro Forma Lease (the "ANNUAL REVIEW"), the Servicer shall provide AerCo with a copy of its then current Pro Forma Lease, together with a copy thereof marked to reflect changes from the version of the Pro Forma Lease that was produced by the Servicer following the immediately preceding Annual Review to give effect to the terms of Section 3.02(d) below.

     (d) On or prior to each anniversary of the Closing Date and following the Annual Review, AerCo shall advise the Servicer in writing whether any provisions in the then current Pro Forma Lease that correspond to any core lease provisions or similar provisions are required in accordance with the terms of the Indenture to be deleted from such Pro Forma Lease and replaced with the provision corresponding thereto in the most recent Pro Forma Lease in which such provision was determined to be in accordance with the terms of the Indenture. Following any such written advice from AerCo, the Servicer shall amend the Pro Forma Lease accordingly and shall commence the negotiation of any Lease thereafter with the Pro Forma Lease as so amended in respect of any such provision.


     SECTION 3.03. Deliveries. The Servicer shall take commercially reasonable action to deliver any Aircraft Asset pursuant to the terms of the documentation of the Lease or Leases of such Aircraft Asset, including upon an extension of such Leases.


     SECTION 3.04. Management. The Servicer shall generally manage the marketing services set forth in this Article 3 through the use of its own marketing staff.

                                   ARTICLE 4

                        SALES AND PURCHASES OF AIRCRAFT


     SECTION 4.01. Sales Services and Authority. (a) The Servicer shall provide and perform sales services with respect to the Aircraft Assets at, and on a basis consistent with, the directions from time to time of AerCo, and, in connection therewith, is authorized;

          (i) to enter into any commitment for a sale of an Aircraft Asset on behalf and (through a power of attorney) in the name of the relevant Person within AerCo Group; and

          (ii) to include within any sale any intermediate Lease or Leases through any Person within AerCo Group that the Servicer deems reasonably necessary or appropriate; provided however, that, except as otherwise required in accordance with the terms of a Lease, the Servicer shall not enter into any sale of any Aircraft Asset or agreement to sell any Aircraft Assets without obtaining the approval of AerCo pursuant to Section 7.05(a) of this Agreement.

     (b) The Servicer shall negotiate documentation of any sale and, subject to
Section 4.01(a) of this Schedule 2.02(a), is authorized to execute and deliver binding agreements on behalf and (through a power of attorney) in the name of the relevant Person within AerCo Group.

     (c) The Servicer shall take commercially reasonable efforts to deliver any Aircraft Asset pursuant to the terms of the documentation of the sale.

     (d) In the event that AerCo directs the Servicer to arrange for the sale of any Aircraft Asset, the Servicer will not be required to take any such action until AerCo shall provide the Servicer with an Officer's Certificate certifying that such sale complies with the terms of the Indenture and that the Servicer is entitled to rely upon such certification for all purposes of this Agreement and this Schedule 2.02(a).

     (e) Notwithstanding any other provision in Section 7.05 of the Servicing Agreement to the contrary, the Servicer shall be permitted to purchase, sell or exchange any engine relating to an Aircraft or any part or components thereof or spare parts or ancillary equipment or devices furnished with an Aircraft at such times and on such terms and conditions as the Servicer deems reasonably necessary or appropriate in connection with its performance of the Services; provided however, the Servicer shall not be permitted to purchase, or enter any order to purchase, engines or spare parts in a quantity in excess of that quantity then required to enable the Aircraft Assets to be leased without obtaining the prior written consent of AerCo.

     SECTION 4.02. Tax Based Financings. Subject to satisfaction of the conditions set forth in clauses (i) and (ii) and (iii) of the provisos in Sections 9.05(a) and 9.05(b) of the Servicing Agreement, the transfer of title shall not be deemed to be a sale for the purpose of calculation of Sales Fees pursuant to Section 9.05 of the Servicing Agreement if such transfer of title is part of a tax based financing or a refinancing. The transfer of title shall be deemed to be a sale for the purpose of obtaining approvals pursuant to
Section 7.05 if such transfer of title is part of a tax based financing or a refinancing.


                                   ARTICLE 5

                           MARKET AND OTHER RESEARCH

     SECTION 5.01. Valuations. From time to time, but in any event at least annually:

     (a) AerCo will request, and the Servicer shall, upon such request, use commercially reasonable efforts to obtain, current or projected valuations of the Aircraft; and

     (b) The Servicer shall use commercially reasonable efforts to arrange for such valuation services with respect to the Aircraft as shall be reasonably necessary or appropriate in connection with the performance of the Services, in each case from any internationally recognized independent appraiser chosen by AerCo.


     SECTION 5.02.  Regulatory Changes.  The Servicer shall:

     (a) Advise AerCo on a timely basis in summary form of such information regarding legal, regulatory and manufacturer material changes and developments with respect to each Aircraft Asset after the relevant Delivery Date, of which the Servicer has knowledge, which legal, regulatory and manufacturer developments are likely to, or will, be applicable to the Aircraft Assets; and

     (b) Take such commercially reasonable action as may be necessary or appropriate to comply therewith.

     SECTION 5.03. Market Research. The Servicer shall maintain research capability and shall provide commercial aviation market industry research reports to AerCo on a regular basis using internal and external resources where appropriate to keep AerCo adequately informed regarding developments in the commercial aviation industry. The reports shall include market information with respect to commercial aviation demand in terms of traffic growth, new Aircraft requirements and other information relevant to AerCo Group's long-term planning with respect to Leases, purchases and sales, market conditions, industry trends and the Aircraft Assets.

     SECTION 5.04. Lessee Information. The Servicer shall provide on a timely basis in summary form such information regarding default history, audit analysis or other material Lessee information of which the Servicer has knowledge.

     SECTION 5.05. Confidentiality. Nothing in this Article 5 or in Article 8 hereof shall require the Servicer to reveal information which is confidential to its other clients or its business generally.

                                   ARTICLE 6

                          AIRCRAFT ASSET CASH SERVICES


     Section 6.01. Accounts and Account Information. (a) EXISTING ACCOUNTS. In the event that the Cash Manager desires to modify any of the arrangements relating to any of the bank accounts set forth on Schedule 4.03 to this Agreement (the "EXISTING ACCOUNTS") in accordance with the Cash Management Agreement, the Cash Manager shall deliver a certificate to the Servicer specifying in reasonable detail the modifications to be made with respect to any such Existing Accounts and certifying that any such modifications are in accordance with the applicable provisions of the Indenture and the Cash Management Agreement and the Servicer shall notify the relevant Lessees of such modifications and shall take such other actions as are incidental thereto in order to give effect to the foregoing.

     (b) NEW ACCOUNTS. The Servicer shall notify the Cash Manager in the event that any new bank accounts need to be established on behalf of any Person within AerCo Group in connection with the execution of a new Lease and shall set forth in reasonable detail the (i) identity of the new Lessee, (ii) Aircraft Assets subject to such Lease and (iii) the jurisdiction of the Lessee in which such Aircraft Assets are to be registered, and shall take such other actions as are incidental thereto in order to give effect to the establishment of the new accounts (the "NEW ACCOUNTS"); and, together with the Existing Accounts, (the "BANK ACCOUNTS").

     SECTION 6.02. Cash Transfers. In the event that the Cash Manager is required to transfer funds from any Bank Account to the account of another Person (other than any Person within AerCo Group) in order to give effect to the directions of any Lessee in accordance with Section 1.01(d) of this Schedule 2.02(a), the Servicer shall provide the Cash Manager with written notice setting forth (i)the name of the transferor, (ii) the name of the transferee, (iii) the accounts from and to which funds are to be transferred, (iv) the amounts to be transferred, (v) the amount of the initial payment from the Lessee and (vi) the anticipated date of transfer. No later than the next following Business Day, the Cash Manager shall notify the Servicer in writing whether the proposed transfer is approved or disapproved. If approved, the Cash Manager shall cause such transfer to be made in accordance with the terms of such written notice. If not approved, the Cash Manager shall advise the Servicer in writing as to the reasons therefor.

     SECTION 6.03. Payments. (a) ANTICIPATED PAYMENTS. For purposes of the calculation of the required expenses by the Cash Manager pursuant to the Cash Management Agreement, not less than one Business Day prior to each Calculation Date, the Servicer shall deliver to the Cash Manager a written projection of payment obligations (including projected expenditures, or return to Lessees, of Security Deposits or Maintenance Reserves in accordance with the terms of any Lease) reasonably anticipated by the Servicer to be necessary to be paid in connection with the Servicer's performance of the Services under this Agreement during the period extending from the Payment Date immediately following such Calculation Date through to the next succeeding Payment Date (the "MONTHLY PAYMENT PERIOD"). Not less than five Business Days prior to the first Business Day of each week, the Servicer shall deliver to the Cash Manager a list specifying each cash payment projected to be made during such week (whether or not such cash payment was reflected in the projection referred to in this
Section 6.03(a)), and shall state (i) the anticipated date of such payment, (ii) the payee, (iii) the amount of such payment, (iv) the obligation in respect of which such payment is to be made (the "Stated Services Obligation") and (v) the account from which such payment should be made. Not later than two Business Days prior to the date of each payment set forth on such list, the Cash Manager shall deliver to the Servicer a written notice of such proposed payment, restating the date, payee and amount relating to such payment. Not later than the Business Day prior to the date of such proposed payment, the Cash Manager shall notify the Servicer in writing whether the proposed payment is approved or disapproved. If such payment is approved, the Cash Manager shall pay or cause such payment to be made to the payee for the Stated Services Obligation from the funds then available in the relevant account, as the case may be. If such payment is not approved, the Cash Manager shall advise the Servicer in writing as to reasons therefor and the Servicer shall not proceed with such transfer.

     (b) UNANTICIPATED PAYMENTS. During any Monthly Payment Period the Servicer may request in writing the Cash Manager's approval to pay or cause to be paid expenses that had not been reasonably anticipated by the Servicer at the time the projection required to be provided to the Cash Manager pursuant to Section 6.03(a) with respect to such Monthly Payment Period was delivered to the Cash Manager (whether or not such expense was reflected in the weekly list of projected payments referenced in Section 6.03(a)). Any such request shall specify for each such payment obligation (i) the anticipated date of such payment, (ii) the payee, (iii) the amount of such payment, (iv) the Stated Services Obligation and (v) the account from which such payment should be made. Not later than the Business Day next following such request by the Servicer, the Cash Manager shall notify the Servicer in writing whether such payment request is approved or disapproved. If approved, the Cash Manager shall pay or cause such payment to be made to the payee for the Stated Services Obligation from the funds then available in the relevant account. In the event that the funds then available in such account are insufficient to make any such payment, pursuant to the Cash Management Agreement, the Cash Manager shall take such actions as are necessary to cause funds sufficient to make any such payments to be transferred as soon as practicable from the Collection Account to such account. Following the transfer of such funds, the Cash Manager shall pay or cause such payments to be made in accordance with the foregoing provisions. If such payment is not approved, the Cash Manager shall advise the Servicer in writing as to reasons therefor and the Cash Manager shall not proceed with such transfer.


                                   ARTICLE 7
                        PROFESSIONAL AND OTHER SERVICES

     Section 7.01. Legal Services. (a) The Servicer shall provide or procure legal services, in all relevant jurisdictions, on behalf of the relevant Persons within AerCo Group with respect to the lease or sale of the Aircraft Assets, any amendment or modification of any Lease, the enforcement of the rights of any Person within the Group under any Lease, any disputes that arise with respect to the Aircraft Assets or for any other purpose that the Servicer reasonably determines is necessary in connection with the performance of the Services.

     (b) The Servicer shall provide such legal services by using its in house legal staff where it shall deem appropriate and shall authorise outside counsel to provide such legal services where it shall deem appropriate (it being understood that while the obligations set forth in this Section 7.01 are, to the extent possible, generally anticipated to be discharged by the Servicer without resorting to outside counsel, the Servicer retains the flexibility to engage outside counsel as it determines in its sole discretion to be necessary). The cost of any outside counsel shall be borne or reimbursed and apportioned as set forth in Section 9.06 of the Servicing Agreement. AerCo recognises, and shall cause each other Person within AerCo Group to recognise, that from time to time the Servicer will retain legal counsel to provide legal services on behalf of Persons within AerCo Group and, in the event that a conflict of interest or potential conflict of interest arises between any Person within AerCo Group and the Servicer, AerCo agrees, and shall cause each other Person within AerCo Group to agree, to waive any conflict of interest any such counsel may have with respect thereto or otherwise to enable the Servicer to retain such counsel on its own behalf.

     SECTION 7.02.  Accounting and Tax Services.   The Servicer shall arrange
for such accounting and tax services and advice (which may be provided by the Servicer's internal staff, to the extent available) as shall be reasonably necessary or appropriate in connection with the structuring of lease or sale transactions with respect to the Aircraft Assets or for any other purpose that the Servicer reasonably determines is necessary in connection with the performance of the Services.

                                   ARTICLE 8

                         INFORMATION; REPORTS; CUSTODY


     SECTION 8.01. Management Information Systems. (a) The Servicer will, so long as and to the extent it maintains the following, provide to AerCo, the Administrative Agent and the Cash Manager access to Servicer's management information storage and systems, provided that such reasonable access shall only be granted with respect to information related to the Aircraft Assets.

     (b) The Servicer will from time to time, as it reasonably deems necessary, update the management information systems with (i) data and information on a basis consistent with the type of data and information available on such systems as of the first Delivery Date and (ii) such other data and information as the Servicer shall deem necessary or appropriate in connection with the performance of the Services.

     SECTION 8.02. Weekly Reports. On the last Business Day of each week the Servicer will provide to AerCo and the Administrative Agent a report in the form of a weekly report attached hereto as part of Schedule 8 to Schedule 2.02(a).

     SECTION 8.03. Monthly Reports. Five Business Days after the first Business Day of each month, the Servicer shall provide to AerCo and the Administrative Agent a report in the form of a monthly report attached hereto as part of Schedule 8 to Schedule 2.02(a).

     SECTION 8.04. Quarterly Reports. Thirty Business Days after the end of each calendar quarter the Servicer shall provide to AerCo and the Administrative Agent a report in the form of a quarterly report attached hereto as part of
Schedule 8 to Schedule 2.02(a).

     SECTION 8.05. Other Information. (a) To the extent the Servicer is in possession of the relevant information, the Servicer shall prepare and submit to AerCo the following information with respect to each Person within AerCo Group:

     (i) information with respect to transactions relating to Aircraft Assets necessary for each Person within AerCo Group to prepare value added tax and other tax returns;

     (ii) promptly after the occurrence thereof, notify AerCo of any accident or incident of which the Servicer has notice involving any Aircraft Asset where (A) the potential loss in connection therewith exceeds the higher of the damage notification threshold under the relevant Lease, if any, and $1,000,000 or (B) the potential liability in connection therewith exceeds $1,000,000; and

          (iii) information with respect to transactions relating to Aircraft Assets necessary for any Person within AerCo Group to prepare statutory returns with respect to contractors engaged by the Servicer on behalf of such Person, to the extent such information is reasonably available to the Servicer.

     (b) The Servicer will make available to AerCo and its advisers and designees, at reasonable times and upon reasonable notice, the Servicer Representatives in order to provide to AerCo and its advisers and designees information with regard to the Aircraft Assets and Leases (including in response to inquiries with respect to the reports provided to AerCo by the Servicer pursuant to Sections 8.02, 8.03 and 8.04 hereof) which may reasonably be required by AerCo. In furtherance thereof, in order to facilitate each Person within AerCo Group carrying out its responsibilities upon the request of AerCo, the Servicer shall make available (through physical attendance or telephonic conference) such officers and employees as AerCo shall reasonably deem appropriate for board meetings of AerCo and the Subsidiaries and meetings with AerCo's representatives to provide to AerCo information, and response to inquiries, with respect to the reports provided to AerCo by the Servicer pursuant to Sections 8.02, 8.03 and 8.04 or otherwise.

     SECTION 8.06. Ratings Information. Upon request by AerCo, the Servicer shall provide to AerCo such information and data about the Aircraft Assets and other commercially reasonable assistance relating to the Aircraft Assets as AerCo shall deem reasonably necessary or appropriate in connection with providing information to the rating agencies for AerCo's debt ratings.

     SECTION 8.07. Custody of Documents.   The Servicer agrees to hold all
original documents of any Person within AerCo Group that relate to the Aircraft Assets in the possession of the Servicer in safe custody and according to the commercially reasonable instructions of AerCo.

     SECTION 8.08. Public Filing Information. (a) The Servicer shall provide to AerCo such information and data relating to the Servicer, the Services and the Aircraft Assets as AerCo shall reasonably request to comply with its public or statutory reporting and filing obligations.

     (b) Notwithstanding anything herein to the contrary, each of AerCo and each Person within AerCo Group, jointly and severally, acknowledges and agrees that it shall be responsible for, and the Servicer shall not have any responsibility for: (i) any reporting or compliance obligations to any holders of outstanding Notes, any liquidity facility providers or any Governmental Authorities and (ii) the preparation of any forecasts (except for the mechanical preparation thereof to the extent expressly specified in Section 8.03 of this
Schedule 2.02(a)) and for all instructions, discretion and judgments related to such reporting or compliance obligations and forecasts, and each of AerCo and each Person within AerCo Group, jointly and severally, agrees to indemnify the Servicer and its Affiliates in respect of the foregoing as further provided in
Article 11 of the Servicing Agreement.

     SCHEDULE 4.01

                                    AIRCRAFT

AERCO PORTFOLIO


                                                                 INITIAL
                                                                APPRAISED
                                                              VALUE AT MARCH
                                                    DATE OF       1,1998
   OWNER COMPANY              TYPE        MSN     MANUFACTURE   ($000'S)


 1 Alps 94-1 Limited          B757-200    26153      Aug-92      42.373
 2 Alps 94-1 Limited          B737-300    26068      Jun-92      25.683
 3 AerCo Ireland 11 Limited   A300B4-200    240      May-83      13.317
 4 Alps 94-1 Limited          B737-300    24465      Aug-89      21.953
 5 Alps 94-1 Limited          B737-300    24677      Mar-90      21,943
 6 Alps 94-1 Limited          B737-400    25764      Jul-92      27.353
 7 Alps 94-1 Limited          B737-400    25765      Jul-92      27.500
 8 Alps 94-1 Limited          MD83        49952      Dec-91      22.920
 9 AerCo Ireland Limited      A320-200       85      Feb-90      26.777
10 Alps 94-1 Limited          B737-400    24685      May-90      25.710
11 Alps 94-1 Limited          F100        11258      Dec-89      14.207
12 Alps 94-1 Limited          F100        11342      Aug-91      16.343
13 Alps 94-1 Limited          B767-300ER  24999      Feb-91      63.130
14 Alps 94-1 Limited          MD83        49627      Apr-89      21.283
15 Alps 94-1 Limited          MD83        49790      Oct-89      20.820
16 Alps 94-1 Limited          B757-200    26158      Feb-93      43.097
17 Alps 94-1 Limited          A320-200      299      Apr-92      31.290
18 Alps 94-1 Limited          A320-200      362      Nov-92      31.527
19 AerCo Ireland Limited      B737-400    23868      Oct-88      24.214
20 Alps 94-1 Limited          A320-200      391      Feb-93      32.883
21 Alps 94-1 Limited          B737-300    24909      Apr-91      24.157
22 AerCo Ireland Limited      B737-400    23979      Jan-89      24.667
23 Alps 94-1 Limited          B737-300    24908      Mar-91      24.367
24 Alps 94-1 Limited          B737-400    24904      Feb-91      26.430
25 AerCo Ireland Limited      B737-400    26066      Jun-92      28.143
26 AerCo Ireland Limited      F100        11341      Aug-91      16.163
27 AerCo Ireland Limited      F100        11350      Apr-92      16.710
28 Alps 94-1 Limited          F100        11351      Sep-91      16.313
29 Alps 94-1 Limited          B767-300ER  24947      Mar-91      62.470
30 Alps 94-1 Limited          B757-200    26152      Aug-92      41.680
31 Alps 94-1 Limited          A320-200      403      Dec-93      32.083
32 AerCo USA Inc              DC8-71F     46064      Mar-92      16.020
33 AerCo USA Inc              DC8-71F     46040      Mar-91      15.997
34 AerCo Ireland Limited      B747-200B   22496      Oct-81      31.270
35 Alps 94-1 Limited          B737-500    26067      Jun-92      21.180

                                                                951.973

   Account Name:           GPA Belgium NV
   Bank:                   Citibank Brussels
   Account No.:            570-1192500-40
   Currency:               Belgian Franc



   Account Name:           GPA Belgium NV
   Bank:                   Citibank Brussels
   Account No.:            570-1192510-50
   Currency:               US Dollar


SCHEDULE 7.04(b)(1)

                            ONE YEAR INITIAL PERIOD
                   OPERATING BUDGET AND ASSET EXPENSES BUDGET

                        AERCO BUDGET -- ONE YEAR PERIOD

                      AERCO GROUP-BUDGET [ONE YEAR PERIOD]
-----------------------------------------------------------------------------
                                INCOME STATEMENT

                         Sep-98    Dec-98    Mar-99    Jun-99    FY99

Gross Revenue              0.0       0.0       0.0       0.0       0.0

Downtime/Bad Debts         0.0       0.0       0.0       0.0       0.0

Depreciation               0.0       0.0       0.0       0.0       0.0

Interest Expense-Cash      0.0       0.0       0.0       0.0       0.0

Interest Expense Accrued   0.0       0.0       0.0       0.0       0.0

Interest Expense-Other     0.0       0.0       0.0       0.0       0.0

Sales Income               0.0       0.0       0.0       0.0       0.0

Other Leasing Costs        0.0       0.0       0.0       0.0       0.0

Interest Income            0.0       0.0       0.0       0.0       0.0

Babcock & Brown Fees       0.0       0.0       0.0       0.0       0.0

GPA Fees                   0.0       0.0       0.0       0.0       0.0

Other Overheads            0.0       0.0       0.0       0.0       0.0
                         -----     -----     -----     -----     -----
Net Loss                   0.0       0.0       0.0       0.0       0.0
                         =====     =====     =====     =====     =====


           SCHEDULE 7.04(B)(2)


                           THREE YEAR INITIAL PERIOD
                   OPERATING BUDGET AND ASSET EXPENSES BUDGET

                       AERCO BUDGET -- THREE YEAR PERIOD

                   AERCO GROUP -- BUDGET [THREE YEAR PERIOD]
-------------------------------------------------------------------------------
                                INCOME STATEMENT

                                        FY 1999        FY 2000        FY 2001

Gross Revenue...........................    0.0            0.0            0.0
Downtime/Bad Debts......................    0.0            0.0            0.0
Depreciation............................    0.0            0.0            0.0
Interest Expense - Cash.................    0.0            0.0            0.0
Interest Expense Accrued................    0.0            0.0            0.0
Interest Expense - Other................    0.0            0.0            0.0
Sales Income............................    0.0            0.0            0.0
Other Leasing Costs.....................    0.0            0.0            0.0
Interest Income.........................    0.0            0.0            0.0
Babcock & Brown Fees....................    0.0            0.0            0.0
GPA Fees................................    0.0            0.0            0.0
Other Overheads.........................    0.0            0.0            0.0
                                        -------        -------        -------
Net Loss................................    0.0            0.0            0.0
                                        =======        =======        =======

                   AERCO GROUP -- BUDGET [THREE YEAR PERIOD]
-----------------------------------------------------------------------------
                                 BALANCE SHEET

                                         Jun-99         Jun-00         Jun-01
Aircraft GBV..........................      0.0            0.0            0.0
Depreciation..........................      0.0            0.0            0.0
Aircraft NBV..........................      0.0            0.0            0.0
                                         ------         ------         ------
                                            0.0            0.0            0.0

Deferred Financing Costs..............      0.0            0.0            0.0
Receivables...........................      0.0            0.0            0.0
Cash..................................      0.0            0.0            0.0
                                         ------         ------         ------
                                            0.0            0.0            0.0
                                         ======         ======         ======

Retained Earnings.....................      0.0            0.0            0.0

Subclass E1 Principal.................      0.0            0.0            0.0
Subclass D1 Principal.................      0.0            0.0            0.0

Total Bonds Outstanding...............      0.0            0.0            0.0

Creditors/Accruals....................      0.0            0.0            0.0
Maintenance...........................      0.0            0.0            0.0
Lessee Deposits.......................      0.0            0.0            0.0
                                         ------         ------         ------
Other Liabilities                           0.0            0.0            0.0
                                         ------         ------         ------
                                            0.0            0.0            0.0
                                         ======         ======         ======

                   AERCO GROUP -- BUDGET [THREE YEAR PERIOD]
-------------------------------------------------------------------------------
                                   CASH FLOW

                                        Jun-99         Jun-00         Jun-01

CASH INFLOWS
Net Revenue.............................   0.0            0.0            0.0
Lessee Deposit Receipts.................   0.0            0.0            0.0
Interest Received.......................   0.0            0.0            0.0
                                        ------         ------         ------
Total Inflows...........................   0.0            0.0            0.0

CASH OUTFLOWS
Net Swap/Swaption Payments..............   0.0            0.0            0.0
Lessee Deposit Returns..................   0.0            0.0            0.0
Babcock & Brown Fees....................   0.0            0.0            0.0
GPA Fees................................   0.0            0.0            0.0
Overhead Payments.......................   0.0            0.0            0.0
Other Leasing Costs.....................   0.0            0.0            0.0
                                        ------         ------         ------
Total Outflows..........................   0.0            0.0            0.0

Bond Interest Payments..................   0.0            0.0            0.0
Bond Principal Payments.................   0.0            0.0            0.0
                                        ------         ------         ------
Distributions to Bond Holders...........   0.0            0.0            0.0

Opening Cash............................   0.0            0.0            0.0
Total Inflows...........................   0.0            0.0            0.0
Total Outflows..........................   0.0            0.0            0.0
Distributions to Bond Holders...........   0.0            0.0            0.0
                                        ------         ------         ------
Closing Cash............................   0.0            0.0            0.0
                                        ======         ======         ======

                    AERCO GROUP -- BUDGET [ONE YEAR PERIOD]
--------------------------------------------------------------------------------
                                    CASH FLOW

                                  Jun-98    Sep-98    Dec-98    Mar-99      FY99
CASH INFLOWS
Net Revenue....................      0.0       0.0       0.0       0.0       0.0
Lessee Deposit Receipts........      0.0       0.0       0.0       0.0       0.0
Interest Received..............      0.0       0.0       0.0       0.0       0.0
                                  ------    ------    ------    ------    ------
Total Inflows..................      0.0       0.0       0.0       0.0       0.0

CASH OUTFLOWS
Net Swap/Swaption Payments.....      0.0       0.0       0.0       0.0       0.0
Lessee Deposit Returns.........      0.0       0.0       0.0       0.0       0.0
Babcock & Brown Fees...........      0.0       0.0       0.0       0.0       0.0
GPA Fees.......................      0.0       0.0       0.0       0.0       0.0
Overhead Payments..............      0.0       0.0       0.0       0.0       0.0
Other Leasing Costs............      0.0       0.0       0.0       0.0       0.0
                                  ------    ------    ------    ------    ------
Total Outflows.................      0.0       0.0       0.0       0.0       0.0

Bond Interest Payments.........      0.0       0.0       0.0       0.0       0.0
Bond Principal Payments........      0.0       0.0       0.0       0.0       0.0
                                  ------    ------    ------    ------    ------
Distributions to Bond Holders..      0.0       0.0       0.0       0.0       0.0

Opening Cash...................      0.0       0.0       0.0       0.0       0.0
Total Inflows..................      0.0       0.0       0.0       0.0       0.0
Total Outflows.................      0.0       0.0       0.0       0.0       0.0
Distributions to Bond Holders..      0.0       0.0       0.0       0.0       0.0
                                  ------    ------    ------    ------    ------
Closing Cash...................      0.0       0.0       0.0       0.0       0.0
                                  ======    ======    ======    ======    ======

                   AERCO GROUP -- BUDGET [THREE YEAR PERIOD]
--------------------------------------------------------------------------------
                                 BALANCE SHEET

                                  Jul-98    Sep-98    Dec-98    Mar-99    Jun-99
Aircraft GBV...................      0.0       0.0       0.0       0.0       0.0
Depreciation...................      0.0       0.0       0.0       0.0       0.0
                                  ------    ------    ------    ------    ------
Aircraft NBV...................      0.0       0.0       0.0       0.0       0.0

Deferred Financing Costs.......      0.0       0.0       0.0       0.0       0.0
Receivables....................      0.0       0.0       0.0       0.0       0.0
Cash...........................      0.0       0.0       0.0       0.0       0.0
                                  ------    ------    ------    ------    ------
                                     0.0       0.0       0.0       0.0       0.0
                                  ======    ======    ======    ======    ======

Retained Earnings..............      0.0       0.0       0.0       0.0       0.0

Subclass E1 Principal..........      0.0       0.0       0.0       0.0       0.0
Subclass D1 Principal..........      0.0       0.0       0.0       0.0       0.0

Total Bonds Outstanding........      0.0       0.0       0.0       0.0       0.0

Creditors/Accruals.............      0.0       0.0       0.0       0.0       0.0
Maintenance....................      0.0       0.0       0.0       0.0       0.0
Lessee Deposits................      0.0       0.0       0.0       0.0       0.0
                                  ------    ------    ------    ------    ------
Other Liabilities..............      0.0       0.0       0.0       0.0       0.0
                                  ------    ------    ------    ------    ------
                                     0.0       0.0       0.0       0.0       0.0
                                  ======    ======    ======    ======    ======

                                                                  SCHEDULE 10.01



                             RENTAL FEE PERCENTAGE

     In the event that AerCo exercises its right to extend the term of the Servicing Agreement pursuant to the provisions of Section 10.01, then the Rental Fee Percentage, to be calculated on July 15, 2008 and applicable to each month during the remaining term of the Servicing Agreement, shall be the greater of:

     (a)  1.5% and

     (b) 1.0% plus the Inflation Adjustment (calculated as set forth below) provided that in no event shall the Rental Fee Percentage exceed 2.0%.

     The Inflation Adjustment shall be calculated as follows:

          [(CP12/CP11) - 1] x Year 1 Fees / Year 1 Rentals

     where:

     CP11 is the level of the US Consumer Price Index expressed as an index number as of June 1998

     CP12 is the level of the US Consumer Price Index expressed as an index number as of June 2008

     Year 1 Fees is the actual amount of the Retainer Fee and the Rental Fee paid by AerCo to the Servicer from July 15, 1998 to July 15, 1999

     Year 1 Rentals is the actual aggregate amount of Rent paid by the Lessees from July 15, 1998 to July 15, 1999

     ANNEX 1

     INSURANCE

     1. MINIMUM COVERAGE AMOUNTS:

     (a) HULL INSURANCE: With respect to any Aircraft, hull insurance and political risk insurance, if necessary, shall be maintained in an amount equal to the greatest of:

     (i) the Note Target Price for such Aircraft (as such Note Target Price is defined in any Indenture and as set forth on Schedule 1 hereto, as the same shall be amended in writing from time to time by AerCo);

     (ii) the appraised value for such Aircraft (as such appraised value is set forth in Schedule 1 hereto, as the same shall be amended in writing from time to time by AerCo;

     (iii) 110% of the net book value of such Aircraft (as such net book value is set forth in Schedule 1 attached hereto, as the same shall be amended in writing from time to time by AerCo); and

     (iv) such greater amounts as may be directed in writing by AerCo from time to time; provided however, that in the event that an agreement with respect to hull insurance or political risk insurance, if necessary, cannot be reached with any particular Lessee pursuant to which such Lessee will pay the premiums to procure such insurance in amounts consistent with the foregoing, hull insurance shall be maintained in an amount equal to the greater of the amounts described in clause (i) above and this clause (iv). Spare engines and parts, if any, shall be insured on the basis of their "replacement costs".

     (b) LIABILITY INSURANCE: Liability insurance shall be maintained for each Aircraft Asset and occurrence in an amount equal to that set forth below, as the same shall be amended in writing from time to time by AerCo.


                MODEL                   MINIMUM LIMIT
                F100                    US $300 million
                B737                    US $400 million
                MD83                    US $400 million
                A320                    US $400 million
                A300                    US $550 million
                B767                    US $550 million

                B757                    US $450 million
                B747                    US $750 million
                DC8                     US $450 million

2.   INSURANCE DEDUCTIBLES:

     (a) Deductibles and self-insurance for Aircraft Assets subject to a Lease may be maintained in an amount pursuant to deductible and self-insurance arrangements (taking into account, inter alia, the creditworthiness and experience of the Lessee, the type of aircraft and market practices in the aircraft insurance industry generally) consistent with the Servicer's commercially reasonable practices for its own aircraft.

     (b) Deductibles for Aircraft Assets off-lease shall be maintained in respect of any one occurrence in respect of such Aircraft Assets in an amount consistent with the Servicer's commercially reasonable practice for its own aircraft with any difference between such amount and $200,000 (or such other amount as AerCo may direct in writing from time to time), taking into account any deductible insurance procured, to be notified to AerCo by the Servicer.

3.   OTHER INSURANCE MATTERS:

     Apart from the matters set forth above, the coverage and terms of any insurance with respect to any Aircraft Assets not subject to a Lease shall be substantially consistent with the reasonable commercial practices of the Servicer with respect to its own aircraft.

4.   ADDITIONAL INSUREDS:

     Any insurance arrangements entered into with respect to any Aircraft Assets shall include as named insureds such persons as are reasonably requested by AerCo.

5.   CURRENCIES:

     Any insurance requirement stated in U.S. dollar terms shall be interpreted to include the foreign currency equivalent thereto from time to time if any such insurance related thereto is denominated in a currency other than U.S. dollars.

6.   AVAILABILITY:

     The insurance guidelines set forth herein are subject to such insurance being generally available in the relevant insurance market at commercially reasonable rates from time to time.

                                                                        PAGE





     SCHEDULE 4.02

                                   DOCUMENTS

                                                           Schedule 1 to Annex A



                             AERCO GROUP PORTFOLIO



                                                         July 15, 1998         01-Mar-98       July 15, 1998
            Aircraft      Serial     Net Book Value     Net Book Value    Initial Appraised     Note Target       Greatest of
No.           Type        Number     @ July 15, 1998         @110%               Value             Price             1/2/3
                                                               1                   2                 3
                                                                                                     880,000 --
-----------------------------------------------------------------------------------------------------------------------------
1           B757-200      26153               42,373            46,610               42,373           40,345           46,610
2           B737-300      26068               25,683            28,251               25,683           24,453           28,251
3           A300-84-200     240               13,317            14,649               13,317           12,679           14,649
4           B737-300      24465               21,953            24,148               21,953           20,902           24,148
5           B737-300      24677               21,943            24,137               21,943           20,893           24,137
6           B737-400      25764               27,353            30,088               27,353           25,044           30,088
7           B737-400      25765               27,500            30,250               27,500           26,184           30,250
8           MD83          49952               22,920            25,212               22,920           21,825           25,212
9           A320-200         85               26,777            29,455               26,777           25,495           29,455
10          B737-400      24685               25,710            28,281               25,710           24,479           28,281
11          F100          11258               14,207            15,628               14,207           13,527           15,628
12          F100          11342               16,343            17,977               16,343           15,561           17,977
13          5767-300ER    24999               63,130            69,443               63,130           60,108           69,443
14          MD83          49627               21,283            23,411               21,283           20,264           23,411
15          MD83          49790               20,820            22,902               20,820           19,823           22,902
16          B757-200      26158               43,097            47,407               43,097           41,034           47,407
17          A320-200        299               31,290            34,419               31,290           29,792           34,419
18          A320-200        362               31,527            34,680               31,527           30,018           34,680
19          B737-400      23858               24,214            26,635               24,214           23,055           26,635
20          A320-200        991               32,883            36,171               32,883           31,309           36,171
21          B737-300      24909               24,157            26,573               24,157           23,001           26,573
22          B737-400      23979               24,667            27,134               24,667           23,486           27,134
23          B737-300      24906               24,367            26,804               24,367           23,200           26,804
24          B737-400      24904               26,430            29,073               26,430           25,165           29,073
25          B737-400      26066               28,143            30,957               29,143           26,796           30,957
26          F100          11341               16,163            17,779               16,163           15,389           17,779
27          F100          11350               16,710            18,381               16,710           15,910           18,381
28          F100          11351               16,313            17,944               16,313           15,532           17,944
29          B767-300ER    24947               62,470            68,717               62,470           59,479           68,717
30          B757-200      26152               41,680            45,848               41,680           39,685           45,848
31          A320-200        403               32,083            35,291               32,083           30,547           35,291
32          DC8-71F       46064               16,020            17,622               18,020           15,253           17,622
33          B747-200B     22496               31,270            34,397               31,270           29,773           34,397
34          B737-500      26067               21,180            23,298               21,180           20,166           23,298
35          DC8-71F       46040               15,997            17,597               15,997           15,231           17,597

                                             951,973         1,047,170              951,973          906,400        1,047,170

** Sum of Subclass A-1, A-2, B-1, C-1 and D-1 Notes on July 15, 1999.

                                                                         ANNEX 2
                              INDENTURE COVENANTS

SECTION 5.02(a) OF INDENTURE

     No Release of Obligations. The company will not take, or knowingly permit any subsidiary to take, any action which would amend, terminate (other than any termination in connection with the replacement of such agreement with an agreement on terms substantially no less favorable to the Company and its subsidiaries than the agreement being terminated) or discharge or prejudice the validity or effectiveness of the Indenture (other than as permitted therein), the Security Trust Agreement, the Cash Management Agreement, the Administrative Agency Agreement or any Servicing Agreement or permit any party to any such document to be released from such obligations, except, in each case, as permitted or contemplated by the terms of such document and provided that such actions may be taken or permitted, and such releases may be permitted, if the Company shall have first obtained an authorizing resolution of the Directors of the Company determining that such action, permitted action or release does not materially adversely affect the interests of the Noteholders, and provided further, that in any case (i) the Company will not take any action which would result in any amendment or modification to the conflicts standard or duty of care in such agreements and (ii) there must be at all times an administrative agent, a cash manager and, unless a Servicer resigns prior to the appointment of a replacement servicer as a result of any failure to pay amounts due and owing to it, one or more Servicers with respect to all Aircraft in the Portfolio.

SECTION 5.02(b) OF INDENTURE

     Limitation on Encumbrances. Under the terms of the Indenture, the Company will not, and will not permit any subsidiary to, create, incur, assume or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest (in each case, an "ENCUMBRANCE"), including,without limitation, any conditional sale, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest over or with respect to any of the Company's or subsidiary's assets (excluding Segregated Funds) including, without limitation, all ordinary shares and preferred shares, any options, warrants and other rights to acquire such shares of capital stock ("STOCK") and any indebtedness of any subsidiary held by the Company or a subsidiary thereof.

     Notwithstanding the foregoing, the Company may create, incur, assume or suffer to exist (i) any Permitted Encumbrance, (ii) any security interest created or required to be created under the Security Trust Agreement, (iii) Encumbrances over rights in or derived from leases, upon confirmation from the Rating Agencies in advance that such action or event will not result in the lowering or withdrawal of any rating assigned by any Rating Agency to any of the AerCo Notes then Outstanding, provided that any transaction or series of transactions resulting in such Encumbrance, taken as a whole, does not materially adversely affect the amount of Collections that would have been received by the Company from such Lease had such Encumbrance not been created,
(iv) Encumbrances over any Aircraft, Leases or funds on deposit in the Tax Defeasance Account or investments in respect thereof created in connection with any Permitted Tax-Related Disposition or (v) any other Encumbrance the validity or applicability of which is being contested in good faith in appropriate proceedings by the Company or any of its subsidiaries.

     As used in this Offering Memorandum, "AFFILIATE" means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person or is a director or officer of such person; "CONTROL" of a person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting Stock, by contract or otherwise, and "PERMITTED ENCUMBRANCE" means (i) any lien for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; (ii) in respect of any Aircraft, any liens of a repairer, carrier or hanger keeper arising in the ordinary course of business by operation of law or any engine or parts-pooling arrangements or other similar lien; (iii) any permitted lien or encumbrance on any Aircraft, Engines or parts as defined under any Lease thereof (other than liens or encumbrances created by the relevant lessor); (iv) any liens created by or through or arising from debt or liabilities or any act or omission of any Lessee in each case either in contravention of the relevant Lease (whether or not such Lease has been terminated) or without the consent of the relevant Lessor (provided that if such Lessor becomes aware of any such lien, such Lessor shall use commercially reasonable efforts to have any such liens lifted); (v) any head lease, lease, conditional sale agreement or Purchase Option existing on the Closing Date, with respect to the Initial Aircraft, or, with respect to any Additional Aircraft, on the date such Aircraft is acquired, or Aircraft Agreement meeting the requirements of clauses (iii), (v) or (vi) of the second paragraph under the "Limitation on Aircraft Sales" covenant; (vi) any lien for air navigation authority, airport tending, gate or handling (or similar) charges or levies; (vii) any lien created in favor of the Company, or any of its subsidiaries or the Security Trustee and (viii) any lien not referred to in (i) through (vii) above which would not adversely affect the owner's rights and does not exceed the greater of 1% of the aggregate Initial Appraised Value of the Portfolio and $250,000 per Aircraft.

SECTION 5.02(c) OF INDENTURE

     Limitation on Restricted Payments. Under the terms of the Indenture, the Company will not, and will not permit any of its subsidiaries, to (i) declare or pay any dividend or make any distribution on its Stock held by persons other than the Company or any of its subsidiaries; (ii) purchase, redeem, retire or otherwise acquire for value any shares of Stock of the Company or any of its subsidiaries held by and on behalf of persons other than the Company, any of its subsidiaries or other Persons permitted under the requirements of (ii)(B) under the "Limitation on the Issuance. Delivery and Sale of Capital
Stock" covenant; (iii) make any interest, principal or premium payment on the AerCo Notes or make any voluntary or optional repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any of its subsidiaries that is not owed to the Company or any of its subsidiaries other than in accordance with, "-- Payment of Principal and Interest" or (iv) make any investments (other than Permitted Account Investments, investments permitted under the "Limitation on Engaging in Business Activities" covenant, Allowed Restructurings and investments in any subsidiaries that own or lease Aircraft).

     The term "INVESTMENT" for purposes of the above restriction shall mean any loan or advance to a person or entity, any purchase or other acquisition for any capital stock, warrants, rights, options, obligations or other securities of such person or entity, any capital contribution to such person or entity or any other investment in such person or entity. For the avoidance of doubt, "investment" shall not include any obligation of a purchaser of an Aircraft to make deferred or installment payments pursuant to any Aircraft Agreement specified in clauses (iii), (v) or (vi) of the second paragraph under "Limitations on Aircraft Sales" below so long as AerCo Group retains a security interest in the relevant Aircraft until all such obligations are discharged.

SECTION 5.02(d) OF INDENTURE

     Limitation on Dividends and Other Payment Restrictions. Under the terms of the Indenture, the Company will not, and will not permit any of its subsidiaries to, create or otherwise suffer to exist any consensual encumbrance or restriction of any kind on the ability of any subsidiary to (i) declare or pay dividends or make any other distributions permitted by applicable law, or purchase, redeem or otherwise acquire for value, the Stock of the Company or such subsidiary, as the case may be, (ii) pay any Indebtedness owed to the Company or such subsidiary, (iii) make loans or advances to the Company or such subsidiary or (iv) transfer any of its property or assets to the Company or any other subsidiary thereof.

     The foregoing provisions shall not restrict any consensual encumbrances or other restrictions: (i) existing on the Closing Date, with respect to the Initial Aircraft, or, with respect to any Additional Aircraft, on the date such Aircraft is acquired, under any Related Document, and any amendments, extensions, refinancings, renewals or replacements of such documents; provided that such consensual encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders of the AerCo Notes than those previously in effect and being amended, extended, refinanced, renewed or replaced; or (ii) in the case of clause (iv) in the preceding paragraph, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or consensual encumbrance on, any property or assets of the Company or any subsidiary not otherwise prohibited by the Indenture. Nothing contained in this covenant shall prevent the Company or any subsidiary from creating, incurring, assuming or suffering to exist any Encumbrances not otherwise prohibited under the Indenture.

SECTION 5.02(e) OF INDENTURE

     Limitation on Engaging in Business Activities. Under the terms of the Indenture, the Company will not, and will not permit any subsidiary to engage in any business or activity other than:

     (i) (A) purchasing or otherwise acquiring aircraft assets both directly and indirectly through the acquisition of aircraft-owning entities (subject to the limitations set forth in the "Limitation on Aircraft Acquisitions" covenant) and (B) owning (including, subject to the limitations set forth in the "Limitation on Aircraft Acquisitions" covenant, acquiring Additional Aircraft), holding, converting, maintaining, modifying, managing, operating, leasing, re-leasing and, subject to the limitations set forth in the "Limitations on Aircraft Sales" covenant, selling or otherwise disposing of the Aircraft (including Permitted Tax-Related Dispositions) and entering into all contracts and engaging in all related activities incidental thereto, including from time to time accepting, exchanging, holding or permitting any of its subsidiaries to accept, exchange or hold (an "ALLOWED RESTRUCTURING") promissory notes, contingent payment obligations or equity interests, of Lessees or their affiliates issued in connection with the bankruptcy, reorganization or other similar process, or in settlement of delinquent obligations or obligations anticipated to be delinquent, of such Lessees or their respective affiliates in the ordinary course of business;

     (ii) providing loans to, and guaranteeing or otherwise supporting the obligations and liabilities of, any AerCo Group Member or any Future AerCo Entity, in each case on such terms and in such manner as the Directors see fit and (whether or not the Company, any member of the AerCo Group or any future AerCo entity derives a benefit therefrom) so long as such loans, guarantees or other supports are provided in connection with the purposes set forth in clause
(i) of this covenant;

     (iii) financing or refinancing the business activities described in clause (i) of this covenant through the offer, sale and issuance of any securities of the Company, upon such terms and conditions as the Directors see fit, for cash or in payment or in partial payment for any property purchased or otherwise acquired by AerCo Group or any Future AerCo Entity;

     (iv) engaging in currency and interest rate exchange transactions for the purposes of avoiding, reducing, minimizing, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may arise, directly or indirectly, from any change or changes in the interest rate or currency exchange rate or in the price or value of any of the property or assets of the Company or any of its subsidiaries within limits determined by the Directors from time to time and submitted to the Rating Agencies, including but not limited to dealings, whether involving purchases, sales or otherwise, in foreign currency, spot and forward interest rate exchange contracts, forward interest rate agreements, caps, floors and collars, futures, options, swaps, and any other currency, interest rate and other similar hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing.

    (v) (A) establishing, promoting and aiding in promoting, constituting, forming or organizing companies, syndicates or partnerships of all kinds in any part of the world for the purposes set forth in clause (i) above, (B) acquiring, holding and disposing of shares, securities and other interests in any such company, syndicate or partnership and (C) disposing of shares, securities and other interests in, or causing the dissolution of, any existing subsidiary provided that any such disposition which results in the disposition of an Aircraft meets the requirements set forth under the "Limitation on Aircraft Sales" covenant; and

     (vi) taking out, acquiring, surrendering and assigning policies of insurance and assurances with any insurance company or companies which the Company or any of its subsidiaries may think fit and paying the premiums thereon.

SECTION 5.02(f) OF INDENTURE

     Limitation on Indebtedness. Under the terms of the Indenture, the Company will not, and will not permit any of its subsidiaries to, incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, whether present or future (in any such case, to "INCUR"), Indebtedness.

     For the purposes of the Indenture, "INDEBTEDNESS" means, with respect to any person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising finance or financing the acquisition of such property or service, (v) all obligations of such person under a lease of (or other agreement conveying the right to use) any property, whether real, personal or mixed, that is required to be classified and accounted for as a capital lease obligation under U.S. GAAP, (vi) all Indebtedness (as defined in clauses (i) through (v) of this paragraph) of other persons secured by a lien on any asset of such person, whether or not such Indebtedness is assumed by such person, and (vii) all Indebtedness (as defined in clauses (i) through (v) of this paragraph) of other persons guaranteed by such person.

     Notwithstanding the foregoing, the Company and any subsidiary may incur each and all of the following: (i) Indebtedness in respect of any AerCo Note issued on the Closing Date and any Subclass D-1 Notes and Subclass E-1 Notes issued in respect of any Remaining Aircraft or Substitute Aircraft; (ii) Indebtedness in respect of any Refinancing Notes or other Indebtedness issued in connection with the repurchase, acquisition, defeasance or retirement for value of AerCo Notes; provided that (A) such Refinancing Notes or other Indebtedness receive ratings from the Rating Agencies at the close of such Refinancing or issuance equal to or higher than those of the subclass being refinanced or repurchased, acquired, defeased or retired (determined at the date of incurrence), (B) taking into account such Refinancing or repurchase, acquisition, defeasance or retirement for value, the Company receives confirmation prior to such transaction from the Rating Agencies that such transaction will not result in the lowering or withdrawal of any rating assigned by any Rating Agency to any AeroCo Notes Outstanding at such time, and (C) the net proceeds of any such Refinancing or issuance shall be used only to repay the Outstanding Principal Balance of the subclass of the AeroCo Notes being so refinanced or repurchased, acquired, defeased or retired (plus any Redemption Premium and transaction expenses relating thereto); (iii) Indebtedness in respect of guarantees by AerCo or any subsidiary of any other member of AerCo Group (other than guarantees described in clause (v)); provided that no such Indebtedness in respect of any member of AerCo Group other than AerCo or any subsidiary of AerCo shall be incurred if it would materially adversely affect the AerCo Noteholders; (iv) Indebtedness in respect of any Additional Notes incurred in connection with a Permitted Additional Aircraft Acquisition; provided that (A) taking into account the incurrence of such Indebtedness, AerCo receives confirmation prior thereto that the incurrence of such Indebtedness will not result in the lowering or withdrawal of any rating assigned by any Rating Agency to any subclass of the AerCo Notes Outstanding at such time and
(B) the net proceeds of such Indebtedness shall be used only to finance such Permitted Additional Aircraft Acquisition; (v) Indebtedness in respect of guarantees by AerCo or any subsidiary of Indebtedness incurred by any Future AerCo Entity (other than a subsidiary of AerCo) in connection with a Permitted Additional Aircraft Acquisition; provided that (A) such Future AerCo Entity shall have guaranteed the AerCo Notes, (B) the Indebtedness being guaranteed would be permitted pursuant to clause (ii) or (iv) above if such Indebtedness were incurred directly by AerCo or any subsidiary in connection with such Permitted Additional Aircraft Acquisition and (C) the Indebtedness being guaranteed was issued by such Future AerCo Entity under an indenture, the terms of which (including the covenants and other obligations of such Future AerCo Entity thereunder) are substantially similar to those of the Indenture; (vi) Indebtedness to aircraft sellers pursuant to aircraft acquisition or similar agreements;

(vii) Indebtedness under intercompany loans or any agreement between AerCo or any of its subsidiaries and any other members of AerCo Group (each an "INTERCOMPANY LOAN"); provided that any Indebtedness owed by any member of AerCo Group to AerCo shall be evidenced by promissory notes that are pledged to the Security Trustee, (viii) Indebtedness of AerCo Group under any credit or liquidity enhancement facility provided in favor of AerCo Group and (ix) obligations to each investor or other person in respect of the cash proceeds in the Tax Defeasance Account and any Subordinated Tax-Related Payments pursuant to the related Permitted Tax-Related Disposition and any related assignment and assumption agreements and documents related thereto.

     As used in this Offering Memorandum, "GUARANTEE" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or other obligation of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "GUARANTEE" shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" when used as a verb has a corresponding meaning.

SECTION 5.02(g) OF INDENTURE

     Limitation on Aircraft Sales. Under the terms of the Indenture, the Company will not, and will not permit any of its subsidiaries to, sell, transfer or otherwise dispose of any Aircraft or any interest therein.

     Notwithstanding the foregoing, the Company and any of its subsidiaries will be permitted to sell, transfer or otherwise dispose of, directly or indirectly,
(a) any engines owned on the Closing Date, with respect to the Initial Aircraft, or, with respect to any Remaining Aircraft, Substitute Aircraft or Additional Aircraft, on the date such Aircraft is acquired, or any replacements thereof ("ENGINES") or parts installed in or attached to any Aircraft other than Engines ("PARTS"), or (b) one or more Aircraft or an interest therein (i) pursuant to a Purchase Option or other agreements of a similar character existing on the Closing Date, with respect to the Initial Aircraft, or with respect to any Remaining Aircraft, Substitute Aircraft or Additional Aircraft, on the date such Aircraft is acquired, (ii) within or among the Company and its subsidiaries without limitation, and among the Company or any of its subsidiaries and any other member of AerCo Group if such sale, transfer or disposition, as the case may be, would not materially adversely affect the AerCo Noteholders, (iii) pursuant to any Aircraft Agreement as long as such sale does not result in a Concentration Default, and the net present value of the cash Net Sale Proceeds is not less than the Note Target Price, (iv) pursuant to receipt of insurance proceeds in connection with an event of loss, (v) pursuant to an Aircraft Agreement that is designed to allow a person unrelated to the Company or any other member of the AerCo Group to realize tax benefits associated with the Aircraft or other assets being sold (any such sale, transfer or other disposition, a "PERMITTED TAX-RELATED DISPOSITION"), provided that the Company receives confirmation prior to entering into such Aircraft Agreement that the performance of such agreement will not result in the lowering or withdrawal of any rating assigned by any Rating Agency to each subclass of AerCo Notes Outstanding at such time and all obligations of the Company or any other member of AerCo Group (other than the obligation to pay the Tax Defeasance Amount) under such Aircraft Agreement or to any person provided credit support for such obligations are payable only under Subordinated Tax-Related Disposition Payments as set forth under "--Priority of Payments", or (vi) pursuant to an Aircraft Agreement and, in any one calendar year, not exceeding 10% of the Adjusted Portfolio Value as determined by the most recent Appraisal obtained for such calendar year; provided that (x) the Directors unanimously confirm that each such sale does not materially adversely affect AerCo and the AerCo Noteholders and (y) such sale does not result in a Concentration Default.

     For the purpose of this covenant, the net present value of the cash Net Sale Proceeds of any sale, transfer or other disposition of any Aircraft shall mean the present value of all payments received or to be received by AerCo Group in respect of such Aircraft from the date of execution or option granting date, as the case may be, of the relevant Aircraft Agreement through and including the date of transfer of title to such Aircraft, discounted back to the date of execution or option granting date, as the case may be, of such Aircraft Agreement at the weighted average cost of funds of AerCo Group (based on the cost of funds on the Payment Date immediately preceding such date (excluding for such purpose any interest paid or accrued on the Class E Notes other than the Class E Notes Interest Amount, but taking into account any Swap Agreements)).

     The "NOTE TARGET PRICE" means, in respect of any Aircraft, an amount equal to 103% of the aggregate Outstanding Principal Balance of Class A, Class B, Class C and Class D Notes, together with any accrued but unpaid interest thereon and any related Swap Breakage Costs, allocable to such Aircraft on the date of the sale agreement or purchase option date, as the case may be. On any date, the Outstanding Principal Balance of Class A, Class B, Class C and Class D Notes allocable to an Aircraft will equal the product of (i) (A) the Adjusted Base Value of such Aircraft divided by (B) the Adjusted Portfolio Value and (ii) the aggregate Outstanding Principal Balance of the Class A, Class B, Class C and Class D Notes, in each case on the most recent Payment Date.

     "AIRCRAFT AGREEMENT" means any lease, sub-lease, conditional sale agreement, finance lease, hire purchase agreement or other agreement (other than an agreement relating to maintenance, modification or repairs) or any purchase option granted to a person other than the Company or its subsidiaries or any other member of AerCo Group to purchase an Aircraft pursuant to a purchase option agreement, in each case pursuant to which any person acquires or is entitled to acquire legal title, or the economic benefits of ownership of, such Aircraft.

     "NET SALE PROCEEDS" means, with respect to any sale or other disposition of any assets, the aggregate amount of cash received or to be received from time to time (whether as initial or deferred consideration) by or on behalf of the seller in connection with such transaction after deducting therefrom (without duplication) (a) reasonable and customary brokers' commissions and other similar fees and commissions (including fees received by the Servicer under the Servicing Agreement) and (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a person that is not an affiliate of the seller and are properly attributable to such transaction or to the asset that is the subject thereof.

     "CONCENTRATION DEFAULT" means an Event of Default under "Operating Covenants -- Concentration Limits", as such covenant may be adjusted from time to time upon approval of the Rating Agencies, which would arise if effect were given to any sale, transfer or other disposition or any purchase or other acquisition as of the date of the binding sale or purchase agreement regardless of whether such sale, transfer or other disposition or purchase or other acquisition is scheduled or expected to occur after the date of such binding agreement.

SECTION 5.02(h) OF INDENTURE

     Limitation on Aircraft Acquisitions. Under the terms of the Indenture, the Company will not, and will not permit any of its subsidiaries, to purchase or otherwise acquire any Aircraft other than the Initial Aircraft or any interest therein.

     Notwithstanding for foregoing, the Company and any of its subsidiaries will be permitted to: (A) purchase or otherwise acquire, directly or indirectly. Additional Aircraft; provided that (i) no Event of Default shall have occurred and be continuing, (ii) all Scheduled Principal Payment Amounts on the AerCo Notes have been paid, (iii) the acquisition does not result in a Concentration Default, and (iv) after giving effect to such acquisition, no more than 90% by appraised Base Value of the Portfolio consists of Stage 3 narrowbody aircraft and regional jets, no more than 50% consists of Stage 3 widebody aircraft and no more than 15% consists of Stage 2 aircraft and turboprop aircraft without the Directors of the Company having obtained confirmation in advance that such action will not result in the lowering or withdrawal of any rating assigned by any Rating Agency to any of the AerCo Notes Outstanding at such time; (B) act as sponsor of a Future AerCo Entity other than a subsidiary of AerCo that would fund an acquisition of aircraft assets with indebtedness guaranteed by AerCo pursuant to the "Limitation on Indebtedness" covenant as described above; provided that, if such acquisition of aircraft assets had been consummated directly by AerCo, such acquisition would have been permitted pursuant to the preceding clause (A) (each of the transactions described in clauses (A) and (B), a "PERMITTED ADDITIONAL AIRCRAFT ACQUISITION"); and (C) purchase or otherwise acquire, directly or indirectly, Remaining Aircraft or Substitute Aircraft.

SECTION 5.02(i) OF INDENTURE

     Limitation on Modification Payments and Capital Expenditures. Under the terms of the Indenture, the Company will not, and will not permit any of its subsidiaries to, make any capital expenditures for the purpose of effecting any optional improvement or modification of any Aircraft, or for the optional conversion of any Aircraft from a passenger aircraft to a freighter or mixed-use aircraft, for the purpose of purchasing or otherwise acquiring any Engines or Parts outside of the ordinary course of business (each such expenditure, a "MODIFICATION PAYMENT"). Notwithstanding the foregoing, the Company may, and may permit any of its subsidiaries to, make Modification Payments; provided that (i) each Modification Payment, together with all other Modification Payments made after the Closing Date pursuant to the covenant with respect to any single Aircraft, do not exceed the aggregate amount of funds that would be necessary to perform heavy maintenance (as described in the applicable servicing agreement) on such Aircraft, including the airframe and the related Engines thereof; (ii) such Modification Payment is included in the annual operating budget of AerCo Group and approved by the Directors; (iii) the amount of funds necessary to make such Modification Payment shall have been accrued in advance as a Permitted Accrual in the Expense Account through transfers into the Expense Account pursuant to the Indenture or otherwise allowed to be paid under Permitted Indebtedness; and (iv) the aggregate amount of all Modification Payments made by members of AerCo Group, taken as a whole, pursuant to this covenant after the Closing Date, including such Modification Payment, shall not exceed 5% of the aggregate Initial Appraised Value of all Aircraft acquired by AerCo Group.

SECTION 5.02(j) OF INDENTURE

     Limitation on Consolidation, Merger and Transfer of Assets. Under the terms of the Indenture, the Company will not, and will not permit any subsidiary to, consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of its property and assets (as an entirety or substantially an entirety in one transaction or in a series of related transactions) to, any other person, or merit any other person to merge with or into the Company or any subsidiary, unless (i) the resulting entity is a special purpose corporation, the charter of which is substantially similar to the Memorandum and Articles of Association of the Company or the equivalent charter document of such subsidiary, as the case may be, and, after such consolidation, merger, sale, conveyance, transfer, lease or other disposition, payments from such resulting entity to the holders of the AerCo Notes do not give rise to any withholding tax payments less favorable to the holders of AerCo Notes than the amount of any withholding tax payments which would have been required had such event not occurred, (ii) in the case of consolidation, merger or transfer by the Company, the surviving successor or transferee entity shall expressly assume all of the obligations of the Company in the Indenture, the AerCo Notes and each other Related Document to which the Company is then a party, (iii) the Directors shall have obtained confirmation in advance that such action or event will not result in the lowering or withdrawal of any rating assigned by any Rating Agency to any of the AerCo Notes, (iv) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing, and (v) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with the above criteria and, if applicable, the "Limitation on Aircraft Sales" covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with; provided that this covenant shall not apply to any such consolidation, merger, sale, conveyance, transfer, lease or disposition (a) within and among the Company and any of its subsidiaries and among AerCo Group is such consolidation merger, sale, conveyance, transfer, lease or disposition, as the case may be, would not materially adversely affect the holders of the AerCo Notes, (b) complying with the terms of the "Limitation on Aircraft Sales" covenant or (c) effected as part of a single transaction providing for the redemption or defeasance of the AerCo Notes in accordance with the terms thereof as described under "-- Redemption" or "-- Defeasance", respectively.

SECTION 5.02(k) OF INDENTURE

     Limitation on Transactions with Affiliates. Under the terms of the Indenture, the Company will not, and will not permit any subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with GPA or any affiliate of the Company or any subsidiary, except upon fair and reasonable terms no less favorable to the Company or such subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a person that is not such an affiliate.

     The foregoing limitation does not limit, and shall not apply to: (i) any transaction pursuant to the terms of the Related Documents; (ii) any transaction within and among the Company or any of its subsidiaries and any other member of the AerCo Group, provided, that no such transaction, other than between the Company and any of its subsidiaries, shall be consummated if it would materially adversely affect the holders of the AerCo Notes; (iii) the payment of reasonable and customary regular fees to, and the provision of reasonable and customary liability insurance in respect of, Directors; (iv) any Permitted Additional Aircraft Acquisition or any transaction complying with the "Limitation on Aircraft Sales" covenant; (v) any payments of the types referred to in clauses (i) or (ii) of the "Limitation on Restricted Payments" covenant and not prohibited thereunder, and (vi) entering into any transaction effected as part of a single transaction providing for the redemption or defeasance of the AerCo Notes in accordance with the terms thereof as described under "-- Redemption" or "-- Defeasance", respectively.

SECTION 5.02(l) OF INDENTURE

     Limitation on the Issuance, Delivery and Sale of Stock. Under the terms of the Indenture, the Company will not (i) issue, deliver or sell any shares, interests, participations or other equivalents (however designated, whether voting or non-voting, other than such shares, interests, participations or other equivalents existing on the Closing Date) in equity, including without limitation, all ordinary shares of the Company, or (ii) sell, or permit any subsidiary, directly or indirectly, to issue, deliver or sell, any shares, interests, participations or other equivalents (however designated, whether voting or non-voting, other than such shares, interests, participations or other equivalents existing on the Closing Date) in equity except (A) to the Charitable Trust Trustee, (B) issuances or sales of shares of Stock of foreign subsidiaries of the Company to nationals in the jurisdiction of incorporation or organization of such subsidiary, as the case may be, to the extent required by applicable law or necessary in the determination of the Directors to avoid an adverse tax consequence in any such jurisdiction, (C) the pledge of shares in AerCo's subsidiaries pursuant to the Security Trust Agreement. (D) the sale, delivery or transfer of any Stock of any member of AerCo Group in connection with the redemption or defeasance of the AerCo Notes, in accordance with the terms set forth under "-- Redemption" or "-- Defeasance", respectively. (E) the sale of any Stock in connection with any sale of Aircraft in compliance with the terms of the "Limitation on Aircraft Sales" covenant and (F) the sale, delivery, transfer or pledge of any Stock of any AerCo Group member to or for the benefit of any other AerCo Group member.

     In addition, under the terms of the Shareholders Undertaking, the Charitable Trust Trustee and GPA Group will agree that while the AerCo Notes are outstanding they will not, without prior written approval of the Trustee and all of the Directors, take any action in their capacity as shareholders of the Company to alter the share capital or issue any additional shares of the Company.

SECTION 5.03(a) OF INDENTURE

CONCENTRATION THRESHOLDS

     Concentration Limits. Unless the Directors obtain prior written confirmation from each of the Rating Agencies that no lowering or withdrawal of the then current rating of any subclass of AerCo Notes will result, AerCo will not permit any of its subsidiaries to lease or re-lease any Aircraft if entering into such proposed lease would cause the Portfolio (excluding any Aircraft then subject to an Aircraft Agreement and to be disposed of within one year from the date of effectiveness of such lease (other than any Aircraft with respect to which AerCo Group has entered into a binding agreement to acquire and which the Directors reasonably expect to acquire within 180 days from the date of effectiveness of such agreement) but including any Aircraft with respect to which a member of AerCo Group retains an interest including a right to lease rentals or other payments, finance lease payments, installment purchase payments or any other payments with respect to such Aircraft) to exceed any of the concentration limits set forth below (the "CONCENTRATION LIMITS"; provided that the Indenture will permit breaches of such Concentration Limits upon any renewal, extension or restructuring of any Lease.


                                                                              PERCENTAGE OF
     LESSEE CONCENTRATION LIMITS                                         MOST RECENT APPRAISED
                                                                          VALUE OF PORTFOLIO(2)
                                                                          ---------------------
     Single Lessees rated BBB/Baa2 (or the equivalent) or better .......           15%
     Other Single Lessees ..............................................           10%
     Five largest Lessees ..............................................           35%

                                                                              PERCENTAGE OF
     COUNTRY CONCENTRATION LIMITS                                        MOST RECENT APPRAISED
                                                                          VALUE OF PORTFOLIO(2)
                                                                          ---------------------
     United States .....................................................           25%
     Countries rated BBB/Baa2 (or the equivalent) or better(1)..........           20%
     Other .............................................................           15%


                                                                              PERCENTAGE OF
     REGION CONCENTRATION LIMITS                                         MOST RECENT APPRAISED
                                                                          VALUE OF PORTFOLIO(2)
                                                                         ----------------------
     Developed Market Region(3) ........................................           50%
     Emerging Market Region(3) .........................................           25%
     Other(3) ..........................................................           20%(4)
     Asia/Pacific(3) ...................................................           55%

     _______________

     (1) Based on the sovereign foreign currency debt rating assigned by the Rating Agencies to the country in which a Lessee is habitually based at the time the relevant Lease is executed.

     (2) Percentage to be obtained by dividing the aggregate most recent Appraised Values of all Aircraft operating or to be operated by Lessees habitually based in the applicable country or region by the aggregate most recent Appraised Values of all Aircraft then owned by AerCo Group.

     (3) The designations of Emerging Markets and Developed Markets are as determined and published by Capital International Perspective S.A. ("MSCI") from time to time based on, among other things, gross domestic product levels, regulation of foreign ownership of assets, applicable regulatory environment, exchange controls and perceived investment risk. The current designations are as set out below:

REGION                 COUNTRY
------                 -------

Developed Markets
  Europe.............. EU (except Greece and Luxembourg), Norway and Switzerland
  North America....... Canada and United States
  Pacific............. Australia, Hong Kong, Japan, New Zealand and Singapore

Emerging Markets
  Asia................ China, India, Indonesia, South Korea, Malaysia, Pakistan, Philippines,
                       Sri Lanka, Taiwan and Thailand

  Europe and
    Middle East....... Czech Republic, Greece, Hungary, Israel, Jordan, Poland, Russia and
                       Turkey

  Latin America....... Argentina, Brazil, Chile, Colombia, Mexico, Peru and Venezuela
Other................. All other countries (generally those that have small or undeveloped capital markets, including Fiji)

     (4) In addition, within the "Other" designation, no more than 10% of the most recent Appraised Value of the Portfolio shall be leased to Lessees habitually based in "Other" countries rated below BBB/Baa2 (or the equivalent) and no more than 5% of the most recent Appraised Value of the Portfolio shall be leased to Lessees habitually based in "Other" countries in Africa.

     In addition, the Indenture will not permit the Company or any subsidiary to lease Aircraft operated or to be operated by Lessees domiciled in (i) certain countries and (ii) certain other countries without procuring political risk insurance. The list of prohibited countries and countries with respect to which political risk insurance must be procured may be modified from time to time upon the approval of the Rating Agencies.

     The Indenture contains no limitations with respect to the country or region where any sublessees of Aircraft operated or to be operated are domiciled if
(i) such sublease is permitted under the relevant Lease (including by reason of consent or waiver, if applicable) or renewed Lease (including by reason of consent or waiver, if applicable) and (ii) the relevant Lessee is either a signatory to a Lease or a renewed Lease.

SECTION 5.03(b) OF INDENTURE

     Compliance with Law. Maintenance of Permits. Under the terms of the Indenture, the Company will (i) comply, and cause each of its subsidiaries to comply, in all material respects with all applicable laws, (ii) obtain, and cause each of its subsidiaries to obtain, all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for such person's use and operation of the Aircraft, including, without limitation, a current certificate of airworthiness for each Aircraft (issued by the applicable aviation authority and in the appropriate category for the nature of operations of such Aircraft), except that (A) no certificate of airworthiness shall be required for any Aircraft (x) during any period when such Aircraft is undergoing maintenance, modification or repair, (y) following the withdrawal or suspension by such applicable aviation authority of certificates of airworthiness in respect of all aircraft of the same model or period of manufacture as such Aircraft (in which case the Company shall comply, and cause each of its subsidiaries to comply, with all directions of such applicable aviation authority in connection with such withdrawal or suspension), (B) no registration, certificates, licenses, permits or authorizations required for the use or operation of any Aircraft need be obtained with respect to any period when such Aircraft is not being operated and (C) no such registrations, certificates, licenses, permits or authorizations shall be required to be maintained for any Aircraft that is not the subject of a Lease, except to the extent required under applicable laws, (iii) not cause or knowingly permit, directly or indirectly, through any of its subsidiaries, any Lessee to operate any Aircraft under any Lease in any material respect contrary to any applicable law and (iv) not knowingly permit, directly or indirectly, through any of its subsidiaries, any Lessee not to obtain all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for such Lessee's use and operation of any Aircraft under any operating Lease except as provided, mutatis mutandis, in clauses (ii)(A) and (ii)(B) above.

     The foregoing covenant shall not be deemed to have been breached by virtue of any act or omission of a Lessee or sub-lessee, or of any person which has possession of the Aircraft or any Engine for the purpose of repairs, maintenance, notification or storage, or by virtue of any requisition, seizure, or confiscation of the Aircraft (other than seizure or confiscation arising from a breach by the Company or a subsidiary of such covenant) (each, a "THIRD PARTY EVENT"); provided that (i) no member of AerCo Group consents or has consented to such Third Party Event; and (ii) the member of AerCo Group which is the lessor or owner of such Aircraft promptly and diligently takes such commercially reasonable actions as a leading international aircraft operating lessor or owner would reasonably take in respect of such Third Party Event, including, as deemed appropriate (taking into account, amount other things, the laws of the jurisdictions in which the Aircraft are located), seeking to compel such Lessee or other relevant person to remedy such Third Party Event or seeking to repossess the relevant Aircraft or Engine.

SECTION 5.03(c) OF INDENTURE

Appraisal of Portfolio. Under the terms of the Indenture, the Company will, no earlier than 90 nor later than 30 days prior to March 31 of each year, deliver to the Trustee appraisals of the Base Value of each of the Aircraft, from at least three independent appraisers that are members of the International Society of Transport Aircraft Trading or any similar organization, each such appraisal to be dated within 30 days prior to its delivery to the Trustee.

SECTION 5.03(d) OF INDENTURE

     Maintenance of Assets. Under the terms of the Indenture, the Company will
(i) with respect to each Aircraft and Engine that is subject to a Lease, cause directly or indirectly, through any of its subsidiaries, such Aircraft and Engine to be maintained in a state of repair and condition consistent with the requirements of reasonable commercial practice of leading international aircraft operating lessors with respect to similar aircraft under lease, taking into consideration, among other things, the identity of the relevant Lessee (including the credit standing and operating experience thereof), the age and condition of the Aircraft and the jurisdiction in which such Aircraft will be operated or registered under such Lease, and (ii) with respect to each Aircraft that is not subject to a Lease, maintain, and cause each of its subsidiaries to maintain, such Aircraft in a state of repair and condition consistent with the reasonable commercial practice of leading international aircraft operating lessors with respect to aircraft not under lease. No breach of this covenant, however, shall be deemed to have occurred by virtue of any Third Party Event; provided that (i) no member of AerCo Group consents or has consented to such Third Party Event; and (ii) the member of AerCo Group which is the lessor or owner of such Aircraft promptly and diligently takes such commercially reasonable actions as a leading international aircraft operating lessor would reasonably take in respect of such Third Party Event, including as deemed appropriate, seeking to compel such Lessee or other relevant person to remedy such Third Party Event or seeking to repossess the relevant Aircraft or Engine.

SECTION 5.03(e) OF INDENTURE

     Notification of Trustee, Cash Manager and Administrative Agent. Under the terms of the Indenture, the Company will notify the Trustee, Cash Manager and Administrative Agent as soon as the Company or any of its subsidiaries becomes aware of any loss, theft, damage or destruction to any Aircraft or Engine if the potential cost of repair or replacement of such asset (without regard to any insurance claim related thereto) may exceed $2,000,000.

SECTION 5.03(f) OF INDENTURE

     Leases. Under the terms of the Indenture, the Company shall adopt and will agree to cause the Servicer to use, and will adopt and will agree to cause any additional Servicer (including any servicer appointed in respect of any Additional Aircraft or to replace the Servicer in respect of the Initial Aircraft, an "ADDITIONAL SERVICER") to use, the pro forma lease agreement or agreements then used by the Servicer or such Additional Servicer, as the case may be, in connection with its aircraft operating leasing services business generally, as such pro forma lease agreement or agreements may be revised from time to time by the Servicer or such Additional Servicer (the "SERVICER'S PRO FORMA LEASE"), on behalf of each member of AerCo Group as a starting point in the negotiation of Future Leases with persons who are not members of AerCo Group; provided, that with respect to any Future Lease entered into in connection with (x) the renewal or extension of a Lease, (y) the leasing of an Aircraft to a person that is or was a Lessee under a pre-existing Lease or (z) the leasing of an Aircraft to a person that is or was a lessee under an operating lease of an aircraft that is being managed or serviced by the Servicer or such Additional Servicer, as the case may be (such Future Lease, a "RENEWAL LEASE"), a form of lease substantially similar to such pre-existing Lease or operating lease (a "PRECEDENT LEASE"), as the case may be, may, in lieu of the Servicer's Pro Forma Lease, be used by the Servicer or such Additional Servicer, as the case may be, on behalf of any member of AerCo Group as a starting point in the negotiation of such future lease with persons who are not members of AerCo Group or a Future AerCo Entity.

SECTION 5.03(g) OF INDENTURE

     Opinions. Under the terms of the Indenture, the Company will not enter into and will not permit any of its subsidiaries to enter into, any Future Lease with any person that is not a member of AerCo Group or change the jurisdiction of registration of any Aircraft that is subject to a Lease, unless, upon entering into such Future Lease or changing the jurisdiction of registration of such Aircraft (or within a commercially reasonable period thereafter), the Servicer or Additional Servicer, as the case may be, obtains such legal opinions, if any, with regard to compliance with the registration requirements of the relevant jurisdiction, enforceability of the Future Lease and such other matters customary for such transactions to the extent that receiving such legal opinions is consistent with the reasonable commercial practice of leading international aircraft operating lessors.

     SECTION 5.03(h) OF INDENTURE

     Insurance. Under the terms of the Indenture, the Company will maintain or cause, directly or indirectly through its subsidiaries, to be maintained with reputable and responsible insurers or with insurers that maintain relevant reinsurance with reputable and responsible reinsurers (i) airline hull insurance for each Aircraft in an amount at least equal to the Note Target Price for such Aircraft (or the equivalent thereof from time to time if such insurance is denominated in a currency other than U.S. dollars), (ii) airline liability insurance for each Aircraft and occurrence on an amount at least equal to the relevant amounts set forth in the Indenture for each model of aircraft and (iii) airline political risk insurance ("PRI") for each Aircraft subject to a Lease and habitually based in a jurisdiction determined in accordance with the PRI guidelines, as set forth in the Indenture and as amended from time to time by the Directors in an amount at least equal to the Note Target Price (or the equivalent thereof from time to time if such insurance is denominated in a currency other than U.S. dollars) for such Aircraft; provided, however, that, with respect to any such insurance for any Aircraft, such insurance may be subject to commercially reasonable deductibles and self-insurance arrangements (taking into account, inter alia, the creditworthiness and experience of the Lessee, if any, the type of aircraft and market practices in the aircraft insurance industry generally). The coverage and terms (including endorsements) of any insurance maintained with respect to any Aircraft not subject to a Lease shall be substantially consistent with the commercial practices of leading international aircraft operating lessors regarding similar aircraft.

     In determining the amount of insurance required to be maintained, the Company may take into account any indemnification from, or insurance provided by, any governmental, supranational or inter-governmental authority or agency (other than, with respect to PRI, any governmental authority or agency of any jurisdiction for which PRI must be obtained), the sovereign foreign currency debt rating of which is rated AA, or the equivalent, by at least one of the Rating Agencies, against any risk with respect to an Aircraft at least in an amount which, when added to the amount of insurance against such risk maintained by the Company (or which the Company has caused to be maintained), shall be at least equal to the amount of insurance against such risk otherwise required by the covenant (taking into account self-insurance permitted by the covenant). Any such indemnification or insurance provided by such government shall provide substantially similar protection as the insurance required by the covenant. The Company will not be required to maintain (or to cause to be maintained) any insurance otherwise required hereunder to the extent that such insurance is not generally available in the relevant insurance market from time to time.

SECTION 5.03(i) OF INDENTURE

     Indemnity. Under the terms of the Indenture, the Company will, and will cause each of its subsidiaries to include in each Lease between a member of the AerCo Group and a person who is not a member of the AerCo Group an indemnity in respect of the Lease in respect of any losses or liabilities arising from the use or operation of the Aircraft during the term of such Lease, subject to such exceptions, limitations and qualifications as are consistent with the reasonable commercial practices of leading international aircraft operating lessors.

                                                                   Schedule 8 to
                                                                Schedule 2.02(a)

                     WEEKLY, MONTHLY AND QUARTERLY REPORTS

                            AerCo - Servicer Reports

                            AERCO - SERVICER REPORTS

     1 WEEKLY
       (a) Commercial Report
           - Narrative report giving a detailed update on AerCo activities for the previous week. Relevant documentation to be attached (e.g. LOls, New Leases, Sales, amendments). Commentary on background to each new transaction
           - Headings to be covered each week (giving details of any new transactions: Leasing Activity; Sales Activity; Aircraft Purchases; Report on Lessee and/or Lessor options; Default Notices Issued; Update on AOG remarketing efforts & costs.
           - Summary of financial terms of all transactions of previous week (incl comparison with budget, new lease structures, intercompany margins etc)
           - Report on any Lessee Default (other than payment default) and lessee claims against AerCo of which the Servicer is aware.

       (b) Receivables/Financial Report
           - Report giving details of all cash receivable, (showing rentals, maintenance, interest and other) received and allocations during the previous pre-agreed period split between current, arrears and advance
           - Receivables summary (split between deferred & non deferred) detailing receivable outstanding by lessee, age, amounts from non current lessees, weekly comparison of movement and commentary on lessees current payment record.
           - Report on unallocated cash, cash promised by Lessees and any other relevant items and progress on resolving same.
           - Schedule of any other cash transactions & notifications (e.g. payment of Lessee maintenance reserve claims; receipt of new Lessee deposits; repayment of Lessee Deposits; Lessee redelivery payments/receipts; Drawdown of any LOCs).
           - Schedule of any cash transactions offset against receivables (incl maintenance reserve claims and other credits offset against receivables)

                            AERCO - SERVICER REPORTS

2    MONTHLY

     (a)  Receivables/Financial Report
          - Summary schedule giving details of all cash receivable (showing rentals, maintenance, interest and other) and received and allocations during the previous calendar month and giving an updated arrears position and showing a profile of Lease Security (LOCs, Guarantees, Cash deposits held).
          - Debtors listing at month end by lessee and age split by due on rent, maintenance, deposits, interest & other
          - Debtors reconciliation for month (i.e. Opening Balance, Total Invoiced, Total Received, Total Credits, Closing Balance) showing a breakdown of amounts Invoiced & Received by Rental, Maintenance, Interest & Other.
          - Detailed debtors statements in respect of each AerCo Lessee (incl historic & current details as required).
          - Schedule of Monthly AOG costs
          - Copies of Rental Adjustment Calculation Schedules issued during the previous calendar month.
          - Copies of invoices (including intercompany invoices) as required.

     (b)  Maintenance Reserve Report
          - Maintenance Reserves movement report for previous calendar month showing up to date balances including analysis by current & previous lessees and by component.
          - Access to aircraft/engine utilisation by hours & cycles for each month, billing rate for each month, cumulative hours & cycles to date, hours & cycles since last major aircraft/engine check.
          - List of maintenance reserves covered by Letters of Credit
          - Maintenance redelivery adjustment calculations & supporting documentation settled during previous month
          - List of Maintenance Reserves Abatement
          - List of outstanding maintenance reserve claims (already included in weekly report)

     (c)  Technical Report
          - Detailed Statement of technical expenditure for the previous calendar month and year to date analysed by relevant category of expense/aircraft/project etc.
          - Detailed schedule of actual expenditure versus expected expenditure for each month and year (FY) to date and also actual expenditure versus annual budget expenditure.
          - Schedule of expected Servicer originating cash disbursements including pre-lease expenditure and redelivery adjustments for the next 4 weeks and monthly for the coming 12 month period analysed by relevant category of expense/aircraft/project etc. (to be included in last weekly report prior to each payment date)

     (d)  Portfolio Report
          - Detailed portfolio report showing:

            Summary of fleet by Aircraft Type, Lessee, Aircraft Availability, Leases Committed, Lease Commencement and Expiry dates, Lease Structures, Aircraft owning company.

                            AERCO - SERVICER REPORTS

3    QUARTERLY

     (a)  MAINTENANCE RESERVE REPORT

          - Maintenance reserve deficit review

          - Next projected date for each aircraft & engine maintenance check and expected cost.

          - Confirmation of lessee agreement with maintenance reserve balances (by component) per Servicer.

          - Review of all upsy/downsy maintenance contracts of AerCo fleet.

     (b)  TECHNICAL REPORT

          - Detailed report on technical condition of each AerCo aircraft showing last inspection date.

          - Variance report on actual technical expenditures versus annual budget cost with commentary on all variances from budget for the preceding quarter and year to date.

     (c)  PORTFOLIO REPORT

          - AerCo fleet portfolio summary detailing concentration of aircraft:

            By country of habitual base;
            By Lessee;
            By Aircraft Type;
            By age;
            Number of aircraft;
            Leases expiring in next 6 qtrs and annually for 4 years thereafter Appraised value (as of most recent appraisal);
            Analysis of termination, extension and any other material options; Commentary on quality of AerCo fleet based on Servicers' knowledge of the aircraft industry.

     (d)  LEASE REVIEW REPORT

          - Summary analysis of the financial condition of each AerCo Lessee on a rolling basis (or as requested by Administrative Agent) so that at least seven Lessee reviews reports are provided each quarter so that all lessees are reviewed annually.

     (e)  INDUSTRY REVIEW

          - Report on issues of commercial concern & latest developments pertaining to the leasing market in general.

                            AIRCRAFT LEASE AGREEMENT





                                     dated



                              --------------------






                                    between





                                [NAME OF LESSOR]




                                      and




                                [NAME OF LESSEE]





             -----------------------------------------------------

                   AIRCRAFT MAKE AND MODEL: BOEING 737-_____

                             SERIAL NO.:__________

                          REGISTRATION NO.:__________

             -----------------------------------------------------

THIS AGREEMENT is made on ____________,_____

BETWEEN:

[Name, jurisdiction of organization and address]("Lessor"), and

[Name, jurisdiction of organization and address]("Lessee").

     WHEREAS, Lessor wishes to lease to Lessee and Lessee wishes to lease from Lessor the Aircraft (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement:

     NOW, THEREFORE, in consideration of and subject to the mutual agreements contained herein, Lessor and Lessee hereby agree as follows:

1.   INTERPRETATION

1.1 DEFINITIONS: In this Agreement capitalized words and expressions have the respective meanings set forth in Schedule I hereto.

1.2  CONSTRUCTION:

(a)  In this Agreement, unless the contrary intention is stated, a reference to:

     (i) each of "Lessor" or "Lessee" or any other Person includes, without prejudice to the provisions of this Agreement restricting transfer or assignment, any successor and any assignee;

     (ii) words importing the plural shall include the singular and vice versa, and the terms "include" or "including" are not limiting;

     (iii) any document shall include that document as amended, novated, assigned or supplemented;

     (iv) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(b) any Law, or to any specified provision of any Law, is a reference to such Law or provision as amended, substituted or re-enacted; and

(c)  headings are to be ignored in construing this Agreement.

2.   REPRESENTATIONS AND WARRANTIES

2.1 LESSEE'S REPRESENTATIONS AND WARRANTIES: The representations and warranties set forth in Clauses 1.1 and 1.2 of Schedule 2 are hereby made by Lessee to Lessor.

2.2  REPETITION: The representations and warranties in Clauses 1.1 and 1.2 of
Schedule 2 will survive the execution of this Agreement and will be deemed to be repeated by Lessee on the Delivery Date with reference to the facts and circumstances then existing (and for this purpose the representation and warranty contained in Clause 1.1(g) of Schedule 2 shall be constructed by reference to the accounts most recently provided to Lessor prior to such Rent
Date). The representations and warranties contained in Clause 1.1 of Schedule 2 will be deemed to be repeated by Lessee on each Rent Date as if made with reference to the facts and circumstances then existing.

2.3 LESSOR'S REPRESENTATIONS AND WARRANTIES: The representations and warranties set forth in Clause 1.3 of Schedule 2 are hereby made by Lessor to Lessee.

3.   CONDITIONS PRECEDENT

3.1 CONDITIONS PRECEDENT: Lessor's obligation to deliver and lease the Aircraft under this Agreement is subject to satisfaction of each of the Conditions Precedent specified in Schedule 3.

3.2 WAIVER: The Conditions Precedent are for the sole benefit of Lessor and may be waived or deferred in whole or in part and with or without conditions by Lessor. If any Conditions Precedent are not satisfied on the Delivery Date and Lessor (in its absolute discretion) nonetheless agrees to deliver the Aircraft to Lessee. Lessee will ensure that such Conditions Precedent are fulfilled within 15 days after the Delivery Date, and Lessor may treat as in Event of Default the failure of Lessee to do so.

4.   COMMENCEMENT

4.1  LEASING:

(a) Lessor will lease the Aircraft to Lessee and Lessee will take delivery of the Aircraft on lease in accordance with this Agreement for the duration of the Term. Subject to Clause 4.3, Lessor will deliver and Lessee will accept the Aircraft on the Scheduled Delivery Date or such other day as may be agreed in writing by the parties.

(b) If Lessee is unwilling or unable to accept delivery of the Aircraft on the Rent Commencement Date, or Lessee fails to fulfill any Condition Precedent on or before such date, then Lessee's obligation to pay Rent hereunder shall commence on the Rent Commencement Date notwithstanding that Lessee has not accepted possession of the Aircraft.

(c) After Delivery the Aircraft, the Engines and every part will be in every respect at the sole risk of Lessee, who will bear all risk of loss, theft, damage or destruction to the Aircraft, any Engine or any Part from any cause whatsoever.

4.2 DELIVERY: The Aircraft will be delivered to and accepted by Lessee at the Delivery Location, as may be agreed in an "AS IS, WHERE AS" condition. Without prejudice to Clauses 3.1 and 4.1, Lessee will effect acceptance of the Aircraft by execution and delivery to Lessor of the Certificate of Acceptance.

4.3  DELAYED DELIVERY: If owing to:

(a) any seller, manufacturer or existing lessee of the Aircraft delaying in the delivery of, or failing to deliver, the Aircraft to Lessor for any reason (other than because of any default of Lessor in the performance of its obligations under an agreement with that seller, manufacturer or lessee unless the default arises from an act or omission of Lessee) whether or not in circumstances entitling that seller, manufacturer or lessee to terminate that agreement: or

(b)  any Excusable Delay;

Lessor delays in the delivery of, or fails to deliver, the Aircraft under this Agreement, then in any such case:

     (i) Lessor will not be responsible for any losses, including loss of profit, costs or expenses arising from or in connection with the delay or failure suffered or incurred by Lessee; and



     (ii) Lessee will not be entitled to terminate this Agreement or to reject the Aircraft when tendered for delivery by Lessor, on the grounds of any such delay, unless due to such a delay (which is not attributable in any way to a default by Lessee hereunder or a failure by Lessee to fulfill a condition precedent hereunder or otherwise attributable to Lessee or within its control) delivery of the Aircraft does not occur within______[months] [days] of the Scheduled Delivery Date ("DEADLINE"), in which case either party hereto shall have the right to terminate the leasing of the Aircraft hereunder if such party gives notice to the other party of such party's election to terminate within_____Business Days of the Deadline. In the event of such termination, neither party will have any further liability to the other hereunder [except-include Lessor's return of security deposit/guaranty/letter of credit]. If neither party gives such a notice of termination within such [____] Business Day period, neither party shall have any further termination right for such delay and this Agreement shall remain in full force and effect.

4.4 LICENSES: Lessee will at its expense obtain all licenses, permits and approvals which may be necessary to export and/or transport the Aircraft from the Delivery Location. Lessor will furnish such data and information as may be reasonably requested by Lessee in connection with obtaining any such license, permit or approval.

5.    PAYMENTS

5.1 RENTAL PERIODS: The first Rental Period will commence on the Rent Commencement Date and each subsequent Rental Period will commence on the date succeeding the last day of the previous Rental Period. Each Rental Period will end on the date immediately preceding the numerically corresponding day in the next month, except that:

(a) if there is no such numerically corresponding day in that month, it will end on the last day of that month; and

(b) if a Rental Period would otherwise overrun the Expiry Date, it will end on the Expiry Date.

5.2 RENT: Lessee will pay to Lessor or its order on each Rent Date Rent in advance in the amount of $_______. Payment must be initiated adequately in advance of the Rent Date to ensure that Lessor receives credit for the payment on the Rent Date. If a Rental Period begins on a day which is not a Business Day, the Rent payable in respect of that Rental Period shall be paid on the Business Day immediately preceding such day.

5.3   {MAINTENANCE RESERVES:

(a) Amount: Lessee will further pay to Lessor Maintenance Reserves in relation to each calendar month (or part thereof) (including the last calendar month, or part thereof, of the Term) on the fifteenth day following the end of such calendar month, in the amounts specified in Clause 1.1 of
      Schedule 6.

(b) Adjustment: Lessor may adjust the amount of Maintenance Reserves after the Delivery Date by notice to Lessee not more frequently than annually based on each of the following:

      (i) with respect to Engine LLP Maintenance Reserves by __ per cent per annum by way of agreed inflation adjustment; and

      (ii) with respect to Airframe and Engine Maintenance Reserves, by reference to the Engine manufacturer's recommendations, industry overhaul cost experience, any change in the operational environment of the Aircraft and any change in the hour-to-cycle ratio of the operation of the Aircraft (it being understood that the Maintenance reserves are based on the assumption that the operation of the Aircraft during the relevant period will, on average, be not less than two Flight Hours for each Cycle and may be adjusted upwards if the Flight Hour to Cycle ratio falls below 2:1).

(c) Release of Maintenance Reserves: Provided no Default has occurred and is continuing, Lessor will release funds to Lessee from the Maintenance Reserves on the terms and subject to the conditions specified in Clauses
     1.2 and 1.3 of Schedule 6.]1

5.4 PAYMENTS: All payments by Lessee to Lessor under this Agreement will be made for value on the due date in Dollars and in immediately available funds settled through the New York Clearing House System or such other funds as may for the time being be customary for the settlement in New York City of payments in Dollars by wire transfer to Bankers Trust Company, New York, U.S.A., ABA No. 021-001-033, _________________, Collection Account No.__________, Attention:
Corporate Trust-Structured Finance Team, _______________________ or to such other account as Lessor may advise Lessee in writing.

5.5  WITHHOLDING:

(a) All payments by Lessee pursuant to the Operative Documents shall be free of all withholdings of any nature whatsoever except to the extent otherwise required by Law, and if any such withholding is so required. Lessee shall pay an additional amount such that after the deduction of all amounts required to be withheld, the net amount actually received by Lessor will equal the amount that Lessor would have received if such withholding had not been required; provided, however, that if Lessee pays any such additional amount to compensate for the withholding of any Lessor Tax, Lessor shall repay to Lessee within 30 days after receipt of Lessee's written request therefor (which request shall include a description in reasonable detail of the Lessor Tax involved and the calculation of the additional amount to be repaid) the amount of such additional amount to the extent attributable to any Lessor Tax.

(b) If any payment is made by Lessee under Clause 5.6(a) and Lessor in good faith determines that it has actually received a credit against, or relief or remission for, or repayment of, any Tax paid or payable by Lessor in respect of or calculated with reference to the deduction or withholding giving rise to such payment. Lessor shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and without leaving Lessor in any worse position than that in which it would have been had such deduction or withholding not been required to be made, pay to Lessee such amount as Lessor shall in good faith have determined to be attributable to the relevant deduction or withholding.

-------------------------------

1/ To be inserted only if applicable.

     Nothing in this Clause 5.5(b) shall:

     (i) interfere with the right of Lessor to arrange its tax affairs in whatever manner it thinks fit and, in particular, but without limitation, Lessor shall not be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar Tax liability in respect of the amount of any such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to Lessor; or

     (ii) oblige Lessor to disclose any information relating to its Tax affairs or any computations in respect thereof.

5.6  TAXES AND OTHER OUTGOINGS: Lessee will promptly pay:

(a) all license and registration fees, Taxes (other than Lessor Taxes) and other amounts of any nature imposed by any Government Entity with respect to the Aircraft, or this Agreement, including without limitation the ownership, delivery, leasing, possession, use, operation, return, sale or other disposition of the Aircraft; and

(b) all rent, fees, charges, Taxes (other than Lessor Taxes) and other amounts in respect of any premises where the Aircraft, any Engine or any Part is located from time to time;

except to the extent that, in the reasonable opinion of Lessor, such payment is being contested in good faith by appropriate proceedings, in respect of which adequate reserves have been provided by Lessee and non-payment of which does not give rise to any material likelihood of the Aircraft or any interest therein being sold, forfeited or otherwise lost or of criminal liability on the part of Lessor, Security Trustee, Trustee or any Financing Party.

5.7  TAX INDEMNITY:

(a) Lessee will on demand pay and indemnify each Indemnitee against all Taxes (other than Lessor Taxes) levied or imposed against or upon Lessor or Lessee or any Indemnitee and relating to or attributable to Lessee, this Agreement, the Operative Documents or the Aircraft directly or indirectly in connection with the importation, exportation, registration, ownership, leasing, sub-leasing, purchase, delivery, possession, use, operation, repair, maintenance, overhaul, transportation, landing, storage, presence or redelivery of the Aircraft or any part thereof or any rent, receipts, insurance proceeds, income or other amounts arising therefrom, or the making of any Equipment Change.

(b) If Lessee is required by any applicable Law, or by any third party, to deliver any report or return in connection with any Taxes for which Lessee is obliged to indemnify Lessor or any

     Indemnitee under the Operative Documents, Lessee will complete the same and, on request, supply a copy of the report or return to Lessor.

(c) If any report, return or statement is required to be made by Lessor or any Indemnitee with respect to any Tax for which there is an indemnity obligation of Lessee under this Agreement, Lessee will promptly notify Lessor of the requirement; and

     (i) if permitted by applicable Law, make and file in a timely manner such report, return or statement (except for any report, return or statement that Lessor has notified Lessee that Lessor or any Indemnitee intends to prepare and file), prepare such return in such manner as will indicate the interests of Lessor as owner and lessor of the Aircraft under this Agreement and Security Trustee, in its capacity as such, if required or appropriate, and provide Lessor upon request a copy of each such report, return or statement filed by Lessee, or

     (ii) if Lessee is not permitted by applicable Law to file any such report, return or statement, Lessee will prepare and deliver to Lessor a proposed form of such report, return or statement within a reasonable time prior to the time such report, return or statement is to be filed.

5.8  VALUE ADDED TAX:

(a)  For the purposes of this Clause 5.8:

     (i) "VAT" means value added tax and any goods and services, sales or turnover tax, imposition or levy of a like nature;

     (ii) "supply" includes anything on or in respect of which VAT is chargeable.

(b) Lessee will pay to Lessor or the relevant taxing authority, as the case may be, the amount of any VAT chargeable in respect of any supply for VAT purposes under this Agreement.

(c) Each amount stated as payable by Lessee under this Agreement is exclusive of VAT (if any). If VAT is payable in respect of any amount as aforesaid, Lessee shall pay all such VAT and indemnify Lessor against any claims for the same (and where appropriate, Lessee shall increase the payments which would otherwise be required to be made hereunder so that Lessor is left in the same position as Lessor would have been in had no VAT been payable) and Lessee shall provide evidence to Lessor, if available, in respect of payment of any such VAT.

5.9 TAX CONTEST: If Lessee disputes the payment of any Taxes payable by Lessor or any Indemnitee for which Lessee is responsible under this Agreement, Lessor will consider with Lessee the taking of such action as Lessee may reasonably request at Lessee's expense to contest that payment, but no Indemnitee will be obliged to take any such action:

(a)  which such Indemnitee considers in its sole discretion may prejudice it; or

(b) which such Indemnitee considers does not have a reasonable prospect of success; or

(c) for which Lessee has not made adequate provision to the satisfaction of such Indemnitee in respect of the expense concerned.

5.10 INDEMNITY PAYMENTS -- AFTER-TAX BASIS: Lessee agrees that, with respect to any indemnity payment (the "REQUIRED AMOUNT") pursuant to Clause 5.8 (Tax Indemnity) or Clause 10 (Indemnity) to or for the benefit of any Indemnitee, Lessee's obligations shall include such amount as may be necessary to hold such Indemnitee harmless on an after-Tax basis from all Taxes required to be paid by such Indemnitee with respect to such payment (including any payments pursuant to this Clause 5.10), so that the total amount required to be paid by Lessee to such Indemnitee is an amount which will equal the Required Amount after deduction of all Taxes required to be paid by such Indemnitee with respect to the receipt or accrual of such amount.

Such total amount shall be determined based on the assumptions that at the time when each such payment is accrued by such Indemnitee, such payment will be subject to (i) United States federal income tax at the highest marginal statutory rate applicable to corporations for the relevant period, (ii) United States state and local income taxes at the composite of the highest marginal statutory rates applicable to such Indemnitee, as such composite rates shall be certified by an officer of such Indemnitee, and (iii) income taxes (if any) imposed by countries outside the United States at the actual rates imposed on such Indemnitee.

5.11 LESSOR OBLIGATIONS FOLLOWING EXPIRY DATE: WITHIN FIVE BUSINESS DAYS AFTER:

(a) redelivery of the Aircraft to Lessor in accordance with and in the condition required by this Agreement; or

(b) payment to Lessor of the Agreed Value following an Event of Loss after the Delivery Date;

or in each case such later time as Lessor is satisfied that Lessee has irrevocably paid to Lessor all amounts which may then be outstanding or become payable under this Agreement and the Other Agreements, Lessor will pay to Lessee the amount of any Rent received in respect of any period falling after the date of redelivery of the Aircraft or payment of the Agreed Value, as the case may be. [Include return of security deposit/guaranty/letter of credit if applicable.]

5.12 NET LEASE: This Agreement is a net lease. Lessee's obligations under this Agreement are absolute and unconditional irrespective of any circumstance or contingency whatsoever and shall not be reduced by any circumstance or contingency whatsoever, including:

(a) any right of set-off, counterclaim, recoupment, defence or other right which either party to this Agreement may have against the other (including any right of reimbursement) or which Lessee may have against the Manufacturer, any manufacturer or seller of or any Person providing services with respect to the Aircraft, any Engine or any Part or any other Person, for any reason whatsoever;

(b) any unavailability of the Aircraft for any reason, including, but not limited to a requisition of the Aircraft or any prohibition or interruption of or interference with or other restriction against Lessee's use, operation or possession of the Aircraft;

(c) any lack or invalidity of title or any other defect in title, airworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind or nature of the Aircraft for any particular use or trade, or for registration or documentation under the Laws of any relevant jurisdiction, or, except as expressly provided herein, any Event of Loss in respect of or any damage to the Aircraft;

(d) any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor, Lessee or any other Person;

(e) any illegality, invalidity or unenforceability or lack of due authorisation of, or other defect in this Agreement; and/or

(f) any other cause or circumstance which (but for this provision) would or might otherwise have the effect of terminating or in any way affecting any obligation of Lessee under this Agreement.

5.13 [FURTHER PROVISIONS REGARDING MAINTENANCE RESERVES:

(a) Lessee agrees that Lessor shall be entitled to commingle the Maintenance Reserves with Lessor's general or other funds, and Lessor will not hold any such funds as agent or on trust for Lessee or in any similar fiduciary capacity.

(b) If Lessee fails to comply with an provision of this Agreement or the Other Agreements, or any Default shall have occurred and be continuing, in addition to all rights and remedies accorded to Lessor elsewhere in this Agreement or under Law in respect of the Maintenance Reserves, Lessor may immediately or at any time thereafter, without prior notice to Lessee, apply all or part of and/or the Maintenance Reserves in or towards the payment or discharge of any matured obligation owed by Lessee or any Lessee Affiliate under this Agreement or the Other Agreements, in such order as Lessor sees fit, and/or exercise any of the rights of set-off described in Clause 5.19 against all or part of the Maintenance Reserves.

(c) If Lessor exercised the rights described in sub-clause (b) above. Lessee shall, following a demand in writing from Lessor, immediately restore the Maintenance Reserves to the level at which they stood immediately prior to such exercise. Any remaining balances of the Maintenance Reserves on the Expiry Date shall be retained by Lessor as its sole property.]

5.14 [Include fees/security deposit/guaranty/letter of credit provisions if applicable.]

5.15 DEFAULT INTEREST: If Lessee fails to pay any amount payable under this Agreement on the due date, Lessee will pay on demand from time to time to Lessor interest (both before and after judgment) on that amount, from the due date to the date of payment in full by Lessee to Lessor, at the rate per annum calculated by Lessor to be LIBOR plus two per cent (or, if less, at the maximum interest rate permitted by applicable Law). All such interest will be compounded monthly and calculated on the basis of the actual number of days elapsed in the month, assuming a 30 day month and a 360 day year.

5.16  CURRENCY:

(a) Lessee acknowledges that the specification of Dollars in this Agreement is of the essence and that Dollars shall be the currency of account in any and all events. Lessee waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than Dollars.

(b) If Lessor receives an amount in respect of Lessee's liability under this Agreement or if such liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable under this Agreement;

      (i) Lessee will indemnify Lessor as an independent obligation against any loss arising out of or as a result of such conversion;

     (ii) if the amount received by Lessor, when converted into the contractual currency (at the market rate at which Lessor is able on the date of receipt by Lessor (or on the next date thereafter on which under normal banking practice Lessor is able to convert the amount received into the contractual currency) to purchase the contractual currency in New York or at its option London with that other currency) is less than the amount owed in the contractual currency, Lessee will, forthwith on demand, pay to Lessor an amount in the contractual currency equal to the deficit; and

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
     (iii) Lessee will pay to Lessor on demand any exchange costs and Taxes payable in connection with the conversion.

5.17 CERTIFICATES: Save where expressly provided in this Agreement, any certificate or determination by Lessor as to any rate of interest or as to any other amount payable under this Agreement will, in the absence of manifest error, be presumed prima facie to be correct.

5.18 APPROPRIATION: If any sum paid or recovered by Lessor in respect of the liabilities of Lessee under this Agreement is less than the amount then due, Lessor may apply that sum to amounts due under this Agreement in such proportions and order and generally in such manner as Lessor may determine at its sole discretion; provided, that no appropriation pursuant hereto shall prejudice the contesting in good faith by Lessee, or the ultimate allocation or appropriation, of any amounts claimed due under this Agreement.

5.19 SET-OFF: Lessor may set off any matured obligation owed by Lessee or any Lessee Affiliate under this Agreement or the Other Agreements against any obligation owed by Lessor to Lessee (whether or not matured), regardless of the place of payment or currency. If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in New York or at its option London for the purpose of the set-off. If an obligation is unascertained or unliquidated, Lessor may in good faith estimate that obligation and set off in respect of the estimated amount, in which case when the obligation is ascertained or liquidated Lessor or Lessee shall make a payment to the other (as appropriate) in respect of any amount by which the ascertained or liquidated amount differs from the estimated amount. Lessor will not be obliged to pay any amounts to Lessee under this Agreement so long as any sums which are then due from Lessee or any Lessee Affiliate under this Agreement or the Other Agreements remain unpaid, and any such amounts which would otherwise be due will fall due only if and when Lessee has paid all such sums, except to the extent that Lessor otherwise agrees or sets off such amounts against such payment pursuant to the foregoing provisions.

5.20 EXPENSES: Whether or not the Aircraft is delivered to Lessee pursuant to this Agreement, Lessee will pay to Lessor on demand:

(a) all fees, costs and expenses (including reasonable legal, professional and out-of-pocket expenses) payable or incurred by Lessor in connection with any amendment to or extension of or other documentation in connection with, or the granting of any waiver or consent under, this Agreement or the monitoring of compliance by Lessee with this Agreement (provided that such monitoring reveals a Default) but excluding any fees, costs and expenses incurred by Lessor in connection with any change in the ownership or financing of the Aircraft or otherwise reimbursable pursuant to Clause 14.5);

(b) all fees, costs and expenses (including reasonable legal, professional and out-of-pocket expenses) associated with perfecting this Agreement in the State of Registration, the State of Incorporation and the Habitual Base (and any other state or country as appropriate having regard to the operation of the Aircraft), including (but not limited to) legal opinions, tax advice, the provision of translations, registrations and the payment of documentary Taxes and any other Taxes and fees, whether required by Lessor or Lessee provided that the foregoing shall not apply to Lessor Taxes; and

(c) all fees, costs and expenses (including reasonable legal, survey, out-of-pocket expenses and other costs) payable or incurred by Lessor in contemplation of, or otherwise in connection with the enforcement of or preservation of any of Lessor's or Security Trustee's rights under this Agreement, or in respect of the repossession of the Aircraft.

All amounts payable pursuant to this Clause 5.20 will be paid in the currency in which they are incurred by Lessor.

6.   MANUFACTURER'S WARRANTIES

6.1  ASSIGNMENTS:

(a) With effect from Delivery, Lessor assigns to Lessee, and authorises Lessee to exercise such rights as Lessor may have under any warranty with respect to the Aircraft, any Engine or any part made by any manufacturer, vendor, sub-contractor or supplier, to the extent that the same may be assigned or otherwise made available to Lessee and without warranty by Lessor as to enforceability of any of the rights so assigned.

(b) To the extent that the same may not be assigned or otherwise made available to Lessee, Lessor agrees to exert its commercially reasonable efforts at Lessee's request and expense (and subject to Lessee making adequate provision to the satisfaction of Lessor in respect of any such expense) to enforce such rights as Lessor may have with respect thereto for the benefit of Lessee.

(c) Upon occurrence of an Event of Default (unless the same is immediately rectified to the reasonable satisfaction of Lessor) or termination or expiry of the leasing of the Aircraft under this Agreement (each, a "TERMINATION EVENT"), whichever occurs earlier, all rights under such warranties will immediately revert to Lessor, including all claims thereunder (whether or not perfected); and Lessee will immediately take all steps and execute all documents required by Lessor to perfect such reversion.

6.2 PROCEEDS: Lessor agrees to apply any proceeds of any claims assigned to Lessee by Lessor under Clause 6.1 to remedy the defect, if any, in the Aircraft, any Engine or any Part giving rise to such claim. So long as no Termination Event has occurred and is continuing, Lessor agrees to co-
operate with Lessee to cause any proceeds from any rights assigned by Lessor to Lessee under Clause 6.1 to be paid directly to Lessee, and, if any such proceeds are nonetheless paid to Lessor, unless a Termination Event has occurred, Lessor agrees to remit promptly such proceeds to Lessee.

7.   QUIET ENJOYMENT

7.1 LESSOR'S COVENANT: Provided no Default has occurred and is continuing. Lessor will not interfere with the quiet use, possession and enjoyment of the Aircraft by Lessee in accordance with this Agreement during the Term; but the exercise by Lessor of its rights under or in connection with this Agreement will not constitute such an interference.

8.   LESSEE'S COVENANTS

8.1  DURATION:

(a) Lessee shall perform and comply with its undertakings and covenants in this Agreement at all times during the Term. All such undertakings and covenants shall, except where expressly otherwise stated, be performed at the expense of Lessee.

(b) Lessee will use its best endeavours to procure that no Person (other than Lessor) will act in any manner inconsistent with Lessee's obligations under this Agreement.

8.2  INFORMATION: Lessee will:

(a) notify Lessor forthwith of the occurrence of any Default or any other event which might in the reasonable opinion of Lessor adversely affect Lessee's ability to perform any of its obligations under this Agreement;

(b)  furnish to Lessor:

     (i) as soon as available but not in any event later than 180 days after the last day of each financial year of Lessee, its audited consolidated balance sheet in English as of such day and its audited consolidated profit and loss statement for the year ending on such day; and

     (ii) such other information regarding Lessee and its business and affairs as Lessor may reasonably request from time to time.

(C) promptly furnish to Lessor all information Lessor from time to time reasonably requests regarding the Aircraft, each Engine, any engine installed on the Airframe, and any Part, and the use, location and condition of the Aircraft, including the hours remaining on the Aircraft and any Engine until the next scheduled check, inspection, overhaul or shop visit, as the case may be;

(d) on request, furnish to Lessor evidence satisfactory to Lessor that all charges and other outgoings incurred by Lessee with respect to the Aircraft, including all payments due to the relevant air traffic control authorities, have been, or are being, paid and discharged in a normal commercial manner which would not give rise to a Security Interest on, or a right of detention in relation to, the Aircraft;

(e) provide to Lessor within seven days after the end of each calendar month a monthly report on the Aircraft and each Engine in the form required by Lessor;

(f) give Lessor not less than 60 days' written notice as to the time and location of all Major Checks; and

(g)  promptly notify Lessor of:

     (i) any loss, theft, damage or destruction to the Aircraft, any Engine or any Part, or any modification to the Aircraft if the potential cost may exceed the Damage Notification Threshold (without regard to any insurance claim related thereto); and

     (ii) any claim or other occurrence likely to give rise to (x) a claim under the hull Insurances in excess of the Damage Notification Threshold, or
          (y) any other claim in excess of $[2,000,000] (without regard to any insurance claim related thereto) and details of any negotiations with the insurance brokers over any such claim.

8.3  LAWFUL AND SAFE OPERATION: Lessee will:

(a) comply at all times with the Laws in force in any country or jurisdiction which may then be applicable to the Aircraft (including Laws mandating insurance coverage) or, so far as concerns the use and operation of the Aircraft or an owner or operator thereof, and take all reasonable steps to ensure that the Aircraft is not used for any illegal purpose;

(b) not operate or otherwise use the Aircraft in any manner contrary to any Law of the Air Authority or for any purpose for which the Aircraft is not designed or reasonably suitable;

(c) ensure that the crew and engineers employed by it in connection with the operation and maintenance of the Aircraft have the qualifications and hold the licenses required by the Air Authority and applicable Law;

(d) use the Aircraft solely in commercial or other operations for which Lessee is duly authorised by the Air Authority and under applicable Law;

(e) not use the Aircraft for the carriage of any items or substances which could reasonably be expected to cause damage to the Aircraft or which would not be adequately covered by the Insurances, or any item or substance whose possession or carriage is illegal under any applicable Law; and comply with the any carriage regulations or restrictions from time to time issued by IATA;

(f) not utilise the Aircraft for purposes of training, qualifying or re-confirming the status of cockpit personnel except for the benefit of Lessee's cockpit personnel, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other aircraft of the same type operated by Lessee;

(g) not cause or permit the Aircraft to proceed to, or remain at, any location which is then the subject of a prohibition order (or any similar order or directive) or sanctions or restrictions by or under:

    (i) any law or government regulation applicable to the Aircraft or to Lessee, including the relevant provisions of the US Commerce Department's Export Administration Regulations (15 C.F.R. Parts 760-774); or

    (ii) any Government Entity of the State of Registration or the Habitual Base; or

    (iii) any Government Entity of the country in which such location is situated; or

    (iv) any Government Entity having jurisdiction over Lessor, Babcock & Brown, Security Trustee, Trustee or the Aircraft;

(h) obtain and maintain in full force all certificates, licenses, permits and authorisations from time to time required for the use and operation of the Aircraft, and for the making of payments required by, and the compliance by Lessee with its other obligations under, this Agreement; and

(i) not use, operate, or locate the Aircraft or suffer or permit the Aircraft to be used, operated or located during the Term in any manner not covered by the Insurances or in any area excluded from coverage by the Insurances or in any manner not covered by the Insurances or in any manner which would prejudice the interests of the Indemnitees in the Insurances, the Aircraft, any Engine or any Part.

8.4 SUBLEASING: Lessee will not sub-lease, or part with possession of the Aircraft, the Engines or any Part without the prior written consent of Lessor, such consent not to be unreasonably withheld or delayed, and any permitted subleasing shall be in accordance with such terms and conditions as Lessor may impose if it grants its consent thereto; provided, that:

(a) Lessee may part with possession (i) with respect to the Aircraft, the Engines or any Part of the relevant manufacturers for testing or similar purposes or to the Agreed Maintenance Performer for service, repair, maintenance or overhaul work, or alterations, modifications or additions to the extent required or permitted by this Agreement, and (ii) with respect to an Engine or Part, as expressly permitted by this Agreement; and

(b) Lessee may wet lease the Aircraft (without parting with possession and control thereof) and shall notify Lessor of its intention to do so and, provided, further, that:

          (i)  no Event of Default has occurred and is continuing; and

          (ii) any charter, agreement or other document containing the terms of such wet-lease;

               (A)  shall be subordinate in all respects to this Agreement;

               (B) will not in any event be capable of extending beyond the Expiry Date; and

               (C) shall not result in any change in the State of Registration or the Habitual Base (except as provided for in clause 8.7(b)), provided that it is agreed that the consent of Lessor shall not be required to any such wet-lease which involves a change in the Habitual Base to a Habitual Base situated within the European Union, the United States of America or Canada; and

(c) no such wet lease or parting with possession or permitted sublease shall release or relieve Lessee from, or reduce, any of Lessee's obligations under this Agreement, all of which shall remain Lessee's responsibility and shall be directly enforceable against Lessee as if such wet lease or parting with possession or permitted sublease had not occurred.

8.5  INSPECTION:

(a) Lessor and any person designated by Lessor may at Lessor's cost, at any time visit, inspect and survey the Aircraft, any Engine, any Part or the Aircraft Documents, and for such purpose may, subject to any applicable Air Authority regulation, travel on the flight deck as observer.

(b) Lessee will pay to Lessor on demand all reasonable out-of-pocket expenses incurred by Lessor in connection with any such visit, inspection or survey conducted after the occurrence of a Default.

(c)  Lessor will:

     (i) have no duty to make, and no liability arising out of making or failing to make, any such visit, inspection or survey; and

     (ii) so long as no Default has occurred and is continuing, not exercise such right other than on reasonable notice and so as not to disrupt unreasonably the commercial operations of Lessee; PROVIDED, HOWEVER, Lessee will take such action as may be reasonably required to facilitate Lessor's inspection.

8.6  OWNERSHIP; PROPERTY INTERESTS; RELATED MATTERS: Lessee will:

(a) not do or knowingly permit to be done or omit or knowingly permit to be omitted to be done any act or thing which might reasonably be expected to jeopardise the rights of Lessor as owner of the Aircraft and as lessor thereof under this Agreement or the rights of Security Trustee in its applicable capacity or the rights of Lessor and Security Trustee as additional insureds, contract parties or loss payees under the Insurances or the validity, enforceability or priority of any applicable Security Documents;

(b) on all occasions when the ownership of the Aircraft, any Engine or any part is relevant, make clear to third parties that title is held by Lessor;

(c) not at any time (i) represent or hold out Lessor, Security Trustee, Trustee or any of the Financing Parties as carrying goods or passengers on the Aircraft or as being in any way connection or associated with any, operation or carriage (whether for hire or reward or gratuitously) which may be undertaken by Lessee; or (ii) pledge the credit of Lessor, Security Trustee, Trustee or any of the Financing Parties;

(d) ensure that there is always affixed, and not removed or in any way obscured, a fireproof plate (having dimensions of not less than 10 cm. x 7 cm.) in a reasonably prominent position in the cockpit of the Aircraft adjacent to the certificate of airworthiness and on each Engine stating:

     "this Aircraft/Engine is owned by [________], is leased to _______________ and may not be or remain in the possession of, or be operated by, any other person with the prior written consent of _______________";

(e) not crease or permit to exist any Security Interest (other than Permitted Liens) upon the Aircraft, any Engine or any Part;

(f) not do or permit to be done anything which may reasonably be expected to expose the Aircraft, any Engine or any Part to penalty, forfeiture, impounding, detention, appropriation, damage or destruction and without prejudice to the foregoing, if any such penalty, forfeiture, impounding, detention or appropriation, damage or destruction occurs, give Lessor immediate notice thereof and procure the immediate release of the Aircraft, any Engine or the Part, as the case may be;

(g)  not abandon the Aircraft, any Engine or any Part;

(h) pay and discharge, or cause to be paid and discharged, when due and payable or make adequate provision by way of security or otherwise for all debts, damages, claims and liabilities which have given or might give rise to a Security Interest (other than Permitted Liens) over or affecting the Aircraft, any Engine or any Part; and

(i) not attempt, or hold itself out as having only power, to sell, lease or otherwise dispose of the Aircraft, any Engine or any Part.

8.7  GENERAL: Lessor will:

(a) not make any substantial change in the nature of the business in which it is engaged, will preserve its corporate existence (other than in connection with a voluntary liquidation in the context of a solvent reconstruction or reorganization on terms which shall have been previously approved in writing by Lessor and provided that upon such voluntary liquidation, an affiliate of Lessee enters into a lease agreement with Lessor in substantially identical terms to this Agreement), and will conduct its business in an orderly and efficient manner and will maintain all rights, privileges, licenses and franchises material thereto or material to performing its obligations under this Agreement;

(b) ensure that the Habitual Base remains the habitual base of the Aircraft unless Lessor gives its prior written consent to a change therein, such consent not to be unreasonably withheld or delayed; and

(c)  not operate, maintain, insure or deal with the Aircraft or any Engine or
     Part in a manner which discriminates against the Aircraft or such Engine or Part, when compared with the manner in which Lessee operates, maintains, insures or deals with similar aircraft, engines or parts in Lessee's fleet.

8.8  RECORDS: Lessee will:

(a) cause accurate, complete and current records to be kept of all flights made by, and all maintenance carried out on, the Aircraft (including in relation to each Engine and Part subsequently installed, before the installation); keep the records in such manner as the Air Authority may from time to time require, and ensure that they comply with the recommendations of any manufacturers of the Aircraft, any Engine or any Part. The records will form part of the Aircraft Documents; and

(b) maintain in English with appropriate revision service, all Aircraft Documents, records, logs and other materials required by applicable Laws and the practice of major international air transport operators in respect of the Aircraft.

8.9  PROTECTION: Lessee will:

(a) maintain or procure the maintenance of the registration of the Aircraft with the Air Authority in the name of Lessor (or, if such registration cannot be maintained in the name of Lessor, on a basis which reflects the interests of Lessor, as owner of the Aircraft and as lessor of the Aircraft under this Agreement and the interest, if any, of the Security Trustee, to the greatest extent permitted by applicable Law) and not do or suffer to be done anything which might adversely affect that registration; and

(b) do all acts and things (including making any filing or registration with the Air Authority or any other Governmental Entity or as required to comply with the Geneva Convention where applicable) and execute and deliver, notarise, file, register and record all documents (including any amendment of this Agreement provided, without prejudice to the rights of Lessor under Clause 14, such amendment shall not materially affect the rights and obligations of the Lessee) as may be required by Lessor:

     (i) upon or following any change or proposed change in the ownership or financing of the Aircraft (and Lessor shall reimburse Lessee for the reasonable out-of-pocket expenses, including reasonable legal fees, incurred by Lessee at the time of such change in complying with Lessor's requirements under this paragraph (i)); or

     (ii) following any modification of the Aircraft, and Engine or any Part or the permanent replacement of any Engine, or Part in accordance with this Agreement so as to ensure that the rights of Lessor as owner and lessor under this Agreement and the rights of Security Trustee as applicable apply with the same effect as before; or

     (iii) to establish, maintain, preserve, perfect and protect the rights of Lessor as owner of the Aircraft and lessor under this Agreement or the interest of Security Trustee as applicable.

8.10 MAINTENANCE AND REPAIR: Lessee will:

(a) keep the Aircraft airworthy in all respects and in good repair and condition;

(b) not change the schedule and work content of (i) the C Checks or (ii) the "D" Check or (iii) the structural inspection items of the Agreed Maintenance Programme without the prior written consent of Lessor, such consent not to be unreasonably withheld;

(c) maintain the Aircraft in accordance with the Agreed Maintenance Programme through the Agreed Maintenance Performer;

(d) maintain the Aircraft in accordance with the standard of maintenance required by the Air Authority and in at least the same manner and with at least the same care, including maintenance scheduling, service bulletin status, modification status and technical condition, as is the case with respect to similar aircraft owned or otherwise operated by Lessee and as if Lessee were to retain and continue operating the Aircraft in its fleet after the Expiry Date, including all maintenance to the Airframe, and Engine or any Part required to maintain all warranties, performance guarantees or service life policies in full force and effect;

(e) comply with all Air Authority mandatory inspection and mandatory modification requirements and Airworthiness Directives and alert service bulletins of the manufacturer applicable to the Aircraft, any Engine or Part having a compliance date during the Term; and

     if such Airworthiness Directive is issued by the FAA (other than Excluded Requirements) and/or, to the extent that the same have legal effect, the Joint Airworthiness Authority (Joint Airworthiness Authority), and if the costs to Lessee or performing or causing to be performed such Airworthiness Directive exceeds $______, and (save in the case of those Airworthiness Directives that shall only reasonably be accomplished during a "D" Check) if Lessee accomplishes such Airworthiness Directive no later than 12 months after the effective date stipulated in such Airworthiness Directive, Lessor shall, following receipt of an invoice in respect of such amount, and provided no Default has occurred and in continuing, reimburse to Lessee an amount calculated in accordance with the following formula:

     C x (N - R)/N

     Where:

     "N"=_______

     "R"= the remainder of the Term in months after completion of the performance work:

     "C"= the cost of the performance work in excess of $_____

     "Excluded Requirements" means any mandatory FAA operational requirement which relates solely to operation of the Aircraft within the airspace of the United States of America, unless, it is required by the Air Authority or the Joint Airworthiness Authority (Joint Airworthiness Authority) for operation in the Habitual Base.

(f) comply with all applicable Laws and the regulations of the Air Authority and other aviation authorities with jurisdiction over Lessee or the Aircraft, any Engine or Part (regardless of upon whom such requirements are imposed) and which relate to the maintenance, condition, use or operation of the Aircraft or require any modification or alteration to the Aircraft, any Engine or Part;

(g) maintain in good standing a current certificate of airworthiness (in the appropriate category for the nature of the operations of the Aircraft) for the Aircraft issued by the Air Authority except where the Aircraft is undergoing maintenance, modification or repair required or permitted by this Agreement, and Lessee will provide on request from time to time to Lessor a copy of such certificates; and

(h) if required by the Air Authority, maintain a current certification as to maintenance issued by or on behalf of the Air Authority in respect of the Aircraft and will from time to time provide to Lessor a copy on request.

8.11 REMOVAL/INTERCHANGE OF ENGINES: Lessee will:

(a) ensure that no Engine is removed from the Airframe unless it is promptly replaced by an engine of the same model as, or an improved or advanced version of, such Engine and Lessee has full details as to the source and maintenance records of the replacement engine;

(b) ensure that any Engine which is not installed on the Aircraft (or an aircraft permitted by paragraph (d) below) is, except as expressly permitted by this Agreement, properly and safely stored and insured, and kept free form Security Interests (other than Permitted Liens);

(c) from time to time, on request by Lessor, procure that any person to whom possession of an Engine is given acknowledges in writing to Lessor, in form and substance satisfactory to Lessor, that it will respect the interests of Lessor as owner of such Engine and Lessor thereof and of the Security Trustee as applicable and will not seek to exercise any rights whatsoever in relation to such Engine;

(d) be permitted, if no Default has occurred and is continuing, to install any Engine on an aircraft operated by Lessee, provided that neither (i) the provisions of any applicable Law nor (ii) the terms of any lease or other agreement or Security Interest to which such aircraft or engine is subject, prohibit such installation or will have the effect at any time of divesting or impairing the title and interests of Lessor as owner of such Engine and lessor thereof under this Agreement, or the interest, if any, of the Security Trustee as applicable over such Engine; and

(e) promptly procure the replacement of any Engine ("ORIGINAL ENGINE") which has become time-, cycle- or calendar-expired, or has suffered an Engine Event of Loss, with the following:

     (i) a replacement engine of the same manufacturer and model, or at Lessee's option an engine of an improved model, that has equivalent value, utility, modification status, time elapsed since performance restoration shop visit and equivalent remaining warranty status as the Original Engine, and is otherwise of an equivalent value and utility and suitable for installation and use on the Airframe without impairing the value or utility of the Airframe and compatible with the remaining installed Engine;

     (ii) that has become and remains the property of Lessor, as owner, free from Security Interests (except Permitted Liens) and on installation on the Aircraft will without further act be subject to this Agreement; and Lessee shall at any time when requested by Lessor, provide evidence to Lessor's satisfaction (including the provision, if required, to Lessor of bills of sale and one or more legal opinions) that title to the replacement engine has passed to lessor subject to this Agreement free and clear of all Security Interests and shall at its own expense take all such steps and execute and procure the execution of all such documents as may be required or desirable to effect such passing of title; and

     (iii) Lessee has full details of such engine's source and maintenance records.

8.12 REMOVAL/INTERCHANGE OF PARTS: Lessee will:

(a) ensure that no Part is at any time removed from the Airframe unless it is promptly replaced by a part complying with the following:

     (i) it is in as good operating condition, has substantially similar hours available until the next scheduled check, inspection, overhaul and shop visit, is of the same or a more advanced make and model and is of the same interchangeable modification status, and of equivalent value and utility to, as the replacement Part;

     (ii) it has become and remains the property of Lessor, as owner, free from Security Interests (other than Permitted Liens) and on installation of the Aircraft will without further act be subject to this Agreement; and

     (iii) Lessee has full details as to such part's source and maintenance records:

(b) ensure than any Part which is not installed on the Aircraft (or any other aircraft as expressly permitted by this Agreement) is properly and safely stored and insured, and kept free from Security Interests (other than Permitted Liens);

(c) be permitted, if no Default has occurred and is continuing, to install any Part on an aircraft operated by Lessee, provided that Clause 8.11(d) would be complied with in respect of such part if it were an Engine; and

(d) promptly procure the replacement of any Part which has become time-, cycle- or calendar-expired, loss, stolen, seized, confiscated, destroyed, damaged beyond repair, unserviceable or permanently rendered unfit for use, with a part complying with paragraph (a) above.

8.13 POOLING OF ENGINES AND PARTS: Lessee will not enter into nor permit any pooling agreement or arrangement in respect of any Engine or Part without the prior written consent of Lessor which shall not be unreasonably withheld or delayed.

8.14 EQUIPMENT CHANGES:

(a) Lessee will not make any modification or addition to the Aircraft (each an "EQUIPMENT CHANGE"), except for an Equipment Change which

     (i)   is expressly permitted by this Agreement; or

     (ii) has the prior written approval of Lessor and does not diminish or impair the value, utility, condition, or airworthiness of the Aircraft below the value, utility, condition or airworthiness thereof subsisting at the time of the Equipment Change assuming the Aircraft is in the condition required by the provisions hereof.

(b) So long as no Default has occurred and is continuing, Lessee may remove any Equipment Change if it can be removed from the Aircraft without diminishing or impairing the value, utility, condition or airworthiness of the Aircraft.

8.15 TITLE TO AN EQUIPMENT CHANGE:

(a) Title to all Parts installed on the Aircraft (whether by way of replacement, as the result of an Equipment Change or otherwise) will on installation, without further act, vest in Lessor subject to the terms of this Agreement, free and clear of all Security Interests (other than Permitted Liens). Lessee will at its own expense take all such steps and execute, and procure the execution of, all such instruments as Lessor may require and which are necessary to ensure that title so passes to Lessor according to all applicable Laws. At any time when requested by Lessor, Lessee will provide evidence to Lessor's satisfaction (including the provision, if required, to Lessor of bills of sale and one or more legal opinions) that title has so passed to Lessor.

(b) Lessor may require Lessee to remove any Equipment Change on the Expiry Date and to restore the Aircraft to its condition prior to that Equipment Change.

(c) Any Engine or Part at any time removed from the Aircraft will remain the property of Lessor until a replacement has been effected in accordance with this Agreement and until title in that replacement has passed, according to applicable Laws, to Lessor subject to the terms of this Agreement, free of all Security Interests (other than Permitted Liens), whereupon title to the replaced Engine or Part, will, provided no Default has occurred and is continuing, pass to Lessee.

9.   INSURANCE

9.1 INSURANCES: Lessee will maintain the Insurances in full force during the Term and thereafter as expressly required in this Agreement, through such brokers and with such insurers and having such deductibles and subject to such exclusions as may be approved by Lessor from time to time. The Insurances shall in any event meet the requirements set forth in Schedule 8, which may be amended from time to time by Lessor at Lessee's expense so that the scope and level of insurance cover is maintained in line with such insurance coverage as may then be customary in the airline industry for aircraft of a type similar to the Aircraft being used on routes similar to the Aircraft and commonly required by leading international aircraft operating lessors.

9.2 CHANGE: If at any time Lessor wishes to revoke its approval of any insurer, reinsurer, insurance or reinsurance, Lessor and/or its brokers will consult with Lessee and Lessee's brokers (as for the time being approved by Lessor) regarding whether that approval should be revoked to protect the interests of the parties insured. If, following such consultation, Lessor considers that any change should be made, Lessee will then arrange or procure the arrangement of alternative cover satisfactory to Lessor.

9.3  INSURANCE UNDERTAKINGS AND INFORMATION:  Lessee will:

(a) comply with the terms and conditions of each policy of the Insurances, and not do, consent or agree to any act or omission which:

          (i)  invalidates or may invalidate the Insurances; or

          (ii) renders or may render void or voidable the whole or any part of any of the Insurances; or

          (iii) brings any particular liability within the scope of an exclusion or exception to the Insurances;

(b) not take out without the prior written approval of Lessor any insurance or reinsurance in respect to the Aircraft other than those required under this Agreement unless relating solely to hull total loss, business interruption, profit commission and deductible risk;

(c) commence renewal procedures at least ____ days prior to expiry of any of the Insurances and provide to Lessor:

          (i) if requested by Lessor, a written status report of renewal negotiation ____ days prior to each expiry date;

          (ii) telecopy confirmation of completion of renewal prior to each expiry date:

          (iii) certificates of insurance (and where appropriate certificates of reinsurance) and broker's (and any reinsurance brokers') letter of undertaking in a form acceptable to Lessor in English, detailing the coverage and confirming the insurers' (and any reinsurers') agreement to the specified insurance requirements of this Agreement within seven days after each renewal date;

(d) on request, provide to Lessor copies of documents or other information evidencing the Insurances; and

(e) provide any other insurance and reinsurance related information, or assistance, in respect of the Insurances as Lessor may reasonable require.

9.4 FAILURE TO INSURE: If Lessee fails to maintain the Insurances in compliance with this Agreement, each of the Indemnitees will be entitled but not bound (without prejudice to any other rights of Lessor under this Agreement):

(a) to pay the premiums due or to effect and maintain insurances satisfactory to it or otherwise remedy Lessee's failure in such manner (including, without limitation to effect and maintain an "owner's interest" policy) as it considers appropriate. Any sums so expended by it will become immediately due and payable by Lessee to Lessor together with interest thereon at the Default Rate, from the date of the expenditure by it up to the date of reimbursement by Lessee; and

(b) at any time while such failure is continuing to require the Aircraft to remain at any airport or to proceed to and remain at any airport designated by it until the failure is remedied to its satisfaction.

9.5 CONTINUING INDEMNITY: Lessee shall effect and maintain insurance after the Expiry Date with respect to its liability under the indemnity in Clause 10 for two years or until the next scheduled Major Check, whichever is the earlier, and such insurance shall name each Indemnitee as an additional insured.

10.   INDEMNITY

10.1 GENERAL: Lessee agrees to defend, indemnify and hold harmless the Indemnitees on demand from and against any and all Losses (regardless of when the same are made or incurred):

(a) which may at any time be suffered or incurred directly or indirectly as a result of or connected with the possession, delivery, performance, management, ownership, registration, control, maintenance, condition, service, repair, overhaul, leasing, use, operation or redelivery of the Aircraft, any Engine or Part (either in the air or on the ground), or the occurrence of any Default, whether or not the Loss may be attributable to any defect in the Aircraft, any Engine or any Part or to its design, testing or use or otherwise, and regardless of when the same arises or whether it arises out of or is attributable to any act or omission, negligent or otherwise, of any Indemnitee; or

(b) which arise out of any act or omission which invalidates or which renders violable any of the Insurances; or

(c) which may at any time be suffered or incurred as a consequence of any design, article or material in the Aircraft, any Engine or Part or its operation or use constituting an infringement of patent, copyright, trademark, design or other proprietary right, or a breach of any obligation of confidentiality owed to any person in respect of any of the matters referred to in this paragraph (c);

but excluding any Loss in relation to a particular Indemnitee to the extent that such Loss (i) is covered pursuant to another indemnity provision of this Agreement or (ii) arises solely as a result of the gross negligence or wilful misconduct of that Indemnitee or (iii) arises solely as a result of Lessor Taxes or a Lessor Lien attributable to that Indemnitee.

10.2 DURATION: The indemnities contained in this Agreement will continue in full force following the Event of Default notwithstanding any breach or repudiation by Lessor or Lessee of this Agreement or any termination of the leasing of the Aircraft hereunder.

11.  EVENTS OF LOSS

11.1 EVENTS OF LOSS:

(a) If an Event of Loss occurs prior to Delivery, this Agreement will immediately terminate and except as expressly stated in this Agreement neither party will have any further obligations or liability under this Agreement other than pursuant to Clause 5.11.

(b) If an Event of Loss occurs after Delivery, Lessee will pay the Agreed Value to Lessor on or prior to the earlier of (i)__ days after the Event of Loss and (ii) the date of receipt of insurance proceeds in respect of that Event of Loss.

(c) Subject to the rights of any insurers and reinsurers or other third party, upon irrevocable payment in full to Lessor of the Agreed Value and all other amounts which may be or become payable to Lessor under this Agreement, Lessor will without recourse or warranty (except as to the absence of Lessor's Liens) transfer to Lessee all of Lessor's rights to the Aircraft, on an as-is where-is basis, and will at Lessee's expense, execute and delivery such bills of sale and other documents and instruments as Lessee may reasonably request to evidence such transfer, free and clear of all rights of Lessor and Lessor Liens. Lessee shall indemnify Lessor for all fees, expenses and Taxes incurred by Lessor in connection with any such transfer.

11.2 REQUISITION: During any requisition for use or hire of the Aircraft, any Engine or Part which does not constitute an Event of Loss:

(a) the Rent and other charges payable under this Agreement will not be suspended or abated either in whole or in part, and Lessee will not be released from any of its other obligations under the Agreement (other than operational obligations with which Lessee is unable to comply solely by virtue of the requisition); and

(b) so long as no Default has occurred and is continuing, Lessee will be entitled to any hire paid by the requisitioning authority in respect of the Term or any part thereof. Lessee will, as soon as practicable after the end of any such requisition, cause the Aircraft to be put into the condition required by this Agreement. Lessor will be entitled to all compensation payable by the requisitioning authority in respect of any change in the structure, state or condition of the Aircraft arising during the period of requisition, and Lessor will apply such compensation in reimbursing Lessee for the cost of complying with its obligations under this Agreement in respect of any such change, but, if any Default has occurred and is continuing, Lessor may apply the compensation or hire in or towards settlement of any amounts owing by Lessee under this Agreement.

12.  RETURN OF AIRCRAFT

12.1 RETURN: On the Expiry Date or redelivery of the Aircraft pursuant to Clause 13.2 or termination of the leasing of the Aircraft under this Agreement, Lessee will,unless an Event of Loss has occurred, redeliver the Aircraft and Aircraft Documents at Lessee's expense to Lessor at the Redelivery Location, in accordance with the procedures and in compliance with the conditions set forth in Schedule 7, free and clear of all Security Interests (other than Lessor Liens) and in a condition qualifying for immediate certification of airworthiness by the Air Authority or as otherwise agreed by Lessor and Lessee. If requested by Lessor, Lessee shall thereupon cause the Aircraft to be deregistered by the Air Authority.

12.2 NON-COMPLIANCE: To the extent that, at the time of Final Inspection, Lessee has not fully complied with any of its obligations under this Agreement, Lessee will at Lessor's option:

(a) immediately rectify such non-compliance, and all Lessee's obligations under this Agreement will remain in force until such non-compliance has been rectified, and in particular (without limitation) Lessee shall pay Rent to Lessor from the date of Final Inspection up to the date when such non-compliance shall have been fully rectified, at a rate per month equal to the monthly Rent specified in Clause 5.2, calculated on a per diem basis; or

(b) redelivery the Aircraft to Lessor and indemnify and hold Lessor harmless against the cost putting the aircraft into the condition required by this Agreement.

12.3 REDELIVERY: Upon redelivery Lessee will provide to Lessor, upon Lessor's request, all documents necessary to export the Aircraft from the Habitual Base (including, without limitation, a valid and subsisting export license for the Aircraft) and required in relation to the deregistration of the Aircraft with the Air Authority.

12.4 ACKNOWLEDGMENT: Provided Lessee has complied with its obligations under this Agreement, following redelivery of the Aircraft by Lessee to Lessor at the Redelivery Location, Lessor will deliver to Lessee an acknowledgment confirming that Lessee has redelivered the Aircraft to Lessor in accordance with this Agreement.

12.5 INDEMNITY: Lessor will indemnify and hold Lessee harmless from and against all Losses arising from death or injury to any observer or any employee of Lessor in connection with any demonstration flight or inspection of the Aircraft by Lessor referred to in Schedule 7.

13.  DEFAULT

13.1 EVENTS: The occurrence of any of the Event of Default will constitute a repudiation (but not a termination) of this Agreement by Lessee (whether the occurrence of any such Event of Default is voluntary or involuntary or occurs by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity).

13.2 RIGHTS AND REMEDIES: If an Event of Default occurs, Lessor may at its option (and without prejudice to any of its other rights under this Agreement), at any time thereafter (without notice to Lessee except as required under applicable Law):

(a) accept such repudiation and by notice to Lessee and with immediate effect terminate the leasing of the Aircraft (but without prejudice to the continuing obligations of Lessee under this Agreement), whereupon all rights of Lessee under this Agreement shall cease; and/or

(b) proceed by appropriate court action or actions to enforce performance of this Agreement or to recover damages for the breach of this Agreement; and/or

(c)  either:

     (i) take possession of the Aircraft, for which purpose Lessor may enter any premises belonging to or in the occupation of or under the control of Lessee where the Aircraft may be located, or cause the Aircraft to be redelivered to Lessor at the Redelivery Location (or such other location as Lessor may require), and Lessee hereby irrevocably by way of security for Lessee's obligations under this Agreement appoints (which appointment is coupled with an interest) Lessor as Lessee's attorney in causing the redelivery or in directing the pilots of Lessee or other pilots to fly the Aircraft to that airport and Lessor will have all the powers and authorisations necessary for taking that action; or

     (ii) by serving notice require Lessee to redeliver the Aircraft to Lessor at the Redelivery Location (or such other location as Lessor may require).

13.3 DEFAULT INDEMNITY: If an Event of Default occurs, or the Aircraft is not delivered on the proposed Delivery Date by reason of failure of Lessee to satisfy any conditions to that delivery, Lessee will indemnify Lessor on demand against any Loss which Lessor may sustain or incur directly or indirectly as a result of such Event of Default or non-delivery, including (but not limited to):

(a) any loss of profit suffered by Lessor because of Lessor's inability to place the Aircraft on lease with another lessee on terms as favourable to Lessor as this Agreement, or because whatever use, if any, to which Lessor is able to put the Aircraft upon its return to Lessor, or the funds arising upon a sale or other disposal of the Aircraft, is not as profitable to Lessor as this Agreement;

(b) any amount of principal, interest, fees or other sums whatsoever paid or payable on account of funds borrowed in order to carry any unpaid amount;

(c) any Loss which may be incurred in repaying funds raised to finance the Aircraft or in unwinding any swap, forward interest rate agreement or other financial instrument relating in whole or in part to Lessor's financing of the Aircraft; and

(d) any Loss sustained or incurred by Lessor in or as a result of exercising any of its rights or remedies pursuant to Clause 13.2 or as a result of Lessee's failure to redeliver the Aircraft on the date, at the place and in the condition required by this Agreement.

13.4 SALE OR RE-LEASE OF AIRCRAFT: If an Event of Default occurs, Lessor may sell or re-lease or otherwise deal with the Aircraft at such time and in such manner and on such terms as Lessor considers appropriate in its absolute discretion, free and clear of any interest of Lessee, as if this Agreement had never been entered into.

13.5 DEREGISTRATION: If an Event of Default occurs, Lessee will at the request of Lessor immediately take all steps necessary to effect (if applicable) deregistration of the Aircraft and its export from the country where the Aircraft is for the time being situated, and any other steps necessary to enable the Aircraft to be redelivered to Lessor in accordance with this Agreement, and Lessee hereby irrevocably and by way of security for its obligations under this Agreement appoints (which appointment is coupled with an interest) Lessor as Lessee's attorney to execute and deliver any documentation and to do any act or thing required in connection with the foregoing.

14.  ASSIGNMENT

14.1 LESSEE: Lessee will not assign, transfer (whether voluntarily or involuntarily, by operation of law or otherwise) or delegate, or create or permit to exist any Security Interest over, any of its rights or obligations under this Agreement.

14.2 ASSIGNMENT BY LESSOR: Lessee agrees that Lessor may at any time during the Term assign its rights under this Agreement. Notwithstanding any such assignment, Lessor will remain entitled to the benefit of each indemnity and the liability insurances effected under this Agreement. Lessee will promptly execute all documents reasonably requested by Lessor to effect, perfect, record or implement any such assignment, and will promptly comply with any other reasonable requests of Lessor, its successors and assigns in respect of any such novation.

14.3 TRANSFER OF LESSOR: Lessee agrees that Lessor may at any time during the Term transfer by way of novation its rights and obligations under this Agreement, and upon completion of any such novation (including the assumption by the transferee of all of Lessor's remaining obligations under this Agreement) Lessor will be released from and will have no further obligation under this Agreement (but, for the avoidance of doubt, Lessor will continue to be entitled to the benefit of each indemnity and the liability insurances effected under this Agreement). Lessee will promptly execute all documents reasonably requested by Lessor to effect, perfect, record or implement any such novation, and will promptly comply with any other reasonable requests of Lessor, its successors and assigns in respect of any such novation.

14.4 NO ADDITIONAL COST: If at the time of any such assignment or transfer by Lessor there arises an obligation to make a payment to the assignee or transferee which exceeds the amount which Lessee would have been obligated to pay under this Agreement to Lessor if no such assignment or transfer had taken place, then Lessee shall not be obliged to pay the amount of such excess:

14.5 COSTS: Lessor shall reimburse to Lessee its reasonable out-of-pocket expenses (including reasonable legal expenses) actually incurred in connection with co-operating with Lessor in relation to any such assignment or transfer referred to in this Clause 14, provided that such expenses are substantiated to Lessor's reasonable satisfaction.

14.6 NO GREATER OBLIGATIONS: The Lessor agrees that any such assignment or transfer shall not materially affect the Lessee's rights and obligations under this Agreement.

15.  MISCELLANEOUS

15.1 WAIVER, REMEDIES CUMULATIVE: The rights of Lessor under this Agreement may be exercised as often as necessary, are cumulative and not exclusive of its rights under any Law; and may be waived only in writing and specifically. Delay by Lessor in exercising, or non-exercise of, any such right will not constitute a waiver of that right.

15.2 DELEGATION: Lessor may delegate to any Person all or any of the rights, powers or discretions vested in it by this Agreement, and any such delegation may be made upon such terms and conditions and subject to such regulations (including power to sub-delegate) as Lessor in its absolute discretion thinks fit.

15.3 SEVERABILITY: Without prejudice to paragraph (s) of Schedule 10, if a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b) the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

15.4 REMEDY: If Lessee fails to comply with any provision of this Agreement, Lessor may, without being in any way obliged to do so or responsible for so doing and without prejudice to the ability of Lessor to treat such non-compliance as a Default, effect compliance on behalf of Lessee:

whereupon Lessee shall become liable to pay immediately any sums expended by Lessor together with all costs and expenses (including legal costs) in connection therewith.

15.5 TIME OF ESSENCE: The time stipulated in this Agreement for all payments payable by Lessee to Lessor and the prompt, punctual performance of Lessee's other obligations under this Agreement are of the essence of this Agreement.

15.6 NOTICES: All notices under, or in connection with, this Agreement will, unless otherwise stated, be given in writing by letter or facsimile. Any such notice is deemed effectively to be given as follows:

     (i) if by letter, on the earlier of the date when delivered and the seventh day after dispatch; and

     (ii) if by facsimile, when transmitted and full transmission has been separately notified by telephone by the transmitting party.

The addresses and facsimile and telephone numbers of Lessee and Lessor are as follows:

LESSEE:

Address:

Attention:

Facsimile:

Telephone:

LESSOR:

Address:

Attention:

Facsimile:

Telephone:

WITH A COPY TO:  Babcock & Brown Limited
                 Oracle House
                 Herbert Street
                 Dublin 2
                 Ireland


Attention:

Facsimile:       353-1-661-6506

Telephone:       353-1-661-6505


15.7 GOVERNING LAW AND JURISDICTION:

(a) This Agreement in all respects shall be governed by, and construed in accordance with, the Governing Law.

(b) For the benefit of Lessor, Lessee agrees that the courts of ___________ are to have non-exclusive jurisdiction to settle any disputes arising out of or relating to this Agreement and submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.

(c) Without prejudice to any other mode of service, Lessor and Lessee consent to the service of process relating to any writ, judgment or other legal proceedings by prepaid mailing by air mail, certified or registered mail of a copy of the process to Lessor or Lessee as the case may be at the address set forth in Clause 15.6.

(d)  Lessor and Lessee:

     (i) waive to the fullest extent permitted by law any objection with either party may now or hereafter have to the courts referred to in Clause 15.7(b) above on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement;

     (ii) waive to the fullest extent permitted by law any objection which either party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts referred to in Clause 15.7(b); and

           (iii) agrees that a judgment or order of any court referred to in Clause 15.7(b) in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(e) Nothing in this Clause 15.7 limits the right of Lessor or Lessee to bring proceedings in connection with this Agreement:

           (i)   in any other court of competent jurisdiction; or

           (ii)  concurrently in more than one jurisdiction.

(f)  Lessee irrevocably and unconditionally:

           (i) agrees that if Lessor brings legal proceedings against it or its assets in relation to this Agreement no immunity from such legal proceedings (which will be deemed to include without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

           (ii) waives any such right of immunity which it or its assets now has or may in the future acquire; and

           (iii) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order of judgment which may be made or given in such proceedings.

15.8 SALE AND ENTIRE AGREEMENT: This Agreement is the sole and entire agreement between Lessor and Lessee in relation to the leasing of the Aircraft, and supersedes all previous agreements in relation to that leasing. Any amendments to this Agreement must be made in writing and signed on behalf of Lessor and Lessee.

15.9 INDEMNITEES: All rights expressed to be granted to each INDEMNITEE (other than Lessor) under this Agreement are given to Lessor on behalf of that Indemnitee.

15.10 LANGUAGE: All notices to be given under this Agreement will be in English. All documents delivered to Lessor pursuant to this Agreement (including any documents to be delivered pursuant to the Conditions Precedent) will be in English, or if not in English, will be accompanied by a certified English translation. If there is any inconsistency between the English version of this Agreement and any version in any other language, the English version will prevail.

16.  DISCLAIMERS AND WAIVERS

LESSOR AND LESSEE AGREE THAT THE DISCLAIMERS, WAIVERS AND CONFIRMATIONS SET FORTH IN CLAUSES 16.1 TO 16.3 BELOW SHALL APPLY AT ALL TIMES DURING THE TERM WITH EFFECT FROM LESSEE'S ACCEPTANCE OF THE AIRCRAFT BY EXECUTION OF THE CERTIFICATE OF ACCEPTANCE, WHICH SHALL BE CONCLUSIVE EVIDENCE THAT LESSEE HAS FULLY INSPECTED THE AIRCRAFT AND EVERY PART THEREOF AND THAT THE AIRCRAFT, THE ENGINES, THE PARTS AND THE AIRCRAFT DOCUMENTS ARE TECHNICALLY ACCEPTABLE TO LESSEE AND ARE IN SUITABLE CONDITION FOR DELIVERY TO AND ACCEPTANCE BY LESSEE:

16.1 EXCLUSION: THE AIRCRAFT IS TO BE LEASED AND DELIVERED HEREUNDER "AS IS, WHERE IS", AND LESSEE AGREES AND ACKNOWLEDGES THAT, SAVE AS EXPRESSLY STATED IN THIS AGREEMENT:

(A) LESSOR WILL HAVE NO LIABILITY IN RELATION TO, AND LESSOR HAS NOT AND WILL NOT BE DEEMED TO HAVE MADE OR GIVEN (WHETHER BY VIRTUE OF HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE), ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO, THE AIRCRAFT OR ANY ENGINE OR PART, INCLUDING (BUT NOT LIMITED TO) THE DESCRIPTION, AIRWORTHINESS, COMPLIANCE WITH SPECIFICATIONS, OPERATION, MERCHANTABILITY, FREEDOM FORM INFRINGEMENT OF PATENT OR OTHER PROPRIETARY RIGHTS, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, VALUE, DURABILITY, CONDITION, OR DESIGN OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP, TITLE, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO ANY OTHER MATTER WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURT OF PERFORMANCE OR DEALING OR USAGE OF TRADE) WITH RESPECT TO THE AIRCRAFT, ANY ENGINE OR ANY PART; AND

(B) LESSOR SHALL NOT HAVE ANY OBLIGATION OR LIABILITY WHATSOEVER TO LESSEE (WHETHER ARISING IN CONTRACT OR IN TORT, AND WHETHER ARISING BY REFERENCE TO NEGLIGENCE OR STRICT LIABILITY OF LESSOR OTHERWISE) FOR:

          (i) ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR ANY ENGINE OR BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN OR INFRINGEMENT THEREOF OR BY ANY OTHER CIRCUMSTANCE IN CONNECTION THEREWITH;

          (ii) THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY RISKS RELATING THERETO;

          (iii) ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR ANY OTHER DIRECT, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE; OR

          (iv) THE DELIVERY, OPERATION, SERVICING, MAINTENANCE, REPAIR, IMPROVEMENT OR REPLACEMENT OF THE AIRCRAFT, ANY ENGINE OR ANY PART.

16.2 WAIVER: LESSEE HEREBY WAIVES, AS BETWEEN ITSELF AND THE LESSOR, ALL ITS RIGHTS IN RESPECT OF ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED. ON THE PART OF LESSOR AND ALL CLAIMS AGAINST LESSOR HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF ANY OF THE MATTERS REFERRED TO IN CLAUSE 16.1.

16.3 CONFIRMATION: LESSEE CONFIRMS THAT IT IS FULLY AWARE OF THE PROVISIONS OF THIS CLAUSE 16 AND ACKNOWLEDGES THAT RENT AND OTHER AMOUNTS HAVE BEEN CALCULATED BASED ON ITS PROVISIONS.

17. BROKERS AND OTHER THIRD PARTIES

17.1 NO BROKERS: Each of the parties hereby represents and warrants to the other that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payment of any kind, in connection with the establishment or operation of this Agreement, to any Person (other than fees payable to Lessee's legal advisers).

17.2 INDEMNITY: Each party agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including, but not limited to reasonable attorneys' fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon this Agreement or the Operative Documents or the Aircraft, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying party, its employees or agents of Clause 17.1.

IN WITNESS whereof the parties hereto have executed this Agreement on the date shown at the beginning of this Agreement.



LESSOR:

SIGNED on behalf of ______________



By:    ___________________________

Name:  ___________________________

Title: ___________________________



LESSEE:

SIGNED on behalf of ______________



By:    ___________________________

Name:  ___________________________

Title: ___________________________

                                   SCHEDULE 1

The following words and expressions have the respective meanings set forth below:

AGREED MAINTENANCE PERFORMER means _______________ or any other FAA or JAA authorised person agreed to from time to time in writing by Lessor, which agreement shall not be unreasonably withheld.

AGREED MAINTENANCE PROGRAMME means a maintenance programme for the Aircraft approved from time to time in writing by Lessor, encompassing scheduled maintenance (including block maintenance), condition-monitored maintenance, and/or on-condition maintenance of Airframe, Engines and Parts, including but not limited to, servicing, testing, preventive maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, service bulletins, engineering orders, airworthiness directives, corrosion control, inspections and treatments.

AGREED VALUE means $ _________________________.

AGREEMENT means this Agreement and any and all amendments, revisions, supplements and modifications thereto.

AIR AUTHORITY means the civil aviation authority of the State of Registration.

AIRCRAFT means the aircraft described in Part 1 of Schedule 4 (which term includes, where the context admits, a separate reference to all Engines, Parts and Aircraft Documents).

AIRCRAFT DOCUMENTS means the documents, data and records identified in the list attached to the Certificate of Acceptance, and any other documents and records referred to in Clause 8.8, and all additions, renewals, revisions and replacements from time to time made to any of the foregoing in accordance with this Agreement.

AIRFRAME means the Aircraft, excluding the Engines and Aircraft Documents.

AIRWORTHINESS DIRECTIVE means an airworthiness directive issued by the FAA or the State of Registration.

APU means the auxiliary power unit installed on the Aircraft on the Delivery Date and any replacement auxiliary power unit installed on the Aircraft and title to which is transferred to Lessor in accordance with this Agreement.

BABCOCK & BROWN means Babcock & Brown Limited and any Subsidiary for the time being of Babcock & Brown Limited and any Person that directly or indirectly is controlled by, or controls, or is under common control with, Babcock & Brown Limited.

BLOCK HOUR means each hour or part thereof elapsing during the period from the moment the chocks are removed from the wheels of the Aircraft until the chocks are next again returned to the wheels.

BOEING means The Boeing Company, a Delaware corporation with its principal office in Seattle, State of Washington, U.S.A.

BUSINESS DAY means any day other than a Saturday, Sunday or other day on which banking institutions in Ireland or New York are authorised or required by Law to be closed.

"C" CHECK means a "C" check in accordance with the Agreed Maintenance Programme in effect on the relevant date.

CERTIFICATE OF ACCEPTANCE means a certificate of acceptance in the form of
Schedule 5.

CONDITIONS PRECEDENT means the conditions specified in Schedule 3.

CYCLE means one take-off and landing of the Aircraft.

DAMAGE NOTIFICATION THRESHOLD means [$2,000,000].

"D" CHECK means a "D" check in accordance with the following Manufacturer's Maintenance Planning Document items:

(a)     1C, 2C, 3C, 4C, and 7C Checks;

(b) 15 month, 45 month, 10,000 Flight Hour and 22,400 Flight Hour structural inspections;

(c)     all CPCP tasks with an initial interval of 12 years or less;

(d) overhaul/function check of components normally scheduled for accomplishment during "D" Check in accordance with the Agreed Maintenance Programme; and

(e)     the overhaul of the landing gear.

DEFAULT means any Event of Default or any event or circumstance which, with the giving of notice and/or lapse of time and/or determination of materiality and/or fulfilment of any other condition, would constitute an Event of Default.

DEFAULT RATE means the rate of interest specified in Clause 5.15.

DELIVERY means the date on which Delivery occurs.

DELIVERY LOCATION means __________________.

DOLLARS AND $ mean the lawful currency of the United States of America.

ENGINE means, whether or not installed on the Aircraft:

(a) each engine of the manufacture and model specified in Part 1 of Schedule 4 which Lessor elects to tender to Lessee with the Airframe on the Delivery Date, such engines being described as to serial numbers on the Certificate of Acceptance; and

(b) any Replacement Engine, with effect from the time when title thereto has passed to Lessor in accordance with this Agreement;

and in each case includes all modules and Parts from time to time belonging to or installed in that engine but excludes any properly replaced engine title to which should have passed to Lessee pursuant to this Agreement.

ENGINE CYCLE means operation of an engine on an aircraft from and including a take-off to and including the landing of that aircraft.

ENGINE EVENT OF LOSS means the occurrence with respect to an Engine only, whether or not installed on the Airframe, of any of those events described in the definition of Event of Loss.

ENGINE FLIGHT HOUR means each hour or part thereof an Engine is operated, elapsing from the moment the wheels of an aircraft on which such Engine is installed leave the ground until the wheels of such aircraft next touch the ground.

ENGINE REFURBISHMENT means all scheduled and unscheduled off-the-wing engine maintenance and repair accomplished for each module in accordance with the performance restoration or full overhaul sections of the manufacturer's workscope planning guide, which for purposes of clarification shall exclude replacement of Engine Life Limited Parts.

EQUIPMENT CHANGE has the meaning given in Clause 8.14(a).

EUROCONTROL means the European Organisation for the Safety of Air Navigation.

EVENT OF DEFAULT means any event or condition specified in Schedule 10.

EVENT OF LOSS means with respect to the Aircraft (including for the purposes of this definition the Airframe):

(a) the actual or constructive total loss of the Aircraft (including any damage to the Aircraft which results in an insurance settlement on the basis of a total loss, or requisition for use or hire which results in an insurance settlement on the basis of a total loss); or

(b) the Aircraft being destroyed, damaged beyond economic repair or permanently rendered unfit for normal use for any reason whatsoever; or

(c) the requisition of title or other compulsory acquisition of title for any reason of the Aircraft by the government of the State of Registration or any other authority (whether de jure or de facto); or

(d) the hijacking, theft, disappearance, condemnation, confiscation, seizure, detention or requisition for use or hire of the Aircraft which deprives any Person permitted by this Agreement to have possession and/or use of the Aircraft of its possession and/or use for (i) more than ___ days (or ______, in the case of requisition for use or hire by the government of the State of Registration) or (ii) if earlier, a period ending on the Expiry Date.

EXCUSABLE DELAY means, with respect to delivery of the Aircraft, delay or non-performance due to or arising out of acts of God or public enemy, civil war, insurrection or riot, fire, flood, explosion, earthquake, accident, epidemic, quarantine restriction, any act of government, governmental priority, allocation, regulation or order affecting directly or indirectly, the aircraft, any manufacturer, Lessor or any materials or facilities, strike or labour dispute causing cessation, slowdown or interruption of work, inability after due and timely diligence to procure equipment, data or materials from manufacturers, suppliers, any existing owner, seller or lessee in a time manner, damage, destruction or loss, or any other cause to the extent that such cause is beyond the control of Lessor, whether above mentioned or not and whether or not similar to the foregoing.

EXPIRY DATE means the date failing _____ months after the Rent Commencement Date, or, if earlier, (i) when Lessor, acting in accordance with the provisions of this Agreement, terminates the leasing of the Aircraft to Lessee under this Agreement, or (ii) subject to the provisions of Clauses 11.1(a) and 11.2 the date when Lessor receives the Agreed Value together with any other amounts then due and unpaid under this Agreement and the Other Agreements following an Event of Loss; provided, that if Clause 12.2(a) becomes applicable, the Expiry Date shall be extended to the date when any non-compliance referred to therein has been fully rectified and Lessor shall have accepted redelivery of the Aircraft.

FAA means the Federal Aviation Administration of the United States of America and any successor thereof.

FAR means the Federal Aviation Regulations set forth in Title 14 of the United States Code of Federal Regulations, as amended and modified from time to time.

FINAL INSPECTION has the meaning given in Clause 1.1 of Schedule 7.

FINAL INSPECTION has the meaning given in Clause 1.1 of Schedule 7.

FINANCIAL INDEBTEDNESS means any indebtedness in excess of $ _____________ in respect of:

(a)  moneys borrowed or raised;

(b) any liability under any debenture, bond, note, loan stock, acceptance, documentary credit or other security;

(c) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession; or

(d) any guarantee, indemnity or similar assurance against financial loss of any person in respect of the above.

FINANCING PARTIES means the financial institutions, certificate holders, any pass through trust, any trustee of such trust, noteholders and/or other provider(s) of finance or funds from whom finance or funds for the acquisition or continued ownership of the Aircraft by Lessor is to be, or is for the time being obtained and/or in whose favour or for whose benefit security over, or respecting rights relating to, the Aircraft or this Agreement is to be or is for the time being granted by Lessor or at its request.

FLIGHT HOUR means each hour or part thereof elapsing from the moment the wheels of the Aircraft leave the ground on take off until the wheels of the Aircraft next touch the ground.

GENEVA CONVENTION means the Convention for the International Recognition of Right in Aircraft, signed (ad referendum) at Geneva, Switzerland, on June 19, 1948, and amended from time to time, but excluding the terms of any adhesion thereto or ratification thereof containing reservations to which the Ireland does not accede.

GOVERNING LAW means the Laws of ___________________.

GOVERNMENT ENTITY means:

(a) any national government, political subdivision thereof, or local jurisdiction therein;

(b) any instrumentality, board, commission, court, or agency of any of the above, however constituted; and

(c) any association, organisation, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participation.

HABITUAL BASE means____________.

IATA means the International Air Transport Association.

INDEMNITEE means each of Lessor, Lessor Parent, the Security Trustee, the Trustee.____________ as previous owner, the Financing Parties, and Babcock & Brown or any other person as is notified to Lessee by Lessor as being the lease manager and each of their respective successors and assigns, shareholders, subsidiaries, affiliates, partners, contractors, directors, officers, servants, agents and employees.

INSURANCES means insurances in respect of the Aircraft in form and substance satisfactory to Lessor, and includes (without limitation) any insurances and reinsurances required by Schedule 8.

LANDING GEAR means the landing gear assembly of the Aircraft excluding any rotable components.

LAW means and includes (a) any statute, decree, constitution, regulation, order, judgement or other directive of any Government Entity; (b) any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (c) any judicial or administrative interpretation or application of any Law described in (a) or (b) above; and (d) any amendment or revision of any Law described in (a), (b) or (c) above.

LESSEE AFFILIATE means (a) any Subsidiary for the time being of Lessee; and (b) any Person that directly of indirectly is controlled by, or controls, or is under common control with, Lessee.

LESSOR LIEN means:

(a) any Security Interest whatsoever from time to time created by Lessor, Security Trustee, Trustee or any of the Financing Parties in connection with the financing of the Aircraft or arising as a result of the Security Documents;

(b) any other Security Interest in respect of the Aircraft which results from acts of or claims against the Security Trustee or any of the Financing Parties, Lessor or any other person not related to Lessee or the transactions contemplated by or permitted under this Agreement: and

(c)  any Security Interest in respect of the Aircraft for Lessor Taxes.

LESSOR PARENT means [AerCo].

LESSOR TAX means any Tax that is:

(a) imposed solely as the result of activities of Lessor in the jurisdiction imposing the Tax that is unrelated to Lessor's dealings with Lessee or the transactions contemplated by this Agreement or the operation of the Aircraft by Lessee; or

(b) imposed on the net income, profits or gains of Lessor by any Government Entity including ___________; but excluding any Tax imposed by any government or taxing authority of any jurisdiction if and to the extent that such Tax results from (i) the use, operation, presence or registration of the Aircraft, the Airframe, any Engine or any Part in the jurisdiction imposing the Tax, or (ii) the situs of organisation, any place of business or any activity of Lessee or any other Person having use, possession or custody of the Aircraft, the Airframe, any Engine or any Part in the jurisdiction imposing the Tax; or

(c) imposed solely as the result of an event that occurs after the Expiry Date and that is unrelated to Lessor's dealings with Lessee or to the transactions contemplated by this Agreement.

LIBOR means the number which is the arithmetic mean of the rates of interest per annum (if not already such a multiple, rounded up to the nearest whole multiple of 1/16 of 1 percent) at which at or about 11:00 a.m. (London time) deposits in Dollars are offered for the period most nearly corresponding to the Rental Period on the Reuters "LIBO" page or, if on that the day the Reuters "LIBO" page is not available or does not display rates for the required period, the arithmetic mean (rounded up to the nearest whole multiple of 1/16 of 1 percent) of the respective rates notified to Lessor by each of the Reference Banks as the rate at which such Reference Bank is offered deposits in Dollars in the London interbank market for the period most nearly corresponding to the Rental Period.

LOSS means any claim, proceeding, loss, liability, suit, judgement, cost, expense, fee, penalty or fine.

MAINTENANCE RESERVES means all amounts payable by Lessee under Clause 1.1 of
Schedule 6.

MAJOR CHECKS means any C-Check, multiple C-Check, D-Check or annual heavy maintenance visit or segment thereof suggested for commercial aircraft of the same model as the Aircraft by its manufacturer (however denominated) as adopted and set out in the Agreed Maintenance Programme.

MANUFACTURER means Boeing.

MANUFACTURER'S MAINTENANCE PLANNING DOCUMENT means the recommended maintenance programme for the Aircraft issued by the Manufacturer.

MINIMUM LIABILITY COVERAGE means $__________.

OPERATIVE DOCUMENTS means this Agreement, any schedules or documents executed pursuant to this Agreement, including the Schedules hereto, any side letters related hereto and any amendments, revisions, supplements or modifications hereto or thereto.

OTHER AGREEMENTS means any aircraft lease agreement from time to time entered into between Lessor (or any subsidiary, associate or affiliate of Lessor) and Lessee (or any other Lessee Affiliate).

PART means, whether or not installed on the Aircraft:

(a) any component, furnishing or equipment (other than a complete Engine) furnished with the Aircraft on the Delivery Date; and

(b) any other component, furnishing or equipment (other than a complete Engine), with effect from the time when title thereto has passed to Lessor pursuant to this Agreement;

but excludes any such items title to which should have passed to Lessee pursuant to this Agreement.

PERMITTED LIEN means:

(a) any lien for Taxes not assessed or, if assessed, not yet due and payable, or being contested in good faith by appropriate proceedings;

(b) any lien of a repairer, mechanic, carrier, hangar-keeper or other similar lien arising in the ordinary course of business by operation of Law in respect of obligations which are not overdue or are being contested in good faith by appropriate proceedings;

     but only if (in the case of both (a) and (b)) (i) adequate reserves have been provided by Lessee for the payment of the Taxes or obligations; and
     (ii) such proceedings, or the continued existence of the lien, do not give rise to any likelihood of the sale, forfeiture or other loss of the Aircraft or any interest therein or of criminal liability on Lessor, Security Trustee, Trustee or any Financing Party; and

(c)  any Lessor Lien.

PERSON means any individual person, corporation, partnership, firm, joint stock company, joint venture, trust estate, unincorporated organisation, association. Government Entity, or organisation or association of which any of the above is a member or a participant.

REDELIVERY LOCATION means____________or such other airport as may be agreed in writing by Lessor and Lessee.

REFERENCE BANKS means____________.

RENT means all amount payable pursuant to Clause 5.2.

RENTAL PERIOD means each period ascertained in accordance with Clause 5.1.

RENT COMMENCEMENT DATE means the date on which Lessor tenders the Aircraft for Delivery to Lessee under Clause 4.1.

RENT DATE means the first day of each Rental Period.

REPLACEMENT ENGINE means an engine complying with Clause 8.11(e).

RETURN OCCASION means the date on which the Aircraft is redelivered to Lessor in accordance with Clause 12.

SCHEDULED DELIVERY DATE means___________________.

SECURITY DOCUMENTS means each and every such mortgage, lease assignment, insurance assignment or other document from time to time in effect, if any, as notified to Lessee by Lessor, as being a "Security Document" and granting the Security Trustee a Security Interest in the Aircraft, this Agreement and/or any of Lessor's rights or benefits under this Agreement, including the Insurances (other than to the extent such Insurances relate to third party liabilities).

SECURITY INTEREST means any mortgage, charge, pledge, lien, security interest, encumbrance, assignment, hypothecation, right or set-off or any other agreement or arrangement having the effect of conferring security.

SECURITY TRUSTEE means,__________and its permitted successors and assigns as security trustee and/or collateral agent for and on behalf of certain of the Financing Parties and Babcock & Brown and/or such other institution or institutions as Lessor may from time to time advise Lessee.

STATE OF INCORPORATION means______________.

STATE OF REGISTRATION means_______________.

SUBSIDIARY means:

(a) in relation to any reference to accounts, any company whose accounts are consolidated with the accounts of Lessee in accordance with accounting principles generally accepted under accounting standards of the State of Incorporation;

(b)  for any other purpose, an entity from time to time:

     (i) of which another has direct or indirect control or owns directly or indirectly more than 50 percent of the voting shares capital; or

     (ii) which is a direct or indirect subsidiary of another under the Laws of the jurisdiction of its incorporation.


TAXES means any and all present and future taxes, duties, withholdings, levies, assessments, imposts, fees and other governmental charges of all kinds (including without limitation any value added or similar tax and any stamp, documentary, registration or similar tax), together with any penalties, fines, surcharges and interest thereon and any additions thereto.

TERM means the period commencing on the Delivery Date and ending on the Expiry Date.

TRUSTEE means _____________________________.

                                   SCHEDULE 2

                         REPRESENTATIONS AND WARRANTIES

LESSEE'S REPRESENTATIONS AND WARRANTIES

1.1  Lessee's representations and warranties to Lessor are as follows:

(a) STATUS: Lessee is a company duly incorporated and validly existing under the Laws of the State of Incorporation and has the corporate power to own its assets and carry on its business as it is being conducted and is the holder of all necessary air transportation licenses required in connection therewith and with the use and operation of the Aircraft;

(b) POWER AND AUTHORITY: Lessee has the corporate power to enter into and perform, and has taken all necessary corporate action to authorize the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

(c) LEGAL VALIDITY: this Agreement has been duly authorised, executed and delivered by Lessee, and this Agreement does, and the Operative Documents when executed and delivered by Lessee will, constitute legal, valid and binding obligations of Lessee, enforceable in accordance with their respective terms, except as may be stated in any of the qualifications to the legal opinion provided by Lessee to Lessor pursuant to Schedule 3 hereto;

(d) NON-CONFLICT: the entry into and performance by Lessee of, and the transactions contemplated by, this Agreement do not and will not:

     (i)   conflict with any Laws binding on Lessee; or

     (ii)  conflict with the constitutional documents of Lessee; or

     (iii) conflict with or result in default under any agreement or instrument which is binding upon Lessee or any of its assets nor result in the creation of any Security Interest over any of its assets;

(e) AUTHORISATION: all authorisations, consents, registrations and notifications required in connection with the entry into, performance, validity and enforceability of, this Agreement and the transactions contemplated by this Agreement, have been (or will on or before the Delivery Date have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect;

(f)  NO IMMUNITY:

        (i) Lessee is subject to civil commercial Law with respect to its obligations under this Agreement; and

        (ii) neither Lessee nor any of its assets is entitled to any right of immunity, and the entry into and performance of this Agreement by Lessee constitute private and commercial acts;

(g) MATERIAL ADVERSE CHANGE: there has been no material adverse change in the consolidated financial condition of Lessee since the date to which the accounts most recently provided to Lessor on or prior to the Delivery Date were drawn up;

(h) LITIGATION: no litigation, arbitration or administrative proceedings proceeding are pending or to Lessee's knowledge threatened against Lessee which, if adversely determined, would have any material respect adverse effect upon its financial condition or business or its ability to perform its obligation under this Agreement; and

(i) PARI PASSU: the obligations of Lessee under this Agreement rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee, with the exception of such obligations as are mandatorily preferred by Law and not by virtue of any contract.

LESSEE'S FURTHER REPRESENTATIONS AND WARRANTIES

1.2  Lessee's further representations and warranties to Lessor are as follows:

(a) ACCOUNTS: the audited consolidated accounts of Lessee most recently delivered to Lessor, including the balance sheets and statements of income and retained earnings;

        (i) have been prepared in accordance with accounting principals and practices generally accepted and consistently applied in the State of Incorporation; and

        (ii) fairly represent the consolidated financial condition and operations of Lessee as at the date to which they were drawn up.

(b)  NO DEFAULT:

        (i) no Default has occurred and is continuing or would result from the entry into or performance of this Agreement; and

        (ii) no other event or condition has occurred and is continuing which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition, or any combination of the foregoing, would constitute) a material default under any agreement or instrument which is binding on Lessee or any assets of Lessee;

(c)  REGISTRATION:

          (i) Subject to matters specified in any legal opinion provided pursuant to paragraph-1.1(c) of Schedule 3, no further filing or recording of this Agreement or of any other document and no further action, is or will be necessary under the Laws of the State of Incorporation, the State of Registration and the Habitual Base or any other states in order to (A) fully establish, perfect and protect Lessor's title to, and the interests of Lessor and Security Trustee in, the Aircraft or any Engine or Part or this Agreement and their interest as against Lessee or any third party, or (B) ensure the validity, effectiveness and enforceability of this Agreement or any other Operative Document to which the Lessee is a party; and

          (ii) the rights and interests of Lessor and Security Trustee in the Aircraft and this Agreement have been fully established, perfected and protected under the laws of the State of Incorporation, the State of Registration and the Habitual Base;

(d) TAXES: Lessee has delivered all necessary returns and payments due to the tax authorities in the State of Incorporation, the State of Registration and the Habitual Base and all other jurisdictions in which Lessee is required to pay taxes and/or file tax returns or reports, and Lessee is not required by Law to deduct any Taxes from any payments under this Agreement; and

(e) FULL DISCLOSURE: each of this Agreement, each other Operative Document and any other document, certificate or statement furnished to Lessor by or on behalf of Lessee in connection with transactions contemplated hereby or thereby (including financial information) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading; all forecasts and opinions contained therein were honestly made on reasonable grounds after due and careful inquiry by Lessee; and there is no fact or circumstance which has not been disclosed by Lessee to Lessor in writing on or before the date of this Agreement and which materially adversely affects or will materially adversely affect the ability of Lessee to carry on its business or to perform its obligations in any material respect under this Agreement or any other Operative Document to which it is a party.

LESSOR'S REPRESENTATIONS AND WARRANTIES

1.3 Lessor's representations and warranties to Lessor are as follows:

(a) STATUS: Lessor is a company duly incorporated and validly existing under the Laws of ____________ and has the corporate power to own its assets and carry on its business as it is being conducted;

(b) POWER AND AUTHORITY: Lessor has the corporate power to enter into and perform, and has taken all necessary corporate action to authorize the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

(c) LEGAL VALIDITY: this Agreement constitutes Lessor's legal, valid and binding obligation:

(d) NON-CONFLICT: the entry into and performance by Lessor of, and the transactions contemplated by, this Agreement do not and will not:

        (i)   conflict with any Laws binding on Lessor; or

        (ii)  conflict with the constitutional documents of Lessor; or

        (iii) conflict with any document which is binding upon Lessor; or any of its assets.

(e) AUTHORISATION: so far as concerns the obligations of Lessor, all authorisations, consents, registrations and notifications required under the Governing Law or the laws of Lessor's state of incorporation in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by this Agreement by Lessor have been (or will on or before the Delivery Date have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect; and

(f) NO IMMUNITY:

        (i) Lessor is subject to civil commercial Law with respect to its obligations under this Agreement; and

        (ii) neither Lessor nor any of its assets is entitled to any right of immunity, and the entry into and performance of this Agreement by Lessor constitute private and commercial acts.

                                   SCHEDULE 3

                              CONDITIONS PRECEDENT

The conditions precedent to Lessor's obligation to deliver and lease the Aircraft are as follows. All documents delivered to Lessor pursuant to this
Schedule 3 will be in English, or if not in English, will be accompanied by a certified English translation:

PRELIMINARY CONDITIONS

1.1 Lessor will receive from Lessee, not later than two Business Days prior to the Scheduled Delivery Date, each of the following, satisfactory in form and substance to Lessor:

(a)  CONSTITUTIONAL DOCUMENTS: a copy of the constitutional documents of Lessee;

(b) RESOLUTIONS: a copy of the resolution of the board of directors of Lessee (or committee of Lessee to which applicable authority has been delegated by the board of directors of Lessee) approving the terms of, and the transactions contemplated by, this Agreement, resolving that it enter into this Agreement and the other Operative Documents, and authorising a specified person or persons to execute this Agreement and the other Operative Documents and accept delivery of the Aircraft on its behalf;

(c) OPINION: evidence that an opinion substantially in the form of Schedule 9 will be issued on the Delivery Date by independent legal counsel acceptable to Lessor in the State of Registration, the Habitual Base and the State of Incorporation;

(d) APPROVALS: evidence of the issue of each approval, licence and consent which may be required in relation to, or in connection with the performance by Lessee of any of its obligations under this Agreement (including without limitation the remittance by Lessee to Lessor in Dollars of all amounts payable under this Agreement);

(e)  CONSENTS: [to be included as applicable];

(f) PROTECTION OF INTERESTS: evidence of any recordation or any other action with respect to Lessor's and Security Trustee's interest, as applicable, in the Aircraft, this Agreement and the Security Documents necessary or desirable to protect such interests on the State of Incorporation, State of Registration and the Habitual Base;

(g) IMPORT: evidence that any required import license, and all customs formalities, relating to the import of the Aircraft into the Habitual Base have been obtained or complied with, and that the import of the Aircraft into the Habitual Base is exempt from Taxes.

(h) LICENSES: copies of Lessee's air transport license, air operator's certificates and all other licenses, certificates and permits required by Lessee in relation to, or in connection with, the operation of the Aircraft;

(i)    CERTIFICATE: a form of certificate of a duly authorised officer of
       Lessee:

       (i) setting out a specimen of each signature of the authorised person or persons referred to in paragraph (b) above;

       (ii)  certifying that each copy of each document specified in this
             Schedule is correct, complete and in full force and effect;

       (iii) certifying that Lessee's representations and warranties in Schedule 2 are true and correct on the Delivery Date as if given on such date; and

       (iv) certifying that there has been no material change in Lessee's constitutional documents since originally delivered by Lessee to Lessor;

(j) [AIR TRAFFIC CONTROL: a letter from Lessee addressed to Eurocontrol and each other relevant air traffic control authority pursuant to which Lessee authorises the addressee to issue to Lessor, upon Lessor's request from time to time, a statement of account of all sums due by Lessee to the authority in respect of all aircraft (including the Aircraft) operated by Lessee. Lessor hereby undertakes that it will not present such letter to Eurocontrol unless (i) a Default shall have occurred and
       (ii) Lessor shall have demanded from Lessee that Lessee procure the aforementioned statement of account from Eurocontrol and Lessee shall not have procured the same within 48 hours following such demand;]1

(k) [DEREGISTRATION: an irrevocable power of attorney authorising Lessor or such other person as Lessor may from time to time specify to do any thing or act or to give any consent or approval which may be required to obtain deregistration of the Aircraft and to export the Aircraft from the Habitual Base upon termination of the leasing of the Aircraft under this Agreement, duly notarised and legalised;]1

(l) [Include fee/security deposit/guaranty/letter of credit provisions if applicable]

(m)    GENERAL: such other documents as Lessor may reasonably request;

1.2(a) FINAL DOCUMENTS: Lessor shall receive on or before the Delivery Date each of the following:


__________________

1 To be inserted only if applicable.

     (i) CERTIFICATE OF ACCEPTANCE: the Certificate of Acceptance, dated and fully completed by Lessor and Lessee, certifying that Lessee has completed its inspection of the Aircraft in accordance with Clause
            4.5 and that the Aircraft conforms to the provisions set forth therein, and is in all respects acceptable to Lessee, or if not so acceptable, then setting forth all discrepancies and corrective action to be taken;

     (ii) CORPORATE CERTIFICATE: the certificate referred to in Clause 1.1(i) of this Schedule, duly executed by an authorised officer of Lessee and dated the Delivery Date;

     (iii) OPINIONS: a signed original of each of the opinions referred to in Clause 1.1(i) of this Schedule, dated the Delivery Date;

     (iv) PAYMENTS: all sums due to Lessor under this Agreement on or before the Delivery Date including, without limitation, the first payment of Rent;

     (v) INSURANCES: certificates of insurance, an opinion and undertaking from Lessee's insurance broker and other evidence satisfactory to Lessor that Lessee is taking the required steps to ensure due compliance with the provisions of this Agreement as to Insurances with effect on and after the Delivery Date;

     (vi) ACCOUNTS: the latest available accounts of Lessee as described in Clause 8.2(b);

     (vii) AGREED MAINTENANCE PROGRAMME: such information and documents relating to the proposed Agreed Maintenance Programme as Lessor may reasonably require, and Lessor having approved in writing the Agreed Maintenance Programme, such approval not to be unreasonably withheld;

     (viii) FILINGS: evidence that on the Delivery Date all filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of this Agreement and to protect the property rights of Lessor as owner of the Aircraft and lessor thereof under this Agreement in the Aircraft, any Engine or any Part, and the applicable rights of Security Trustee; and

     (ix) [Include fee/security deposit/guaranty/letter of credit provision if applicable].

     (x)    GENERAL: such other documents as Lessor may reasonably request; and

       (xi) ACKNOWLEDGMENT OF ASSIGNMENTS: if applicable. an acknowledgment in the form set out in Part 2 of Schedule II relating to the notice of assignments set out in Part I of that Schedule.

(b) REPRESENTATIONS/WARRANTIES: the representations and warranties of Lessee in Schedule 2 shall be correct, and would be correct if repeated on Delivery; and

(C) NO DEFAULT: no Default shall have occurred and be continuing on Delivery or would result from the leasing of the Aircraft to Lessee under this Agreement.

                                   SCHEDULE 4

                            DESCRIPTION OF AIRCRAFT

AIRCRAFT

Manufacturer:

Model:

Serial Number:


ENGINES

Engine Type:

Serial Nos:

                                   SCHEDULE 5

                           CERTIFICATE OF ACCEPTANCE

This Certificate of Acceptance is delivered, on the date set out below by __________ ("Lesser"), to __________ ("Lessor"), pursuant to the Aircraft Lease Agreement dated __________, _____ between Lessor and Lessee (the "Agreement"). The capitalized terms used in this Certificate shall have the meaning given to such terms in the Agreement.

DETAILS OF ACCEPTANCE

1. Lessee hereby confirms to Lessor that Lessee has at [] o'clock on this __________ day of __________, _____, at __________, technically accepted the following, in accordance with the provisions of the Agreement:

(a)  __________ Aircraft, Manufacturer's Serial Number __________;

(b)  __________ Engines;

Engine Number          Manufacturer's Serial Number
1 __________; and
2 __________;

(c)  Fuel Status; Kilos __________; and

(d) Loose Equipment Check List: in accordance with the list signed by Lessor and Lessee and attached hereto.

(e)  Aircraft Documents: in accordance with the list signed by Lessor and

Lessee and attached hereto.

HOURS AND CYCLES DATA (AS OF DELIVERY DATE)

2.(a) AIRFRAME:

Number of Hours since last phase "D" Check (Heaviest Check): _____ hours "C" Check (or Equivalent):
Interval: __________
Time Since: __________

(b)  LANDING GEAR OVERHAUL:
Number of Cycles Since Last Overhaul:
Left Gear_________________________________cycles
Right Gear________________________________cycles
Nose Gear_________________________________cycles
Centre Gear_______________________________cycles
Interval: Left Gear_____________________________
Right Gear______________________________________
Nose Gear_______________________________________

(c)  ENGINES:
Number of Hours Since Last Performance Restoration Shop Visit:
S/N______:______ hours
S/N______:______ hours
Time Remaining to First Restriction:
Engine S/N:
Hours:___________ Restriction:__________
Cycles:__________ Restriction:__________
Engine S/N:
Hours:___________ Restriction:__________
Cycles:__________ Restriction:__________

(d)  AUXILIARY POWER UNIT:
Number of APU Hours Since Last Hot Section Restoration:
___________ hours     Date accomplished___________
Hot Section Restoration:
            Interval:_____________________________

(e)  TIME CONTROLLED COMPONENTS:
[See attached DUJX Report]
Interior Equipment:
Number of passenger Seats and Configuration:_______________________ Number of Galleys and Location:___________
Number of Lavatories and Location:___________
LOPA - Attached                   ___________
List of Loose Equipment on Board:

(g)  AVIONICS:
Description                 Model                 Part No.

[(h) VIDEO SYSTEM:
Projector________________________
Tape Reproducer__________________
System Control Unit______________
System Monitor___________________]

Acceptance:
3. Lessee hereby confirms that the Aircraft, Engines, Parts and Aircraft Documents are technically acceptable to it, and are in the condition for delivery and acceptance as required under the Agreement.

IN WITNESS WHEREOF, Lessee and Lessor have, by their duly authorized representative, executed this Certificate of Acceptance on the date in paragraphe 1 above.

LESSEE:
By:      __________________
Title:   __________________

LESSOR:
By:      __________________
Title:   __________________

                                   SCHEDULE 6

          [Maintenance Reserves/Fees/Security Deposit/Guaranty/Letter
                             of Credit Provisions]

[LESSEE PAYMENTS

1.1 In respect of each calendar month (or part thereof) during the Term, Lessee will pay to Lessor in accordance with Clause 5.3(a) the following Maintenance Reserves:

(a) Airframe: in respect of the Airframe, $___ for each Flight Hour opera-ted by the Aircraft during that calendar month ("AIRFRAME MAINTENANCE RESERVES");

(b) Engine Life-Limited Parts: in respect of the life-limited Parts for each Engine, $___ for each Flight Hour operated by the Engine during that calendar month ("ENGINE LLP MAINTENANCE RESERVES"); and

(c) Engines in respect of each Engine, $___ for each Engine Flight Hour (or fraction thereof) operated by that Engine during that calendar month ("ENGINE MAINTENANCE RESERVES").

RELEASE OF MAINTENANCE RESERVES

          Provided no Default has occurred and is continuing, Lessor will release the following amounts to Lessee from the Maintenance Reserves, upon receipt by Lessor, within six months after commencement of such maintenance and before the date falling one year following the Expiry Date, of an invoice and supporting documentation reasonably satisfactory to Lessor evidencing performance of the following work by the Agreed Maintenance Performer:

(a) AIRFRAME: With respect to the Airframe, the complication, in accordance with this Agreement, of those items of maintenance characterized by the Manufacturer's Maintenance Planning Document and best industry practice as "D" Check ("D CHECK AIRFRAME MAINTENANCE") and/or those structural inspection type items for Boeing 737 Aircraft, which have an inspection interval of at least 12,000 hours per the Boeing 737 structural inspection programme (but not including repairs arising as the result of accidents or incidents (whether or not eligible for recovery under Lessee's insurance), operational or maintenance mishandling or airworthiness directive work)(the "AIRFRAME MAINTENANCE"):

          (i) in respect of Airframe Maintenance the lesser of (i) the amount of that invoice and (ii) an amount equal to the aggregate of the Airframe Maintenance Reserves held by Lessor at the date of commencement of such work (such amount being hereinafter referred to as due "AVAILABLE AIRFRAME AMOUNT") less the aggregate amount previously paid by Lessor under this sub-clause or sub-clause
               (ii) before from the Available Airframe Amount; and

          (ii) In respect to D Check Maintenance an amount equal to the lesser of (x) $________, less the aggregate amount previously paid by Lessor under sub-clause (i) above and (y) the balance of the Available Airframe Amount after deduction of the aggregate amount previously paid by Lessor under sub-clause (i) above.

(b) ENGINE REFURBISHMENT: With respect to the Engine Refurbishment of any Engine, the performance, in accordance with this Agreement, of all shop visits (other than (i) repairs arising as a result of accidents or incidents (whether or not eligible for recovery under Lessee's insurance), foreign object damage or operational or maintenance mishandling, the lesser of (i) the amount of that invoice and (ii) an amount equal to the aggregate of the Engine Maintenance Reserves held by Lessor in respect of that Engine at the date of commencement of such work (such amount being hereinafter referred to as the "AVAILABLE ENGINE AMOUNT") less the aggregate amount previously paid by Lessor under this sub-clause from the Available Engine Amount.

(c) ENGINE LIFE LIMITED PARTS REPLACEMENT: With respect to the replacement of any Engine Life Limited Parts, the performance in accordance with this Agreement of the replacement of Engine Life Limited Parts (other than in connection with (i) repairs arising as a result of accidents or incidents (whether or not eligible for recovery under Lessee's insurance), foreign objects damage or operational or maintenance mishandling, the lesser of (i) the amount of that invoice and (ii) an amount equal to the aggregate of the Engine LCP Maintenance Reserves held by Lessor in respect of that Engine at the date of commencement of such work (such amount being hereinafter referred to as the "AVAILABLE ENGINE LLP AMOUNT") less the aggregate amount previously paid by Lessor under this sub-clause from the Available Engine LLP Amount.

MAINTENANCE RESERVES ON REDELIVERY

1.3 All sums remaining in the aforementioned Maintenance Reserves upon redelivery of the Aircraft hereunder shall be retained by Lessor and shall be deemed to be the property of Lessor provided that in the event Lessee fails to comply with its obligations under Schedule 7 and Lessor agrees to accept a cash payment in lieu of such compliance, Lessee may draw on the aforementioned funds in respect of such payments to the extent of the balance thereof.


   (Fee/Security Deposit/Guaranty/letter of Credit Provisions if applicable)

                                   SCHEDULE 7


                PROCEDURES AND OPERATING CONDITION AT REDELIVERY


On the Return Occasion the Aircraft will be redelivered to Lessor by Lessee in accordance with the procedures and in the condition set out below, subject to fair ordinary wear and tear of a kind and to an extent consistent with similar aircraft engaged in commercial airline operations.


FINAL INSPECTION

1.1 Immediately prior to the Return Occasion, Lessee will make the Aircraft available to Lessor for inspection ("FINAL INSPECTION") in order to verify that the condition of the Aircraft compiles with this Agreement. The Final Inspection will be long enough to permit Lessor to:

(a)       inspect the Aircraft Documents;

(b)       inspect the Aircraft and uninstalled Parts;

(c) inspect the Engines, including without limitation (i) a complete video borescope inspection of (A) the low pressure and high pressure compressors and (B) turbine area and (ii) engine condition runs;

(d) observe a two hour demonstration flight (with Lessor's representatives as on-board observers);

          PROVIDED THAT Lessor will make all reasonable efforts to accomplish the inspections contemplated by sub-paragraphs (b), (c) and (d) hereof within 48 hours.


GENERAL CONDITION

1.2       The Aircraft will:

(a)       be in good operating condition and be clean;

(b) have installed the full complement of equipment, parts, accessories, furnishings and loose equipment as when originally delivered to Lessee; and if either of the engines redelivered with the Aircraft is not one of the engines referred to in the Acceptance Certificate or a Replacement Engine installed pursuant to Clause 8.11(e) following an Engine Event of Loss, Lessor shall have no obligation to accept such engine unless Lessee furnishes to Lessor all the documents and evidence in respect of such engine specified in Clause 8.11(e), as if such engine were a Replacement Engine;

(c) have in existence a valid certificate of airworthiness (or if required by Lessor, a valid export certificate of airworthiness) with respect to the Aircraft issued by the Air Authority;

(d) comply with the manufacture's original specifications as at the Delivery Date as amended by subsequent agreed modifications;

(e) have undergone, immediately prior to redelivery, a "C" Check in block format so that all Airframe inspections falling due within the next following 3,000 Flight Hours and one year of operation in accordance with the Agreed Maintenance Programme, have been accomplished;

(g) have had accomplished all outstanding Airworthiness Directives affecting that model of Aircraft issued by the FAA which, if the Aircraft were registered with the FAA, would have to be complied with during the Term; for this purpose, compliance shall be by terminating action if:

          (i) Lessee has complied by terminating action for other aircraft of the same model and series then operated by Lessee; or

          (ii) the latest date permitted by such Airworthiness Directive for compliance by terminating action falls within 60 days after the Expiry Date;

(h) have installed all applicable vendor's and manufacturer's service bulletin kits received free of charge by Lessee that are appropriate for the Aircraft and, to the ____________ installed, those kits will be furnished free of charge to Lessor;

(i) be in such external livery as advised by Lessor, the cost of such painting not to exceed industry standards;

(j)       have all ______________________

(k) have no open, deferred, continued, carry over or placorded log book items.


COMPONENTS

1.3(a) Each Flight Hour and Cycle limited component (other than the APU) shall have not less than ______ Flight Hours/______ Cycles of life remaining to the next scheduled removal, in accordance with the Agreed Maintenance Programme and shall be supported by appropriate certification documentation indicating TSN, LSN, TSO and LSO such as JAR form I or FAA form 8130-I, as applicable;

(b) Each calendar-limited component including safety equipment will have not less than 12 months life remaining to the next scheduled removal in accordance with the Agreed Maintenance Programme;

(c) Each life-limited component will be supported by certification documentation necessary to demonstrate back-to-birth traceability;

(d) The APU shall be serviceable and will have not more than ______ running hours since the last hot section restoration;

(e) The Engines will have on an average not less than _____ Flight Hours and _____ Cycles, with no one Engine having less than _____ Flight Hours and _____ Cycles, expected life remaining to the next expected removal. The expected life remaining will be determined by the inspection and checks accomplished by Lessor in accordance with this Agreement;

(f) Each Engine will have no defect which places less that _____ Flight Hours and _____ Cycles of remaining life pursuant to Manufacturer's airworthiness requirements until removal; and

(g) Each Engine will be in a condition which can operate at maximum rated take-off power at sea level at a temperature of 34 Celsius degrees.


FUSELAGE, WINDOWS AND DOORS

1.4(a) The fuselage will be free of major dents and abrasions, loose or palled or missing rivets:

(b) Windows will be free of delamination, blemishes, crazing and will be properly sealed, within maintenance manual limits; and

(c) Doors will be free moving, correctly rigged and be fitted with serviceable seals.


WINGS AND _________________

1.5(a) Leading edges will be free from damage, within maintenance manual limits;

(b)       All control surfaces shall be waxed and polished; and

(c)       Wings shall be free of fuel leaks.


INTERIOR AND COCKPIT

1.6 Carpets and seat covers will be in good condition, clean and free of stains and meet FAR fire resistance regulations.


LANDING GEAR AND APU

1.7(a) The Landing Gear and wheel wells will be clean, free of leaks and repaired as necessary;

(b) Each installed Landing Gear shall have not less than _____ Flight Hours/ _____ Cycles and ___ months life remaining to the next scheduled removal in accordance with the Agreed Maintenance Programme; and

(c) The APU shall have just completed a borescope inspection and shall meet all air outputs and temperature limitations under load in accordance with the Agreed Maintenance Programme and the manufacturer's maintenance manual, and any defects discovered in such inspection which exceed the APU manufacturer's in service limits shall be corrected at Lessee's expense.


WHEELS AND BRAKES

1.8 The Landing Gear and wheel wells will be clean, free of leaks and repaired as necessary.


CORROSION

1.9(a) The Landing Gear and wheel wells will be clean, free of leaks and repaired as necessary.

(b) The entire fuselage will be substantially free from corrosion and will be adequately treated and a corrosion prevention programme approved by Lessor will be in operation; and

(c) Fuel tanks will be free from contamination and corrosion and a tank treatment programme will be in operation.


FUEL

1.10 At redelivery, Lessor will pay to Lessee or Lessee will pay to Lessor (as the case may require) a cash adjustment in respect of the difference in fuel on board at Delivery versus redelivery, at the then prevailing cost of fuel at the Redelivery Location.


MAINTENANCE PROGRAMME

1.11(a) Prior to the Return Occasion and upon Lessor's request, Lessee will provide Lessor or its agent reasonable access to the Agreed Maintenance Programme and the Aircraft Documents in order to facilitate the Aircraft's integration into any subsequent operator's fleet; and

(b) Lessee will, if requested by Lessor to do so, upon return of the Aircraft grant Lessor access to full details of the Agreed Maintenance Programme. Lessor agrees that it will not disclose the contents of the Agreed Maintenance Programme to any person or entity except to the extent necessary to monitor Lessee's compliance with this Agreement and/or to bridge the maintenance programme for the Aircraft from the Agreed Maintenance Programme to another programme after the Return Occasion.

                                   SCHEDULE 8

                             INSURANCE REQUIREMENTS

TYPES OF INSURANCE

1.1  The Insurances required to be maintained are as follow:

(a) HULL ALL RISKS of loss or damage whilst flying and on the ground with respect to the Aircraft on an agreed value basis for the Agreed Value and with a deductible not exceeding $__________, or such other amount agreed by Lessor from time to time;

(b) HULL WAR AND ALLIED PERILS, being such risks excluded from the Hull All Risks Policy to the fullest extent available from the leading intentional insurance markets, including confiscation and requisition by the State of Registration for the Agreed Value;

(c) ALL RISKS (including War and Allied Risk except when on the ground or in transit other than by air) property insurance on all Engines and Parts when not installed on the Aircraft on an "agreed value" basis for their full replacement value; and

(d) AIRCRAFT THIRD PARTY, PROPERTY DAMAGE, PASSENGER, BAGGAGE, CARGO AND MAIL AND AIRLINE GENERAL THIRD PARTY (including Products) LEGAL LIABILITY for a combined single limit (bodily injury/property damage) of an amount not less than the Minimum Liability Coverage for the time being for any one occurrence (but in respect of products and personal injury liability, this limit may be an aggregate limit for any and all losses occurring during the currency of the policy). War and Allied Risks are also to be covered under the policy to the fullest extent available from the leading international insurance markets.

TERMS OF HULL AND SPARES INSURANCE

1.2 All required hull and spares insurance, so far as it relates to the Aircraft, will:

(a) ADDITIONAL ASSUREDS: same Lessor, Security Trustee and their respective successors and assigns as additional assureds for their respective rights and interests:

(b) SETTLEMENT OF LOSSES: provide that any loss will be settled jointly with Lessor, and will be payable in Dollars to Lessor, or, if applicable, Security Trustee, for the account of all interests, except where the loss does not exceed the Damage Notification Threshold, and neither Lessor nor Security Trustee has notified the insurers to the contrary, in which case the loss will be settled with and paid to Lessee;

(c) NOTICE: include a notice and/or acknowledgement of assignment (relating to the assignment of Lessor's interest in the Insurances to the Security Trustee if applicable) in a form acceptable to Lessor;

(d) 50/50 PROVISION: if separate Hull "all risks" and "war risks" insurances are arranged, include a 50/50 provision in accordance with market practice (AVS. 10G is the current market language); and

(e) NO OPTION TO REPLACE: confirm that the insurers are not entitled to replace the Aircraft in the event of an insured Event of Loss.

TERMS AND LIABILITY INSURANCE

1.3       All required liability insurances will:

(a) ADDITIONAL ASSUREDS: include Lessor and each of the other Indemnitees, and their respective successors and assigns and their respective shareholders, subsidiaries, directors, officers, agents, employees and indemnitees, as additional insureds for their respective rights and interests, warranted, each as to itself only, no operational interest;

(b) SEVERABILITY: include a severability of interests clause which provides that the insurance, except for the limit liability, will operate to give each assured the same protection as if there was a separate policy issued to each assured; and

(c) PRIMARY POLICY: contain a provision confirming that the policy is primary without right of contribution and the liability of the insurers will not be affected by any other insurance of which Lessor, Security Trustee or any other Indemnitee or Lessee have the benefit so as to reduce the amount payable to the additional insureds under such policies.

TERMS OF ALL INSURANCES

1.4       All Insurances will:

(a) PRUDENT INDUSTRY PRACTICE: be in accordance with prudent industry practice of persons operating similar aircraft in similar circumstances;

(b) DOLLARS: provide cover denominated in Dollars and any other currencies which Lessor may reasonably require in relation to liability insurance;

(c) WORLDWIDE: operate on a worldwide basis subject to such limitations and exclusions as Lessor may agree;

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
(d) ACKNOWLEDGMENT: acknowledge the insurer is aware (and has seen a copy) of this Agreement and that the Aircraft is owned by Lessor, leased by Lessor and is subject to the interest of the Security Trustee as applicable and that, if applicable, including the Lessor's interest in the Insurances are subject to a security assignment in favour of the Security Trustee;

(e) BREACH OF WARRANTY: provide that, in relation to the interests of each of the additional assureds, the Insurances will not be invalidated by any act or omission by Lessee or any other person other than the respective additional assured seeking protection and shall insure the interests of each of the additional assureds regardless of any breach or violation by Lessee or any other person other than the respective additional assured seeking protection of any warranty, declaration or condition, contained in such Insurances.

(f) SUBROGATION: provide that the insurers will hold harmless and waive any rights of recourse against the additional assureds or to be subrogated to any rights or Lessor or Lessee;

(g) PREMIUMS: provide that the additional assureds will have no obligation or responsibility for the payment of any preniums due (but reserve the right to pay the same should any of them elect so to do) and that the insurers will not exercise any right to set-off or counter-claim in respect of any premium due against the respective interests of the additional assureds other than outstanding premiums relating to the Aircraft, any Engine or Part the subject of the relevant claim;

(h) CANCELLATION/CHANGE: provide that the Insurances will continue unaltered for the benefit of the additional assureds for at least 30 days after written notice by registered mail or telex of any cancellation, change, event of non-payment of premium or instalment thereof has been sent to Lessor, Babcock & Brown and Security Trustee, except in the case of war risks for which 7 days (or such lesser period as is or may be customarily available in respect of war risks or allied perils) will be given, or in the case of was between the 5 great powers or nuclear peril for which termination is automatic;

(i) REINSURANCES: if reinsurance is a requirement of this Agreement such reinsurance will:

          (aa) be on the same terms as the original insurances and will include the provisions of this Schedule,

          (bb) provide that notwithstanding any bankruptcy, insolvency, liquidation, dissolution or similar proceedings of or affecting the reinsured that the reinsurers' liability will be to make such payments as would have fallen due under the relevant policy of reinsurance if the reinsured had (immediately before such bankrupty, insolvency, liquidation, dissolution or similar proceedings) discharged its obligations in full under the original insurance policies in respect of which the then relevant policy of reinsurance has been effected; and

          (cc) contain a "cut-through" clause in the following form (or otherwise satisfactory to Lessor):

                    "The Reinsurers and the Reinsured hereby actually agree that in the event of any claim arising under the reinsurances in respect of a total loss or other claim where as provided by this Agreement dated [__________], _____ and made between [Lessor] and [Lessee] such claim is to be paid to the person named as sole loss payee under the primary insurances, the Reinsurers will in lieu of payment to the Reinsured, its successors in interest and assigns pay to the person named as sole loss payee under the primary insurances effected by the Reinsured that portion of any loss due for which the Reinsurers would otherwise be liable to pay the Reinsured (subject to proof of loss), it being understood and agreed that any such payment by the Reinsurers will (to the extent of such payment) fully discharge and release the Reinsurers from any and all further liability in connection therewith", subject to such provisions not contravening any Law of the State of Incorporation;

(j) INITIATING CLAIMS: contain a provision entitled Lessor or any insured party to initiate a claim under any policy in the event of the refusal or failure to Lessee to do so; and

(k) INDEMNITIES: accept and insure the indemnity provisions of this Agreement, to the extent of the risks covered by the policies.

DEDUCTIBLES

1.5 Lessee shall be responsible for any and all deductibles under the Insurances.

APPLICATION OF INSURANCE PROCEEDS

1.6 The Insurances will be endorsed to provide for payment of proceeds as follows:

(a) EVENT OF LOSS: all insurance payments received as the result of an Event of Loss occurring during the Term will be paid to Lessor, or, if applicable, Security Trustee, and Lessor, or, if applicable, Security Trustee will pay the balance of those amounts to Lessee after deduction of all amounts which may be or become payable by Lessee to Lessor under this Agreement and the Other Agreements (including under Clause 11.1(b));

(b) EXCEEDING DAMAGE NOTIFICATION THRESHOLD: all insurance proceeds of any property, damage or loss to the Aircraft, any Engine or any Part occurring during the Term not constituting an Event of Loss and in excess of the Damage Notification Threshold will be paid to Lessor and applied in payment (or to reimburse Lessee) for repairs or replacement property upon Lessor being satisfied that the repairs or replacement have been effected in accordance with this Agreement. Any balance remaining may be retained by Lessor;

(c) BELOW DAMAGE NOTIFICATION THRESHOLD: insurance proceeds in amounts below the Damage Notification Threshold may be paid by the insurer directly to Lessee;

(d) LIABILITY PROCEEDS: all insurance proceeds in respect of third party liability will, except to the extent paid by the insurers to the relevant third party, be paid to Lessor to be paid directly in satisfaction of the relevant liability or to Lessee in reimbursement of any payment so made; and

(e) DEFAULT: notwithstanding the foregoing paragraphs, if at the time of the payment of any such insurance proceeds a Default has occurred and is continuing, all such proceeds will be paid to or retained by Lessor to be applied toward payment of any amounts which may be or become payable by Lessee in such order as Lessor may elect.

To the extent that insurance proceeds are paid to Lessee, Lessee agrees to comply with the foregoing provisions and apply or pay over such proceeds as so required.

                                   SCHEDULE 9


                             FORM OF LEGAL OPINION


        [To be determined based on applicable lessee and jurisdictions].

                                  SCHEDULE 10

                               EVENTS OF DEFAULT


Each of the following events or conditions constitutes an Event of Default:

(a) NON-PAYMENT: Lessee fails to make any payment under this Agreement within __ days of the due date; or

(b)  INSURANCE: Lessee fails to comply with any provision of Clause 9 or
     Schedule 1, or any insurance required to be maintained under this Agreement is cancelled or terminated, or a notice of cancellation is given in respect of any such insurance; or

(c) BREACH: Lessee fails to comply with any other provision of this Agreement or any other Operative Document and, if such failure is in the reasonable opinion of Lessor capable of remedy, the failure continues for __ days after notice from Lessor to Lessee; or

(d) REPRESENTATION: any representation or warranty made (or deemed to be repeated) by Lessee in or pursuant to this Agreement or in any document or certificate or statement is or proves to have been incorrect in any material respect when made or deemed to be repeated; or

(e)  CROSS-DEFAULT:

     (i) any Financial Indebtedness of Lessee is not paid when due (subject to any applicable grace periods); or

     (ii) any such Financial Indebtedness becomes due or capable of being declared due prior to the date when it would otherwise have become due (subject to any applicable grace periods); or

     (iii) the security for any such Financial Indebtedness becomes enforceable (subject to any applicable grace periods; or

     (iv) any event of default or termination event, howsoever described, occurs under any Other Agreement or any lease, hire purchase, conditional sale or credit sale agreement of Lessee; or

(f)  APPROVALS:

     (i) any authorisation required by Lessee to obtain and transfer freely Dollars (or any other relevant currency) out of any relevant country; or

     (ii) any authorisation required by Lessee to authorise, or in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by Lessee of its obligations under this Agreement; or

     (iii) the registration of the Aircraft or the Aircraft's certificate of airworthiness; or

     (iv)   any airline license or air transport license required by Lessee;

     is modified in a manner which would have a material adverse effect on Lessee's ability to perform its obligations under this Agreement, and/or on Lessor's or Security Trustee's right, title and interest to and in the Aircraft and/or under this Agreement or is withheld, or is revoked, suspended, cancelled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force; or

(g)  INSOLVENCY:

     (i) Lessee is, or is deemed for the purposes of any relevant law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

     (ii) Lessee suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(h)  LIQUIDATION AND SIMILAR PROCEEDINGS:

     (i) a meeting of the shareholders or directors of Lessee is convened to consider a resolution to present an application for an administration order or any such resolution is passed; or

     (ii) any step (including petition proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of, or the rehabilitation, administration, custodianship, liquidation, or dissolution of Lessee or any other insolvency proceedings involving Lessee; or

     (iii) any order is made or resolution passed for any such composition, assignment, arrangement, rehabilitation, administration, custodianship, liquidation, dissolution or insolvency proceedings, or Lessee becomes subject to or enters into any of the foregoing; or

     (iv) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator, examiner or similar officer is appointed in respect of Lessee or any of its assets; or

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
(i)  RECEIVER:

     (i) an administrative or other receiver or manager is appointed in respect of Lessee or any part of its assets; or

     (ii)   Lessee requests any person to appoint such a receiver or manager; or

     (iii) any other steps are taken to enforce any Security Interest over all or any part of the assets of Lessee; or

     (iv) any attachment, sequestration, distress or execution affects any assets of Lessee and is not discharged within __ days; or

(j) OTHER JURISDICTION: there occurs in relation to Lessee any event anywhere which, in the reasonable opinion of Lessor, corresponds with any of those mentioned in paragraphs (g), (h) or (i) above; or

(k) SUSPENSION OF BUSINESS: Lessee suspends or ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

(l) DISPOSAL: Lessee disposes, conveys or transfers or threatens to dispose, convey or transfer of all or a material part of its assets, liquidates or dissolves or consolidates or merges with any other Person (whether by one or a series of transactions, related or not), subject to sub-paragraph
     (n), other than for the purpose of a reorganisation the terms of which have received the prior written approval of Lessor, such approval not to be unreasonably withheld; or

(m) RIGHTS AND REMEDIES: Lessee or any other Person claiming by or through Lessee challenges the existence, validity, enforceability or priority of the rights of Lessor as owner of the Aircraft or as lessor thereof under this Agreement or the rights of Security Trustee under the Security Documents; or

(n) CHANGE OF CONTROL: any single person, or group of persons acquire control of Lessee without the previous consent in writing of Lessor; or

(o) DELIVERY: Lessee fails to comply with its obligation under Clause 4 to accept delivery of the Aircraft; or

(p) (insert security deposit/guaranty/letter of credit provisions if applicable; or)

(q) REDELIVERY: Lessee fails to return the Aircraft to Lessor on the Expiry Date in accordance with Clause 12; or

(r) EUROCONTROL: Eurocontrol (or any authority on its behalf) or any other authority notifies Lessor that there are Eurocontrol charges or other navigation, landing, airport or similar charges due from Lessee, and such charges remain outstanding for a period of 30 days from the date of such notice; provided that (i) no Event of Default shall arise under this paragraph (u) for so long as such charges are being contested in good faith and by appropriate proceedings and such proceedings will not involve the detention, interference with use or operation or sale, forfeiture or loss of the Aircraft; and (ii) such 30 day period shall not apply if there is any risk of detention, interference with use or operation or sale, forfeiture or loss of the Aircraft; or

(s) ILLEGALITY: this Agreement or any other Operative Document is or becomes wholly or partly invalid, illegal or unenforceable other than as a result of an act on the part of Lessor.

                                  SCHEDULE 11

                                     Part 1

                              Notice of Assignment


From: (1)
      (2) ___________________ (The "Security Trustee")

To:


                                               (___________________, __________)

Dear Sirs:

We refer to the Aircraft Lease Agreement date [______________] between ________ and ________ (the "Lease") relating to one Boeing 737-____ aircraft with manufacturer's serial number ________ together with two installed General Electric CFM 56-3C1 engines with serial number ________ and ________ (the "Aircraft").

All terms defined in the Lease shall, unless the context otherwise requires, have the meaning herein.

We hereby give you notice that by an assignment dated _______________, ________ and made between ________ and the Security Trustee (the "Security
Assignment"), ________ has assigned to ________ by way of security all its right, title and interest in and to the Lease and including without limitation the Insurances.

Henceforth, all monies that may be payable by you under the Lease shall continue to be paid to the bank account specified in the Lease unless and until the Security Trustee otherwise directs, whereupon you are authorised and required to comply with the Security Trustee's directions.

By your signature on the enclosed Acknowledgement you acknowledge, that ________ has appointed Babcock & Brown Limited as its servicer, agent and attorney in respect of the Lease and the Aircraft and the servicing of both. Communications received by you from Babcock & Brown Limited in connection with the Lease and the Aircraft may and shall be relied upon (and complied with where the context calls for compliance) by you as if received from ________. You may rely on this notice of such appointment until notified in writing to the contrary by ________ or the Security Trustee.

This notice and the instructions herein contained are irrevocable. Please acknowledge receipt of this notice to ___________, Babcock & Brown Limited and the Security Trustee on the enclosed Acknowledgement, it being provided hereby that your signature on such Acknowledgement shall confirm your acknowledgement and agreement for the benefit of, Babcock & Brown Limited and the Security Trustee that neither Babcock & Brown Limited nor the Security Trustee shall be bound by, or have any liability to you for the performance of any of the obligations of ___________ under the Lease save and to the extent otherwise expressly agreed in writing by Babcock & Brown Limited and the Security Trustee with you and that ___________ shall not, nor shall have any authority to, agree to any termination of or amendment to the Lease without the prior written consent of Babcock & Brown Limited and the Security Trustee.

You are hereby authorised to assume the obligations expressed to be assumed by you under the enclosed Acknowledgement to the effect that, so far as the same would otherwise be incompatible with the Lease, your obligations to ___________ under the Lease shall be modified accordingly.

This Notice shall be goverment by and construed in accordance with ________ law.


Yours faithfully,




For and on behalf of




For and on behalf of

                                     PART 2

                                ACKNOWLEDGEMENT

From: ____________

To:   (1) __________ ("Security Trustee")
      (2) Babcock & Brown Limited
      (3)


                                                              [_________ , 1997]

Dear Sirs,

We acknowledge receipt of a Notice of Assignment dated [_________] (the "Assignment Notice") relating to an assignment between ________ and the Security Trustee (the "Security Assignment").

We acknowledge the effectiveness of the Security Assignment to confer on the Security Trustee all rights, title and interests of ________ under the Aircraft Lease Agreement dated [________] between ________ and ourselves (the "Lease") relating to one Boeing 737-______ aircraft with manufacturer's serial number ________ together with two installed General Electric CFM 56-3C1 engines (the "Aircraft").

In consideration of payment to us of US$1 we hereby agree as follows:

(1)  to comply with the provisions of the Assignment Notice;

(2) If the Security Trustee issues to us a notice (a "Relevant Notice") that its rights as assignee under the Security Assignment have become exercisable we agree that we shall thereafter (a) perform, observe and comply with all our other undertakings and obligations under the Lease in favour and for the benefit of the Security Trustee (as the case may be) as if the Security Trustee were named as lessor therein instead of ________; and (b) if the Security Trustee so requests, enter into a lease with the Security Trustee or its nominee at no cost to us, on the same terms (mutatis mutandis) as the Lease;

(3) If ________ is in breach of any of its obligations, express or implied, under the Lease, or if any event occurs which would permit us to terminate, cancel or surrender the Lease we will (a) immediately upon becoming aware of it, give the Security Trustee notice of such breach or event and
     (b) accept as adequate remedy for any such breach performance by the

     Security Trustee of such obligations within seven days of our written notice to the Security Trustee.

(4) We agree that after issue by the Security Trustee of any Relevant Notice, we shall not recognise the exercise by the Security Trustee of any of its rights and powers under the Lease unless and until requested to do so by the Security Trustee;

(5) We agree that the Security Trustee and Babcock & Brown Limited shall have the benefit of Clause 10 of the Lease (indemnity) and (as regards our payment obligations to the Security Trustee and Babcock & Brown Limited) Clause 5.12 (Net Lease) and agree that we are bound by the terms of such Clauses, as though the same were set out herein in full mutatis mutandis; and

(6) This acknowledgement shall be governed by and construed in accordance with _______ law.

Yours faithfully,

                                    CONTENTS


Clause                                                                   Page

                                                                    Exhibit A


Pro Forma Lease